     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 21, 1998


                                                      REGISTRATION NO. 333-40535
================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 5

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                                HAWK CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                         34-1608156                           3499
--------------------------------  --------------------------------  --------------------------------
(STATE OR OTHER JURISDICTION OF   (I.R.S. EMPLOYER IDENTIFICATION     (PRIMARY STANDARD INDUSTRIAL
 INCORPORATION OR ORGANIZATION)                 NO.)                    CLASSIFICATION CODE NO.)

                        200 PUBLIC SQUARE, SUITE 30-5000
                             CLEVELAND, OHIO 44114
                                 (216) 861-3553
--------------------------------------------------------------------------------
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               NORMAN C. HARBERT
                             CHAIRMAN OF THE BOARD
                        200 PUBLIC SQUARE, SUITE 30-5000
                             CLEVELAND, OHIO 44114
                                 (216) 861-3553
--------------------------------------------------------------------------------
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                With copies to:

               MARC C. KRANTZ, ESQ.                              GLENN E. MORRICAL, ESQ.
         KOHRMAN JACKSON & KRANTZ P.L.L.                            ARTER & HADDEN LLP
         ONE CLEVELAND CENTER, 20TH FLOOR                        1100 HUNTINGTON BUILDING
              1375 EAST NINTH STREET                                925 EUCLID AVENUE
              CLEVELAND, OHIO 44114                               CLEVELAND, OHIO 44115
                  (216) 736-7204                                      (216) 696-1100

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED APRIL 21, 1998


                                5,135,000 SHARES

LOGO
                                HAWK CORPORATION

                              CLASS A COMMON STOCK
                                ($.01 PAR VALUE)

     Of the 5,135,000 shares of Class A Common Stock offered hereby (the "Offering"), 3,500,000 shares are being sold by Hawk Corporation ("Hawk" or the "Company") and 1,635,000 shares are being sold by certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders except that if the Underwriters' over-allotment option is exercised certain of the Selling Stockholders will use a portion of the proceeds to prepay in part certain notes outstanding to the Company. See "Principal and Selling Stockholders" and "Certain Transactions -- Transactions Concurrent with the Offering."

     Upon completion of the Offering, certain directors and executive officers of the Company will beneficially own all of the outstanding shares of Series D Preferred Stock, par value $.01 per share, of the Company (the "Series D Preferred Stock"). For as long as certain conditions are met, the holders of the Series D Preferred Stock will be entitled to elect a majority of the members of the Board of Directors of the Company and to vote as a separate class on fundamental corporate transactions. Accordingly, the holders of the Series D Preferred Stock may thereby control and direct the policies of the Board of Directors and, in general, determine the outcome of various matters submitted to the stockholders for approval, including fundamental corporate transactions. See "Risk Factors -- Effective Voting Control by Existing Stockholders" and "Description of Capital Stock."

     Prior to the Offering, there has been no public market for the Company's Class A Common Stock. It is currently expected that the public offering price will be between $15.00 and $17.00 per share. See "Underwriting" for information relating to the method of determining the public offering price.

     The Class A Common Stock has been approved for listing on the New York Stock Exchange under the symbol "HWK."

     THE CLASS A COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

====================================================================================================================
                                                     UNDERWRITING                                    PROCEEDS
                                PRICE TO            DISCOUNTS AND           PROCEEDS TO             TO SELLING
                                 PUBLIC             COMMISSIONS(1)           COMPANY(2)            STOCKHOLDERS
--------------------------------------------------------------------------------------------------------------------
Per Share...............           $                      $                      $                      $
--------------------------------------------------------------------------------------------------------------------
Total(3)................           $                      $                      $                      $
====================================================================================================================

(1) See "Underwriting" for indemnification arrangements.


(2) Before deducting estimated expenses of $1,150,000 paid or payable by the Company.


(3) Certain of the Selling Stockholders have granted to the Underwriters a 30-day option to purchase up to an aggregate of 770,250 additional shares of Class A Common Stock on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If this option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Stockholders will be
    $          , $          , $          and $          , respectively. See
    "Underwriting."

     The shares of Class A Common Stock are being offered by the several Underwriters named herein, subject to prior sale and acceptance by the Underwriters and subject to their right to reject any order in whole or in part. It is expected that Class A Common Stock will be available for delivery on or
about                , 1998 at the offices of Schroder & Co. Inc., New York, New
York.
SCHRODER & CO. INC.

                                LEHMAN BROTHERS

                                                           MCDONALD & COMPANY
                                                            SECURITIES, INC.
                                          , 1998

LOGO

THE COMPANY DESIGNS, ENGINEERS, MANUFACTURES
AND MARKETS SPECIALIZED COMPONENTS, PRINCIPALLY
MADE FROM POWDER METALS, USED IN A WIDE VARIETY
OF AEROSPACE, INDUSTRIAL AND COMMERCIAL
APPLICATIONS.

                                               [PHOTOGRAPH OF FRICTION PRODUCTS]

                                                           Friction products for
                                                            brakes, clutches and
                                                                  transmissions.

[PHOTOGRAPH OF POWDER METAL COMPONENTS]

Powder metal
components for
a variety of industrial
applications.

                                        [PHOTOGRAPH OF DIE-CAST ALUMINUM ROTORS]

                                                        Die-cast aluminum rotors
                                                      for small electric motors.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK INCLUDING OVER-ALLOTMENTS, STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                    SUMMARY


     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Hawk is a holding company, the principal assets of which consist of the capital stock of its manufacturing subsidiaries, Friction Products Co. ("FPC"), S.K. Wellman Corp. ("SKW"), Helsel, Inc. ("Helsel"), Logan Metal Stampings, Inc. ("Logan"), Hutchinson Products Corporation ("Hutchinson") and Sinterloy Corporation ("Sinterloy"). Unless otherwise indicated, the information in this Prospectus (1) reflects a 3.2299-for-one split of each share of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), and Class B Non-Voting Common Stock, par value $.01 per share (the "Class B Common Stock," and together with the Class A Common Stock, the "Common Stock") that occurred in January 1998, (2) assumes the Company's replacement of its existing senior revolving credit facility with a new $50.0 million unsecured revolving credit facility (the "New Revolving Credit Facility"), the Company's entry into a new $35.0 million five year unsecured term loan facility (the "New Term Loan Facility") and the payment in full, together with accrued interest thereon, of the Company's $30.0 million aggregate principal amount of 12% senior subordinated notes (the "Senior Subordinated Notes") concurrently with the closing of the Offering (the "Senior Subordinated Note Redemption"), (3) assumes completion of the Preferred Stock Redemption, as described in this Prospectus, concurrently with the closing of the Offering, (4) assumes the Company's redemption of $35.0 million of its 10 1/4% Senior Notes due 2003 (the "Senior Note Redemption") as soon as practicable after the closing of the Offering, and (5) assumes no exercise of the Underwriters' over-allotment option.


                                  THE COMPANY

GENERAL


     Hawk designs, engineers, manufactures and markets specialized components, principally made from powder metals, used in a wide variety of aerospace, industrial and commercial applications. The Company believes it is a leading worldwide supplier of friction products for brakes, clutches and transmissions used in aerospace, industrial and specialty applications. Friction products represented 67.5% of Company sales in 1997 (62.4% in the first quarter of 1998). Hawk is also a leading supplier of powder metal components for industrial applications, including pump, motor and transmission elements, gears, pistons and anti-lock brake sensor rings. In addition, the Company designs and manufactures die-cast aluminum rotors for small electric motors used in appliances, business equipment and exhaust fans. The Company focuses on manufacturing products requiring sophisticated engineering and production techniques for applications in markets in which it has achieved a significant market share.


     Hawk believes it is the only independent supplier of original equipment and replacement friction materials to the manufacturers of braking systems for the Boeing 727, 737 and 757, the McDonnell Douglas DC-9, DC-10 and MD-80 and the Canadair CRJ aircraft. The Company believes it is also the largest supplier of friction materials to the general aviation (non-commercial, non-military) market, supplying friction materials for aircraft manufacturers such as Cessna, Lear, Gulfstream and Fokker. The Company believes that it is a leading supplier of friction materials to manufacturers of construction and agricultural equipment and truck clutches, including Caterpillar, John Deere, New Holland and Eaton. In addition, the Company is a major supplier of friction products for use in specialty applications, such as brakes for Harley-Davidson motorcycles, AM General Humvees and Bombardier, Polaris and Arctco ("Arctic Cat") snowmobiles.

     The Company's powder metal components are used primarily in industrial applications, often as lower cost replacements for parts manufactured by traditional forging, casting or stamping technologies. The Company targets three areas of the powder metal component marketplace: high precision components that are used in fluid power applications requiring tight tolerances; large structural powder metal parts used in construction, agricultural and truck applications; and smaller, high volume parts for which the Company can utilize its efficient pressing and sintering capabilities. The Company believes it is also the largest independent U.S. manufacturer of die-cast aluminum rotors for use in subfractional (less than 1/20 horsepower) electric motors.

     The Company believes that its diverse customer base and extensive sales to the aerospace and industrial aftermarkets reduce its exposure to economic fluctuations. The Company estimates that aftermarket sales of friction products have comprised approximately 50% of the Company's net friction product sales in recent years. The Company also believes that its principal tradenames are well-known in the domestic and international marketplace and are associated with quality and extensive customer support, including specialized product engineering and strong aftermarket service.


     Since its formation in 1989, Hawk has pursued a strategic growth plan by making complementary acquisitions and broadening its customer base. From 1994 through the 12 month period ended March 31, 1998, the Company's net sales and income from operations increased at a compound annual rate of 55.1% and 48.3%, respectively. The Company reported a loss before extraordinary item of $2.0 million in 1996, and may incur a net loss, after extraordinary charges, in the second quarter of 1998 as a result of the incurrence of non-recurring extraordinary charges of $3.6 million ($2.1 million after tax) in prepayment penalties and $1.7 million ($1.0 million after tax) as a result of the write-off of previously capitalized deferred financing costs, each arising from the Senior Note Redemption. For the first three months of 1998, the Company's net sales and income from operations increased 35.5% and 86.8%, respectively, compared to the corresponding period in 1997. Since 1994, sales growth has been primarily driven by the acquisitions of Helsel, SKW, Hutchinson and Sinterloy. These acquisitions more than tripled the net sales of the Company and, because the acquisitions were financed primarily with indebtedness, have caused the Company to become highly leveraged. As a result, the Company's interest expense grew at a compound annual rate of 68.8% from $3.3 million in 1994 to $15.7 million in 1997 pro forma for the Sinterloy acquisition. The Company's net sales, pro forma for all acquisitions, during the period from 1994 through the 12 month period ended March 31, 1998 grew internally at a compound annual rate of 11.7%.


BUSINESS STRATEGY

     The Company's business strategy includes the following principal elements:


          - Focus on High-Margin, Specialty Applications. The Company operates primarily in aerospace, industrial and commercial markets that require sophisticated engineering and production techniques. In developing new applications, as well as in evaluating acquisitions, the Company seeks to compete in markets requiring such engineering expertise and technical capability, rather than in markets in which the primary competitive factor is price. The Company believes margins for its products in these markets are higher than in other manufacturing markets that use standardized products. The Company's gross margins in 1996, 1997 and the first three months of 1998 were 25.9%, 28.6% and 32.4%, respectively.


          - New Product Introduction. A key part of the Company's strategy is the introduction of new products which incorporate improved performance characteristics or reduced costs in response to customer needs. Because friction products are the consumable, or wear, component of brake, clutch and transmission systems, the introduction of new friction products in conjunction with a new system provides the Company with the opportunity to supply the aftermarket for the life of the system. For example, the ability to service the aftermarket for a particular aircraft braking system will likely provide the Company with a stable market for its friction products for the life of an aircraft, which can be 30 years or more. The Company also seeks to grow by applying its existing products and technologies to new specialized applications where its products have a performance or technological advantage. For example, the Company recently developed a powder metal pump element for a customer's power steering unit that improved pumping efficiency and dependability while reducing noise and cost.

          - Pursuit of Strategic Acquisitions. Many of the markets in which the Company competes are fragmented, providing the Company with attractive acquisition opportunities. The Company will continue to seek to acquire complementary businesses with leading market positions that will enable it to expand its product offerings, technical capabilities and customer base. Historically, the

     Company has been able to achieve significant cost reductions through the integration of its acquisitions. For example, since the acquisition of SKW in 1995, the Company has consolidated SKW's headquarters facility and one of SKW's two U.S. manufacturing facilities into its existing facilities, resulting in $5.4 million of annualized cost savings.


          - Expanding International Sales. To take advantage of worldwide growth in its end user markets, the Company expanded its international presence through the acquisition of SKW in 1995, which resulted in the addition of manufacturing facilities in Italy and Canada and a worldwide distribution network. The Company continues to expand its European operations to meet strong demand in established markets throughout Europe. The Company also believes that further opportunities to expand sales exist in emerging economies. Sales from the Company's international facilities have grown from $8.1 million in the second half of 1995 following the acquisition of SKW to $21.0 million in 1997.


          - Leveraging Customer Relationships. The Company's engineers work closely with customers to develop and design new products and improve the performance of existing products. The Company believes that its commitment to quality, service and just-in-time delivery enables it to build and maintain strong and stable customer relationships. The Company believes that more than 80% of its sales are from products and materials for which it is the sole source provider for specific customer applications. Each of the Company's ten largest customers have been customers of the Company or its predecessors for more than ten years. The Company believes that strong relationships with its customers provide it with significant competitive advantages in obtaining and securing new business opportunities.

                            ------------------------

     Unless the context otherwise requires, the terms "Company" and "Hawk" as used in this Prospectus refer to Hawk Corporation, a Delaware corporation, its consolidated subsidiaries and its predecessors by merger. The Company's principal executive offices are located at 200 Public Square, Suite 30-5000, Cleveland, Ohio 44114, and its telephone number is (216) 861-3553.

     Hawk has applied for the registration of the Wellman Friction Products trademark. Velvetouch(R), Fibertuff(R), Feramic(R), Velvetouch Feramic(R), Velvetouch Ceramic(R), Velvetouch Organik(R) and Velvetouch Metalik(R) are registered trademarks of the Company, and Hawk Brake is a tradename of the Company. Trademarks and tradenames of corporations other than the Company are also referred to in this Prospectus.

                                  THE OFFERING

Class A Common Stock offered:
  By the Company.....................................    3,500,000 shares(1)
  By the Selling Stockholders........................    1,635,000 shares(1)(2)
          Total......................................    5,135,000 shares(1)
Class A Common Stock outstanding after the
  Offering...........................................    9,187,750 shares(1)(2)(3)
Class B Common Stock outstanding after the
  Offering...........................................    0 shares
Total Common Stock outstanding after the Offering....    9,187,750 shares(1)(2)(3)
Use of proceeds......................................    To effect the Senior Subordinated Note
                                                         Redemption, to effect the Senior Note
                                                         Redemption, to effect the Preferred Stock
                                                         Redemption and for working capital and
                                                         general corporate purposes.(4)
Proposed NYSE symbol.................................    HWK

---------------

(1) Does not include 770,250 shares that may be sold by certain of the Selling Stockholders pursuant to the Underwriters' over-allotment option. See "Principal and Selling Stockholders" and "Underwriting."

(2) The Company will not receive any proceeds from the sale of Class A Common Stock by the Selling Stockholders except that if the Underwriters' over-allotment option is exercised certain of the Selling Stockholders will use a portion of the proceeds to prepay in part certain notes outstanding to the Company. See "Principal and Selling Stockholders" and "Certain Transactions -- Transactions Concurrent with the Offering."

(3) Does not include 700,000 shares of Class A Common Stock reserved for issuance under the Company's 1997 Stock Option Plan (of which 310,000 shares will be reserved for options to be outstanding as of the closing of the Offering), or 31,250 shares of Class A Common Stock, based on an assumed public offering price of $16.00 per share, issuable upon conversion of 8.0% two-year notes that were issued by the Company in connection with the acquisition of Hutchinson. Up to $500,000 of the then-outstanding principal balance of the notes is convertible at the option of the holders thereof into shares of Class A Common Stock at the public offering price.

(4) Certain of the shares to be redeemed in the Preferred Stock Redemption are owned by directors and executive officers of the Company. See "Use of Proceeds" and "Certain Transactions -- Transactions Concurrent with the Offering."

            SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL
                               AND OPERATING DATA
                     (in thousands, except per share data)


                                                                                       THREE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                  MARCH 31,
                                        --------------------------------------------   ------------------
                                         1995       1996              1997              1997       1998
                                        -------   --------   -----------------------   -------    -------
                                                              ACTUAL    PRO FORMA(1)
                                                             --------   ------------
INCOME STATEMENT DATA:
Net sales.............................  $84,643   $123,997   $159,086     $167,709     $36,884    $49,978
Gross profit..........................   23,479     32,113     45,436       49,388      10,516     16,191
Plant consolidation expense (2).......       --      4,028         50           50          --         --
Income from operations................    9,980      9,811     22,073       25,134       5,133      9,589
Interest expense......................    7,323     11,270     15,307       15,707       3,679      3,824
Extraordinary item (3)................       --     (1,196)        --           --          --         --
Net income (loss).....................      762     (3,078)     2,874        4,507         898      3,313
Preferred stock dividend
  requirements........................     (326)      (226)      (320)        (320)        (80)       (80)
Net income (loss) attributable to
  common stockholders.................      436     (3,304)     2,554        4,187         818      3,233
Earnings (loss) per share:
  Basic earnings (loss) per share.....      .11       (.71)       .55          .90         .18        .69
  Diluted earnings (loss) per share...      .09       (.71)       .45          .74         .14        .57
Basic Weighted Average Shares.........    4,133      4,664      4,664        4,664       4,664      4,664
Diluted Weighted Average Shares.......    4,968      4,664      5,688        5,688       5,688      5,688
OTHER DATA:
Depreciation and amortization.........  $ 5,527   $  8,418   $ 10,497     $ 10,750     $ 2,427    $ 2,638
Capital expenditures (including
  capital leases).....................    3,781     10,294      9,643        9,940       1,194      3,658



                                                                       MARCH 31, 1998
                                                              --------------------------------
                                                                  ACTUAL        AS ADJUSTED(4)
                                                              --------------    --------------
BALANCE SHEET DATA:
  Cash and cash equivalents.................................     $  6,592          $ 21,872
  Working capital...........................................       30,500            45,780
  Total assets..............................................      180,846           194,426
  Total long-term debt......................................      131,175           103,987
  Detachable stock warrants, subject to put option (5)......        9,300                --
  Stockholders' equity......................................          804            53,628


---------------


(1) The pro forma income statement data and pro forma other data for the year ended December 31, 1997 include the historical operations of the Company and give effect to the Sinterloy acquisition as if it occurred as of January 1, 1997. This data should be read in conjunction with the more detailed information contained in the "Unaudited Pro Forma Consolidated Statements of Operations" and notes thereto included elsewhere in this Prospectus.


(2) Reflects charges in 1996 and 1997 relating primarily to the relocation of machinery and equipment.

(3) Reflects write-off of deferred financing costs, net of $798,000 in income taxes.


(4) As adjusted balance sheet data assume the sale by the Company of 3,500,000 shares of Class A Common Stock in the Offering as of March 31, 1998 and the application of net proceeds thereof as set forth under "Use of Proceeds," the exchange of the detachable warrants for 1,023,793 shares of Class B Common Stock, the Preferred Stock Redemption, the Senior Note Redemption and the Company's entry into the New Term Loan Facility.



(5) Effective June 30, 1995, the Company issued $30.0 million aggregate principal amount of 12% senior subordinated notes with detachable warrants that provide the holders the option to purchase 1,023,793 shares of the Company's Class B Common Stock at a nominal price. Beginning in the year 2001, the warrant holders have the right to put the warrants to the Company for cash, at prices based on the fair market value of the Company at the date of put, as determined by an independent third party. The warrant holders' put option is terminated upon the closing of an initial public offering. For financial reporting purposes, the carrying value of the warrants, including the put option (classified as detachable stock warrants, subject to put option, on the Company's balance sheet), was $9.3 million as of March 31, 1998, based on the estimated present value of the future fair market value of the Company.

                                  RISK FACTORS

     This Prospectus contains forward-looking statements that involve certain risks and uncertainties. Statements in this Prospectus regarding future financial performance and other statements containing the words "expect," "believe," "anticipate," "project," "estimate," "predict," "intend" and similar expressions are forward-looking statements. Actual results and events could differ materially from those anticipated in such forward-looking statements as a result of a variety of factors, including those set forth in the following risk factors and elsewhere in this Prospectus. Prospective investors should consider carefully the following factors, in addition to the other information contained in this Prospectus, prior to making an investment in the Class A Common Stock.


POTENTIAL LOSS IN SECOND QUARTER OF 1998; LOSS IN 1996



     The Company expects to incur non-recurring extraordinary charges of $3.6 million ($2.1 million after tax) in prepayment penalties and $1.7 million ($1.0 million after tax) as a result of the write-off of previously capitalized deferred financing costs, each arising from the Senior Note Redemption. The Company anticipates that the penalties and charges arising from the Senior Note Redemption may cause the Company to incur a net loss in the second quarter of 1998.



     In 1996, the Company incurred $4.0 million of non-recurring charges related to plant consolidation expenses and $2.0 million ($1.2 million after tax) of non-recurring extraordinary charges as a result of the write-off of previously capitalized deferred financing costs arising from the termination of a then-existing credit facility. In 1996, the Company reported a loss before extraordinary item of $2.0 million and a loss applicable to holders of the Company's common stock of $3.3 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."


SUBSTANTIAL LEVERAGE; NEW TERM LOAN FACILITY; SENIOR NOTE REDEMPTION


     The Company has, and following the Offering will continue to have, substantial indebtedness under the indenture ("Senior Note Indenture") relating to the Company's 10 1/4% Senior Notes due 2003 (the "Senior Notes"). In addition, the Company anticipates entering into the New Term Loan Facility concurrently with the closing of the Offering. Although the Company has entered into a commitment letter with a nationally-recognized bank with respect to the New Term Loan Facility, there is no assurance that the Company and the bank will enter into the New Term Loan Facility. The commitment letter is subject to customary terms and conditions, including the closing of the Offering and the use of the proceeds of the Offering to effect the Senior Note Redemption. Failure to enter into the New Term Loan Facility and to effect the Senior Subordinated Note Redemption will prohibit the Company from benefiting from the lower interest rate that the Company expects to be available initially on the New Term Loan Facility compared to the Senior Subordinated Notes. In the future, the Company may incur additional indebtedness under the New Revolving Credit Facility to be entered into concurrently with the Offering or under additional facilities for working capital and to finance the acquisition of additional businesses. None of the Senior Notes, New Term Loan Facility or New Revolving Credit Facility is or will be secured by any assets, stock or other collateral of the Company, except that all such indebtedness is or will be guaranteed by the Company's domestic subsidiaries. The Company's debt service requirements may reduce funds available for operations and future business opportunities and increase the Company's vulnerability to adverse general economic and industry conditions and competition.



     As of March 31, 1998, the Company had total long-term indebtedness, including current maturities, of $131.2 million. On an as adjusted basis, after giving effect to the Offering, the Company's total long-term indebtedness, including current maturities, as of March 31, 1998 would have been $104.0 million, and the Company's ratio of total long-term debt to total capitalization would have been 66.0%. The Company's ability to make scheduled payments of the principal of or interest on, or to refinance, its indebtedness and to make scheduled payments under its lease agreements depends on its future performance, which is subject to economic, financial, competitive and other factors beyond its control. Any default under the documents governing indebtedness of the Company could have a significant adverse effect on the market value of the Class A Common Stock. Certain of the Company's competitors currently operate on a less leveraged basis and may have greater operating and financing flexibility than the Company. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

ACQUISITION STRATEGY

     The Company expects to continue a strategy of identifying and acquiring complementary businesses. There is no assurance that the Company will continue to identify suitable new acquisition candidates, obtain financing necessary to complete such acquisitions, acquire businesses on satisfactory terms, enter into any definitive acquisition agreements or, if entered into, that future acquisitions will be successful or will achieve results comparable to the Company's existing business. The Company could incur substantial additional indebtedness in connection with its acquisition strategy. Any such additional indebtedness may reduce funds available for operations and future business opportunities and increase the Company's vulnerability to adverse general economic and industry conditions and competition. See "Business -- Business Strategy" and "Business -- Acquisitions."

FLUCTUATIONS IN QUARTERLY RESULTS


     The Company's results of operations are subject to fluctuations from quarter to quarter due to changes in demand for its products, changes in product mix and other factors. Demand for the Company's products in each of the geographic end markets it serves can vary significantly from quarter to quarter due to changes in demand for products that incorporate or utilize the Company's products and other factors beyond the Company's control, such as the high customer demand at Sinterloy in the first three months of 1997 and the first three months of 1998 compared to each of the last two quarters of 1997. In the third quarter, net sales of the Company's products are typically lower than the first two quarters because of planned production shut downs at the Company's Italian facility, and in the fourth quarter, net sales of the Company's products are typically lower than the first two quarters because of holiday-related manufacturing facility shut downs by the Company and certain of its customers. In addition, changes in product mix may cause margins to vary from quarter to quarter. Therefore, year-to-year comparisons of quarterly results may not be meaningful, and quarterly results during the year are not necessarily indicative of the results that may be expected for any future period or for the entire year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results of Operations."


COMPETITION

     The principal industries in which the Company competes are competitive and fragmented, with many small manufacturers and only a few manufacturers that generate sales in excess of $50 million. The larger competitors may have financial and other resources substantially greater than those of the Company. The Company competes for new business principally at the beginning of the development of new applications and at the redesign of existing applications by its customers. For example, new model development for the Company's aircraft braking system customers generally begins two to five years prior to full scale production of new braking systems. Product redesign initiatives by customers typically involve long lead times as well. Although the Company has been successful in the past in obtaining this new business, there is no assurance that the Company will continue to obtain such business in the future. The Company also competes with manufacturers using different technologies, such as carbon composite ("carbon-carbon") friction materials for aircraft braking systems. There is no assurance that competition from these technologies or others will not adversely affect the Company's business, financial condition and results of operations. See "Business -- Competition."

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS


     The Company has manufacturing facilities in Italy and Canada. As a percentage of total Company net sales, net sales from the Company's international facilities were 15.9% in 1996, 13.2% in 1997 and

11.5% in the three month period ended March 31, 1998. One of the elements of the Company's business strategy is its continued expansion into international markets. As a result, the Company is subject to certain risks inherent in conducting business internationally, including unexpected changes in regulatory requirements, export restrictions, currency controls, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political and economic instability, fluctuations in currency exchange rates, difficulty in accounts receivable collection and potentially adverse tax consequences. The Company is also subject to risks associated with the imposition of protective legislation and regulations, including those relating to import or export or otherwise resulting from trade or foreign policy. In addition, because of the Company's foreign operations, revenues and expenses are denominated in currencies other than U.S. dollars, including Italian lira and, to a lesser extent, Canadian dollars. Changes in exchange rates may have a significant effect on the Company's business, financial condition and results of operations. The Company does not currently participate in currency hedging transactions. However, as the Company's international operations expand, the Company may participate in such hedging transactions in the future. There is no assurance that one or more of the foregoing international operation risks will not have a material adverse effect on the Company's international operations, and, consequently, on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview," "Business -- Business Strategy" and Note N to the Company's Consolidated Financial Statements.


RELIANCE ON SIGNIFICANT CUSTOMERS


     The Company's sales to Aircraft Braking Systems represented approximately 10.4% of the Company's consolidated net sales in 1996 and approximately 8.6% of the Company's consolidated net sales in 1997. The Company's top five customers, including Aircraft Braking Systems, accounted for 40.1% of the Company's consolidated net sales in 1996 and 33.8% of the Company's consolidated net sales in 1997. Thus, a significant decrease or interruption in business from any of the Company's larger customers could have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Customers."


DEPENDENCE ON KEY PERSONNEL

     The Company's success depends to a significant extent upon the performance of its senior management team, including Norman C. Harbert, the Company's Chairman of the Board, Chief Executive Officer and President, and Ronald E. Weinberg, Vice-Chairman of the Board and Treasurer. Although the Company believes that its senior management team has significant depth, the loss of services of any of the Company's executive officers could have an adverse impact on the Company. The future success of the Company will depend in large part on its continued ability to attract and retain qualified engineers and other professionals, either through direct hiring or acquisition of other businesses employing such professionals. There is no assurance that the Company will be able to attract and retain such personnel. See "Management."

COLLECTIVE BARGAINING AGREEMENTS


     As of December 31, 1997, 49% of the Company's employees were represented by unions, including approximately 70 employees at Hutchinson who are covered under a collective bargaining agreement with the International Association of Machinists and Aerospace Workers that expires in June 1998, and approximately 185 employees at SKW's Orzinuovi, Italy plant who are represented by a national mechanics union under an agreement that expires in December 1999. Although the Company believes its relations with its union employees are good, there is no assurance that Hutchinson and SKW will be successful in negotiating new agreements with the unions representing their employees on terms favorable to the Company or can do so without experiencing work stoppages by some of their employees. Because of the importance of Hutchinson and SKW's Orzinuovi, Italy plant to the profitability of the

Company, any work stoppage could have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Employees."

SUPPLY AND PRICE OF RAW MATERIALS

     The principal raw materials used by the Company are copper, steel and iron powder and custom-fabricated cellulose sheet. The Company has no long-term supply agreements with any of its major suppliers. However, the Company has generally been able to obtain sufficient supplies of raw materials for its operations, and changes in prices of such supplies over the past few years have not had a significant effect on its operations. Although the Company believes that such raw materials are readily available from alternate sources, an interruption in the Company's supply of powder metal or cellulose sheet or a substantial increase in the price of any of these raw materials could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Suppliers and Raw Materials."

EFFECTIVE VOTING CONTROL BY EXISTING STOCKHOLDERS


     Upon the closing of the Offering, the Company's directors and executive officers will beneficially own an aggregate of approximately 40.2% of the outstanding shares of Class A Common Stock (approximately 35.3% if the Underwriters' over-allotment option is exercised in full) and 100% of the outstanding shares of the Company's Series D Preferred Stock, par value $.01 per share (the "Series D Preferred Stock"). Norman C. Harbert, Chairman of the Board, Chief Executive Officer, President and a Director of the Company, Ronald
E. Weinberg, Vice-Chairman of the Board, Treasurer and a Director of the Company, and Byron S. Krantz, Secretary and Director of the Company will beneficially own approximately 13.4%, 13.0% and 3.0%, respectively, of the outstanding shares of Class A Common Stock (approximately 12.7%, 12.4% and 3.0%, respectively, if the Underwriters' over-allotment option is exercised in full), and will beneficially own 45%, 45% and 10%, respectively, of the outstanding shares of Series D Preferred Stock, after the Offering. The Series D Preferred Stock is entitled to elect a majority of the members of the Board of Directors of the Company and to vote as a separate class on fundamental corporate transactions. Accordingly, if any two of these stockholders vote their shares of Series D Preferred Stock in the same manner, they will have sufficient voting power (without the consent of the Company's other holders of Class A Common Stock) to elect a majority of the members of the Board of Directors, to thereby control and direct the policies of the Board of Directors and, in general, to determine the outcome of various matters submitted to the stockholders for approval, including fundamental corporate transactions. In addition, Messrs. Harbert, Weinberg and Krantz have entered into an agreement regarding the election of the Company's Board of Directors. This agreement and the voting rights of the Series D Preferred Stock may render more difficult or tend to discourage mergers, acquisitions, tender offers or proxy contests, even when stockholders other than Messrs. Harbert, Weinberg and Krantz consider such a transaction to be in their best interests. See "Principal and Selling Stockholders," "Certain Transactions -- Transactions Concurrent with the Offering" and "Description of Capital Stock."


GOVERNMENT REGULATION


     The Company's sales to manufacturers of aircraft braking systems represented 20.8% of the Company's consolidated net sales in 1996, and 18.0% of the Company's consolidated net sales in 1997. Each aircraft braking system, including the friction products supplied by the Company, must meet stringent Federal Aviation Administration ("FAA") criteria and testing requirements. The Company has been able to meet these requirements in the past. However, there is no assurance that a review by the FAA of a braking system including the Company's materials will not result in determinations that could have a material adverse effect on the Company's business, financial condition and results of operations, nor can there be any assurance that the Company or its customers will be able to continue to meet FAA requirements in the future. See
"Business -- Government Regulation."

ENVIRONMENTAL, HEALTH AND SAFETY MATTERS



     Manufacturers such as the Company are subject to stringent environmental standards imposed by federal, state, local and foreign environmental and worker health and safety laws, regulations and ordinances, including those related to air emissions, wastewater discharges and chemical and hazardous waste management and disposal. Certain of these environmental laws hold owners or operators of land or businesses liable for their own and for previous owners' or operators' releases of hazardous or toxic substances, materials or wastes, pollutants or contaminants. Compliance with environmental laws also may require the acquisition of permits or other authorizations for certain activities and compliance with various standards or procedural requirements. The nature of the Company's operations, the long history of industrial uses at some of its current or former facilities, and the operations of predecessor owners or operators of certain of the businesses expose the Company to risk of liabilities or claims with respect to environmental and worker health and safety matters. The Company believes that it is in substantial compliance with all material environmental and worker health and safety laws applicable to its operations. There can be no assurance, however, that a review of the Company's past, present or future environmental or worker health and safety compliance by courts or regulatory authorities will not result in determinations that could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Environmental, Health and Safety Matters."


PRODUCT LIABILITY

     Manufacturers such as the Company are from time to time the subject of product liability claims. Although the Company maintains liability insurance coverage that it believes to be adequate, there can be no assurance that the Company will be able to maintain such coverage or obtain alternate coverage in the future at a reasonable cost, or that such coverage will be sufficient to satisfy future product liability claims. If the Company's insurance coverage is insufficient, such product liability claims, if successful, could have a material adverse effect on the Company's business, financial condition and results of operations.

INTELLECTUAL PROPERTY MATTERS

     The Company relies on a combination of internal procedures, confidentiality agreements, patents, trademarks and trade secrets law and common law, including the law of unfair competition, to protect its intellectual property. There is no assurance that the Company's intellectual property rights can be successfully asserted in the future or will not be invalidated, circumvented or challenged. In addition, the laws of certain foreign countries in which the Company's products may be sold do not protect the Company's intellectual property rights to the same extent as the laws of the United States. The failure or inability of the Company to protect its proprietary information could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Intellectual Property Matters."

ANTI-TAKEOVER EFFECT OF THE COMPANY'S GOVERNING DOCUMENTS

     Certain provisions of the Company's Second Amended and Restated Certificate of Incorporation and Amended and Restated By-laws may be deemed to have anti-takeover effects and may discourage, defer or prevent a change of control of the Company. These provisions (1) enable the holders of the Series D Preferred Stock to elect a majority of the Board of Directors, (2) provide that only the Board of Directors, the Chairman or Vice-Chairman of the Board or holders of at least 25% of the outstanding voting stock of the Company may call special meetings of the stockholders, (3) establish certain advance notice procedures for nomination of candidates for election as directors and for stockholder proposals to be considered at stockholders' meetings, (4) authorize preferred stock, the terms of which (including voting rights, if any) may be determined by the Board of Directors and which may be issued without stockholder approval and (5) prohibit action by stockholders other than at a meeting. See "Description of Capital Stock -- Anti-Takeover Effects of the Company's Governing Documents" and "Description of Capital Stock -- Preferred Stock."

     In addition, on November 13, 1997, the Board of Directors of the Company declared a dividend of one preferred share purchase right (a "Right") for each share of Common Stock outstanding at the close of business on January 16, 1998. A Right will also be attached, until it is redeemed or exchanged or expires, to each share of Common Stock subsequently issued (including the shares of Class A Common Stock offered hereby). The Rights will have certain anti-takeover effects. If triggered, the Rights would cause substantial dilution to a person or group of persons (other than certain exempt persons, which include Norman C. Harbert, Ronald E. Weinberg and any of their respective affiliates) that acquires more than 15% of the Class A Common Stock on terms not approved by the Board of Directors. The Rights could discourage or make more difficult a merger, tender offer or similar transaction. See "Description of Capital Stock -- Rights Agreement."

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of a substantial number of shares of Class A Common Stock in the public market following the Offering could adversely affect the market price for the Class A Common Stock. Upon the closing of the Offering, the Company will have 9,187,750 shares of Class A Common Stock outstanding. All of the Company's directors, executive officers and significant employees who held Class A Common Stock prior to the Offering and certain of the Selling Stockholders have agreed not to offer, sell or otherwise dispose of any shares of Class A Common Stock held by them until 180 days after the date of this Prospectus without the prior written consent of Schroder & Co. Inc. After such date, all 4,004,196 of such shares may be sold subject to the limitations of Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"). See "Shares Eligible for Future Sale."

LACK OF PRIOR PUBLIC MARKET


     Prior to the Offering, there has been no public market for the Company's Common Stock. The Class A Common Stock has been approved for listing on the New York Stock Exchange. However, there is no assurance as to the development or liquidity of any trading market for the Class A Common Stock or that the purchasers of the Class A Common Stock will be able to resell their shares at prices equal to or greater than the public offering price. The public offering price for the Class A Common Stock will be determined by negotiations between the Company and Schroder & Co. Inc., Lehman Brothers Inc. and McDonald & Company Securities, Inc., as representatives (the "Representatives") of the Underwriters. See "Underwriting" for a discussion of the factors to be considered in determining the public offering price of the shares of Class A Common Stock.


POSSIBLE VOLATILITY OF STOCK PRICE

     After completion of the Offering, the market price of the Class A Common Stock could be subject to significant fluctuations due to variations in the quarterly financial results of the Company and other factors, such as changes in earnings estimates by analysts, conditions in the overall economy and the financial markets, natural disasters and other developments affecting the Company and its competitors. In addition, the securities markets have recently experienced significant price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance, and these fluctuations may adversely affect the market price of the Class A Common Stock.

DILUTION


     Based on the March 31, 1998 financial statements of the Company, purchasers of the Class A Common Stock will experience immediate dilution of $16.05 in the net tangible book value per share of the Class A Common Stock, assuming a public offering price of $16.00 per share. See "Dilution."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of 3,500,000 shares of Class A Common Stock offered hereby (based on an assumed public offering price of $16.00 per share) are estimated to be $51.8 million after deduction of the estimated underwriting discounts and commissions and expenses of the Offering (but excluding $889,000 in expenses paid for professional services and other costs rendered in connection with the canceled public offering by the Company). The Company will not receive any proceeds from the sale of Class A Common Stock by the Selling Stockholders except that if the Underwriters' over-allotment option is exercised certain of the Selling Stockholders will use a portion of the proceeds to prepay in part certain notes outstanding to the Company. See "Certain Transactions -- Transactions Concurrent With the Offering."



     As part of its strategy of identifying and acquiring complementary businesses, the Company has from time to time engaged, and expects to engage in the future, in discussions relating to such potential acquisitions. There is no assurance that the Company will continue to identify suitable new acquisition candidates, obtain financing necessary to complete such acquisitions, acquire businesses on satisfactory terms or enter into any definitive acquisition agreements or, if entered into, that future acquisitions will be successful or will achieve results comparable to the Company's existing business. At this time, the Company has one outstanding non-binding letter of intent to acquire a manufacturer of small to medium sized powder metal components used primarily in the lawn and garden, home appliance and power hand tool markets. The Company believes that this acquisition will further diversify the Company's end markets and anticipates that it will close late in the second quarter of 1998. However, completion of the transaction is subject to due diligence and other customary conditions. There is no assurance that the transaction will be closed. The Company expects to finance the transaction from available cash and, if necessary, its revolving credit facilities.



     The following table sets forth the estimated sources and uses of the net proceeds to the Company from the sale of shares of Class A Common Stock in the Offering and the New Term Loan Facility, and the completion of the Senior Note Redemption, the Senior Subordinated Note Redemption and the Preferred Stock Redemption.



                                                     AMOUNT
                                                     ------
                                                 (in thousands)
SOURCES
The Offering........................................ $51,819
New Term Loan Facility(1)...........................  35,000
                                                     -------
          Total Sources............................. $86,819
                                                     =======
USES
Senior Note Redemption(2)........................... $36,794
Prepayment Premium for Senior Note Redemption(2)....   3,588
Senior Subordinated Note Redemption(3)..............  30,600
Preferred Stock Redemption(4):
  Series A Preferred Stock..........................   1,387
  Series B Preferred Stock..........................     356
  Series C Preferred Stock..........................       7
Working Capital and General Corporate Purposes(5)...  14,087
                                                     -------
          Total Uses................................ $86,819
                                                     =======

---------------

(1) See "Capitalization" for a description of the New Term Loan Facility.

(2) The Senior Notes bear interest at the rate of 10 1/4% per annum. The Company anticipates that it will effect the Senior Note Redemption, in accordance with the terms of the Senior Note Indenture, as

                                     (footnotes continued on the following page)
    soon as practicable after the closing of the Offering. Under the Senior Note Redemption, $35.0 million in principal amount of the Senior Notes, plus accrued and unpaid interest (assuming a redemption date of May 29, 1998), will be redeemed. At the time of the Senior Note Redemption, the Company expects to incur non-recurring extraordinary charges of $3.6 million in prepayment penalties and $1.7 million as a result of the write-off of previously capitalized deferred financing costs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."



(3) Represents payment in full of the Senior Subordinated Notes, together with accrued and unpaid interest thereon (assuming a payment date of May 29, 1998). Principal payments on the Senior Subordinated Notes are due in equal installments of $10.0 million on January 31, 2004 and June 30, 2004 and 2005. Interest on the Senior Subordinated Notes is payable quarterly at 12.0% per annum.



(4) Represents the redemption (the "Preferred Stock Redemption") of all 1,375 outstanding shares of the Company's Series A Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), of 351 of the outstanding shares of the Company's Series B Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"), and of seven of the outstanding shares of the Company's Series C Preferred Stock, par value $.01 per share (the "Series C Preferred Stock"), in each case at a redemption price equal to the price paid per share together with accrued and unpaid dividends thereon (assuming a redemption date of May 29, 1998). Certain of the shares of Series A, Series B and Series C Preferred Stock to be redeemed in the Preferred Stock Redemption are owned by directors and executive officers of the Company as follows: (1) the Series A Preferred Stock owned by Clanco Partners I, of which William J. O'Neill, Jr. is the managing partner, Clanco Family Partners, L.P. ("Clanco FLP"), of which Mr. O'Neill is a director of its general partner, and Dorothy K. O'Neill Revocable Trust, of which Mr. O'Neill is a co-trustee, will be redeemed; (2) the Series B Preferred Stock owned by Clanco FLP, Jeffrey H. Berlin, Douglas D. Wilson and Thomas A. Gilbride will be redeemed; and (3) the Series C Preferred Stock owned by Clanco Partners I, Mr. Wilson and Dan T. Moore, III, and certain fractional shares of Series C Preferred Stock owned by Norman C. Harbert, Ronald E. Weinberg, Byron S. Krantz and their respective affiliates, will be redeemed. See "Certain Transactions -- Transactions Concurrent with the Offering."


(5) Pending use of these remaining proceeds, the Company will invest them in money market funds or other short-term interest bearing securities.

                                DIVIDEND POLICY

     The Company has never declared or paid cash dividends on the Class A Common Stock. The Company currently intends to retain earnings, if any, to finance the growth and development of its business and does not anticipate paying any cash dividends in the foreseeable future. Any future dividends will depend on the earnings, capital requirements and financial condition of the Company, and on such other factors as the Company's Board of Directors may consider relevant. In addition, the New Revolving Credit Facility, New Term Loan Facility and the Senior Note Indenture prohibit or will prohibit the payment of cash dividends on the Class A Common Stock except upon compliance with certain conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION


     The following table sets forth the consolidated capitalization of the Company at March 31, 1998, as adjusted to reflect (1) the sale of 3,500,000 shares of Class A Common Stock offered by the Company hereby (at an assumed public offering price of $16.00 per share) and the application of the net proceeds therefrom as described under "Use of Proceeds," (2) the exercise of warrants to purchase 1,023,793 shares of Class B Common Stock (which will be automatically converted on a one-for-one basis into shares of Class A Common Stock upon the sale by certain of the Selling Stockholders in the Offering), (3) the replacement of the Company's existing senior revolving credit facility (the "Old Revolving Credit Facility") with the New Revolving Credit Facility, and (4) the Company's entry into the New Term Loan Facility. This table should be read in conjunction with the historical consolidated financial statements of the Company and the notes thereto, included elsewhere in this Prospectus.



                                                                  MARCH 31, 1998
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                  (in thousands)
Long-term debt (including current portion)
  Old Revolving Credit Facility(1)..........................        --          --
  New Revolving Credit Facility(2)..........................        --          --
  Senior Notes(3)...........................................  $100,000    $ 65,000
  New Term Loan Facility(2).................................        --      35,000
  Senior Subordinated Notes(4)..............................  27,188..          --
  Hutchinson acquisition notes..............................       500         500
  Other obligations.........................................     3,487       3,487
                                                              --------    --------
     Total long-term debt...................................  $131,175    $103,987
                                                              ========    ========
Detachable stock warrants, subject to put option(4).........  $  9,300    $     --
                                                              --------    --------
Stockholders' equity
  Series A Preferred Stock, $.01 par value: authorized:
     2,625 shares; issued and outstanding: 1,375 shares,
     $1,375,000 aggregate liquidation value (actual); issued
     and outstanding: none (as adjusted); Series B Preferred
     Stock, $.01 par value: authorized: 702 shares; issued
     and outstanding: 702 shares, $702,000 aggregate
     liquidation value (actual); issued and outstanding:
     none (as adjusted); and Series C Preferred Stock, $.01
     par value: authorized: 1,189 shares; issued and
     outstanding: 1,189 shares, $1,189,000 aggregate
     liquidation value (actual); issued and outstanding:
     none (as adjusted).....................................  $      1          --
  Series D Preferred Stock, $.01 par value: authorized:
     1,530 shares; issued and outstanding: none (actual);
     issued and outstanding: 1,530 shares, $1,530,000
     aggregate liquidation value (as adjusted)..............        --    $      1
  Series E Preferred Stock, $.01 par value: authorized:
     100,000 shares; issued and outstanding: none (actual
     and as adjusted).......................................        --          --
  Class A Common Stock, $.01 par value: authorized:
     75,000,000 shares; issued and outstanding: 4,663,957
     shares (actual); issued and outstanding: 9,187,750
     shares (as adjusted)(5)................................        47          92
  Class B Common Stock, $.01 par value: authorized:
     10,000,000 shares; issued and outstanding: none (actual
     and as adjusted).......................................        --          --
  Additional paid-in capital................................     1,931      51,950
  Retained earnings.........................................       113       2,873
  Accumulated other comprehensive income....................    (1,288)     (1,288)
                                                              --------    --------
     Total stockholders' equity.............................       804      53,628
                                                              --------    --------
          Total capitalization..............................  $141,279    $157,615
                                                              ========    ========


                                               (footnotes on the following page)

---------------

(1) Borrowings of up to the lesser of (1) $25.0 million, or (2) the sum of 85.0% of eligible accounts receivable and 60.0% of eligible inventory, under the Old Revolving Credit Facility were available at LIBOR plus 2.25% per annum or, at the Company's option, a variable rate based on the lending bank's prime rate plus 1.0% per annum, for working capital and general corporate purposes. Amounts outstanding under the Old Revolving Credit Facility are due November 27, 1999. The Old Revolving Credit Facility was secured by substantially all of the accounts receivable, inventory and intangibles of the Company and its domestic subsidiaries. The Old Revolving Credit Facility will be terminated at the closing of the Offering.

(2) Concurrently with the closing of the Offering, the Company expects to enter into the New Revolving Credit Facility and the New Term Loan Facility. Amounts outstanding under each facility will be due five years from the closing date, and will bear interest at a variable rate based on the Eurodollar Rate plus 0.75% per annum or, at the Company's option, a variable rate based on either the lending bank's prime rate or the federal funds rate plus 0.5% per annum, with both rates subject to increase in the event the Company does not meet certain debt to earnings before interest, taxes, depreciation and amortization ("EBITDA") ratios. The New Revolving Credit Facility and the New Term Loan Facility will be unsecured, will be guaranteed by the Company's domestic subsidiaries and will be used for working capital and general corporate purposes. The New Revolving Credit Facility will not be subject to a borrowing base formula. The commitment fee on the unused portion of the New Revolving Credit Facility is 0.25% per annum of such unused portion, which fee is subject to increase in the event the Company does not meet the debt to EBITDA ratios.


(3) The Company anticipates that it will effect the Senior Note Redemption, in accordance with the terms of the Senior Note Indenture, as soon as practicable after the closing of the Offering. Under the Senior Note Redemption, $35.0 million in principal amount of the Senior Notes will be redeemed. At the time of the Senior Note Redemption, the Company expects to incur non-recurring extraordinary charges of $3.6 million ($2.1 million after tax) in prepayment penalties and $1.7 million ($1.0 million after tax) as a result of the write-off of previously capitalized deferred financing costs, which are reflected in adjusted retained earnings. See "Management's Discussion and Analysis of Financial Condition and Results of
    Operations -- Overview."



(4) Effective June 30, 1995, the Company issued $30.0 million aggregate principal amount of Senior Subordinated Notes with detachable warrants that provide the holders the option to purchase 1,023,793 shares of the Company's Class B Common Stock at a nominal price. Beginning in the year 2001, the warrant holders have the right to put the warrants back to the Company for cash, at prices based on the fair market value of the Company at the date of put, as determined by an independent third party. The warrant holders' put option is terminated upon the closing of an initial public offering. For financial reporting purposes, at June 30, 1995, the fair value of the warrants, including the put option, was estimated to be $4.6 million and classified as detachable stock warrants, subject to put option, on the Company's balance sheet. The resulting discount is being amortized over the life of the debt as non-cash, imputed interest. This discount is based on an effective interest rate of 14.2%. The unamortized discount at March 31, 1998 was $2.8 million. Adjustments to the carrying value of the detachable stock warrants are determined by management based on the estimated present value of the future fair market value of the Company. The carrying value of the warrants, including the put option, was $9.3 million as of March 31, 1998.


(5) Does not include 700,000 shares of Class A Common Stock reserved for issuance under the Company's 1997 Stock Option Plan (of which 310,000 shares will be reserved for options to be outstanding as of the closing of the Offering), or 31,250 shares of Class A Common Stock, based on an assumed public offering price of $16.00 per share, issuable upon conversion of 8.0% two-year notes that were issued by the Company in connection with the acquisition of Hutchinson. Up to $500,000 of the then-outstanding principal balance is convertible at the option of the holders thereof into shares of Class A Common Stock at the public offering price.

                                    DILUTION


     At March 31, 1998, the deficit in the Company's pro forma net tangible book value as adjusted to give effect to the exchange of the detachable warrants, the Preferred Stock Redemption, the Senior Note Redemption and the Senior Subordinated Note Redemption would have been $53.0 million or $9.31 per share of Class A Common Stock. Pro forma net tangible book value per share before the Offering represents the Company's tangible assets less total liabilities divided by the number of shares of Class A Common Stock, assuming the occurrence of the foregoing transactions. After giving effect to the sale by the Company of the 3,500,000 shares of Class A Common Stock offered hereby (at an assumed public offering price of $16.00 per share of Class A Common Stock) and after deduction of underwriting discounts and commissions and estimated Offering expenses, the pro forma deficit in net tangible book value of the Company at March 31, 1998 would have been $0.5 million, or $0.05 per share of Class A Common Stock. This represents an immediate increase in net tangible book value of $9.26 per share of Class A Common Stock to existing stockholders and an immediate dilution of $16.05 per share of Class A Common Stock to new purchasers. The following table illustrates this dilution per share of Class A Common Stock:



Assumed public offering price per share of Class A Common
  Stock.....................................................             $16.00
  Pro forma net tangible book value (deficit) per share of
     Class A Common Stock as of March 31, 1998 before the
     Offering(1)............................................  $ (9.31)
  Increase per share of Class A Common Stock attributable to
     the sale of Class A Common Stock in the Offering.......     9.26
                                                              -------
Pro forma net tangible book value (deficit) per share of
  Class A Common Stock after giving effect to the
  Offering(1)...............................................              (0.05)
                                                                         ------
Dilution per share of Class A Common Stock to new
  purchasers(1).............................................             $16.05
                                                                         ======



     The following table summarizes, on a pro forma basis as of March 31, 1998, the difference between the number of shares of Class A Common Stock purchased from the Company, the aggregate consideration paid and the average price per share of Class A Common Stock paid by existing stockholders and by new purchasers who purchase Class A Common Stock in the Offering (based upon an assumed public offering price of $16.00 per share of Class A Common Stock), without giving effect to estimated underwriting, discounts and commissions and expenses of the Offering:


                              SHARES PURCHASED       TOTAL CONSIDERATION       AVERAGE
                            --------------------    ----------------------    PRICE PER
                             NUMBER      PERCENT      AMOUNT       PERCENT      SHARE
                            ---------    -------    -----------    -------    ---------
Existing
  stockholders(1).........  5,687,750      61.9%    $ 1,442,000       2.6%    $   0.25
New purchasers............  3,500,000      38.1%    $56,000,000      97.4%    $  16.00
          Total(1)........  9,187,750     100.0%    $57,442,000     100.0%

---------------

(1) Does not include 700,000 shares of Class A Common Stock reserved for issuance under the Company's 1997 Stock Option Plan (of which 310,000 shares will be reserved for options to be outstanding as of the closing of the Offering). See "Management -- Stock Option Plan." Also does not include 31,250 shares of Class A Common Stock, based on an assumed public offering price of $16.00 per share, issuable upon conversion of 8.0% two-year notes that were issued by the Company in connection with the acquisition of Hutchinson. Up to $500,000 of the then-outstanding principal balance is convertible at the option of the holders thereof into shares of Class A Common Stock at the public offering price.

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS


     The unaudited pro forma consolidated statements of operations of the Company for the year ended December 31, 1997 include the historical operations of the Company and give effect to the Sinterloy acquisition in August 1997 as if it occurred as of January 1, 1997. The unaudited pro forma consolidated statements of operations have been prepared by the Company's management. The information is not designed to represent and does not represent what the Company's results of operations actually would have been had the Sinterloy transaction been completed as of January 1, 1997, or to project the Company's results of operations for any future period. The pro forma adjustments are based on available information and certain assumptions that the Company currently believes are reasonable under the circumstances. The unaudited pro forma consolidated statements of operations should be read in conjunction with the more detailed information contained in the historical consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS


                          YEAR ENDED DECEMBER 31, 1997



                     (in thousands, except per share data)



                                                HISTORICAL
                                                   HAWK        SINTERLOY      ADJUSTMENTS
                                                CORPORATION   ACQUISITION   FOR ACQUISITION    PRO FORMA
                                                -----------   -----------   ----------------   ----------
Net sales.....................................  $  159,086      $8,623               --        $  167,709
Cost of sales.................................     113,650       4,671               --           118,321
                                                ----------      ------          -------        ----------
Gross profit..................................      45,436       3,952               --            49,388
Expenses:
  Selling, technical, and administrative
    expenses..................................      19,375         643          $     9(1)         20,027
  Amortization of intangibles.................       3,938          --              239(2)          4,177
  Plant consolidation expenses................          50          --               --                50
                                                ----------      ------          -------        ----------
  Total expenses..............................      23,363         643              248            24,254
                                                ----------      ------          -------        ----------
Income from operations........................      22,073       3,309             (248)           25,134
Interest expense..............................      15,307          --              400(3)         15,707
Expenses from canceled public offering........         889          --               --               889
Other income, net.............................        (676)        (61)              --              (737)
                                                ----------      ------          -------        ----------
Income before income taxes....................       6,553       3,370             (648)            9,275
Income taxes..................................       3,679          --            1,089(4)          4,768
                                                ----------      ------          -------        ----------
Net income....................................  $    2,874      $3,370          $(1,737)       $    4,507
                                                ==========      ======          =======        ==========
Preferred stock dividend requirements.........  $     (320)                                    $     (320)
                                                ==========                                     ==========
Net income applicable to common
  stockholders................................  $    2,554                                     $    4,187
                                                ==========                                     ==========
Basic earnings per share......................         .55                                            .90
                                                ==========                                     ==========
Diluted earnings per share....................         .45                                            .74
                                                ==========                                     ==========
Basic Weighted Average Shares.................       4,664                                          4,664
                                                ==========                                     ==========
Diluted Weighted Average Shares...............       5,688                                          5,688
                                                ==========                                     ==========


---------------


(1) Represents incremental depreciation expense due to the write-up of plant, property and equipment to fair market value under the purchase method of accounting in the acquisition of Sinterloy.



(2) Represents incremental amortization due to an increase in intangible assets from applying the purchase method of accounting in the acquisition of Sinterloy. Intangible assets include goodwill that is amortized over 30 years.



(3) Represents the net adjustment to interest expense, assuming an interest rate of 10.25%, based on the imputed funding required to effect the acquisition of Sinterloy.



(4) Represents income taxes that would have been incurred had Sinterloy been included in the Company's consolidated group for tax reporting purposes.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)


     The selected consolidated financial data presented below under the captions "Income Statement Data," "Other Data" and "Balance Sheet Data" as of and for each of the five years ended December 31, 1993, 1994, 1995, 1996 and 1997 have been derived from the audited consolidated financial statements of the Company. The selected consolidated financial data as of and for the three months ended March 31, 1997 and 1998 have been derived from the unaudited consolidated financial statements of the Company, which have been prepared by management on the same basis as the audited consolidated financial statements of the Company, and, in the opinion of management of the Company, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of such data for such periods and as of such dates. Operating results for the three month period ended March 31, 1998 are not necessarily indicative of the results that may be expected for any other interim period or the full year. The acquisitions of Helsel, SKW, Hutchinson and Sinterloy occurred in June 1994, June 1995, January 1997 and August 1997, respectively. This data should be read in conjunction with the more detailed information contained in the consolidated financial statements and notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this Prospectus.



                                                                                                               THREE MONTHS
                                                                                                                   ENDED
                                                            YEAR ENDED DECEMBER 31,                              MARCH 31,
                                         --------------------------------------------------------------   -----------------------
                                            1993         1994         1995         1996         1997         1997         1998
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
INCOME STATEMENT DATA:
Net sales..............................  $   28,417   $   41,395   $   84,643   $  123,997   $  159,086   $   36,884   $   49,978
Cost of sales..........................      16,834       26,771       61,164       91,884      113,650       26,368       33,787
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Gross profit.........................      11,583       14,624       23,479       32,113       45,436       10,516       16,191
Selling, technical and administrative
  expenses.............................       4,833        6,294       11,575       15,468       19,375        4,554        5,703
Amortization of intangibles............         954          954        1,924        2,806        3,938          829          899
Plant consolidation expense(1).........          --           --           --        4,028           50           --           --
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Income from operations...............       5,796        7,376        9,980        9,811       22,073        5,133        9,589
Interest expense.......................       2,654        3,267        7,323       11,270       15,307        3,679        3,824
Expenses from canceled public
  offering.............................                                                             889
Other expense (income), net............          --         (234)        (130)        (366)        (676)        (250)           4
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Income (loss) before income taxes,
    minority interest, extraordinary
    item and cumulative effect of
    change in accounting principle.....       3,142        4,343        2,787       (1,093)       6,553        1,704        5,761
Income taxes...........................       1,716        1,845        1,593          789        3,679          806        2,448
Minority interest......................          --          211          432           --           --           --           --
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Income (loss) before extraordinary
    item and cumulative effect of
    change in accounting principle.....       1,426        2,287          762       (1,882)       2,874          898        3,313
Extraordinary item(2)..................          --           --           --       (1,196)          --           --           --
Cumulative effect of change in
  accounting for income taxes..........         284           --           --           --           --           --           --
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net income (loss)....................  $    1,142   $    2,287   $      762   $   (3,078)  $    2,874   $      898   $    3,313
                                         ==========   ==========   ==========   ==========   ==========   ==========   ==========
Preferred stock dividend
  requirements.........................  $     (263)  $     (294)  $     (326)  $     (226)  $     (320)  $      (80)  $      (80)
  Income (loss) before extraordinary
    item applicable to common
    stockholders.......................         879        1,993          436       (2,108)       2,554          818        3,233
  Net income (loss) applicable to
    common stockholders................         879        1,993          436       (3,304)       2,554          818        3,233
Basic earnings (loss) per Share........         .37          .66          .11         (.71)         .55          .18          .69
Diluted earnings (loss) per Share......         .29          .54          .09         (.71)         .45          .14          .57
Basic Weighted Average Shares..........       2,363        3,013        4,133        4,664        4,664        4,664        4,664
Diluted Weighted Average Shares........       3,009        3,659        4,968        4,664        5,688        5,688        5,688
OTHER DATA:
Depreciation and amortization..........  $    1,920   $    2,466   $    5,527   $    8,418   $   10,497   $    2,427   $    2,706
Capital expenditures (including capital
  leases)..............................         586        1,871        3,781       10,294        9,643        1,194        3,658


                                               (footnotes on the following page)

                                                              DECEMBER 31,                            MARCH 31,
                                          ----------------------------------------------------   -------------------
                                            1993       1994       1995       1996       1997       1997       1998
                                          --------   --------   --------   --------   --------   --------   --------
BALANCE SHEET DATA:
Cash and cash equivalents...............  $     63   $    730   $    771   $ 25,774   $  4,388   $ 10,635   $  6,592
Working capital (deficit)...............    (3,709)    (4,076)    15,565     48,700     28,794     40,777     30,500
Property, plant and equipment, net......     5,627     10,166     39,460     44,142     52,480     47,420     54,217
Total assets............................    33,925     43,645    127,419    158,441    173,086    162,372    180,846
Total long-term debt....................    24,050     26,726     94,906    129,183    132,148    131,145    131,175
Detachable stock warrants, subject to
  put option(3).........................        --         --      4,600      4,600      9,300      4,600      9,300
Stockholders' equity (deficit)..........     3,377      5,898      3,948      1,190     (2,171)     1,136        804


---------------

(1) Reflects charges in 1996 and 1997 relating primarily to the relocation of machinery and equipment.


(2) Reflects write-off in 1996 of deferred financing costs, net of $798,000 in income taxes.



(3) Effective June 30, 1995, the Company issued $30.0 million aggregate principal amount of Senior Subordinated Notes with detachable warrants that provide the holders the option to purchase 1,023,793 shares of the Company's Class B Common Stock at a nominal price. Beginning in the year 2001, the warrant holders have the right to put the warrants to the Company for cash, at prices based on the fair market value of the Company at the date of put, as determined by an independent third party. The warrant holders' put option is terminated upon the closing of an initial public offering. For financial reporting purposes, the carrying value of the warrants, including the put option (classified as detachable stock warrants, subject to put option, on the Company's balance sheet), was $9.3 million as of March 31, 1998, based on the estimated present value of the future fair market value of the Company.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in connection with the Company's consolidated financial statements and notes thereto and other financial information, included elsewhere in this Prospectus.

OVERVIEW

     Hawk is a manufacturing holding company that, through its operating subsidiaries, designs, engineers, manufactures and markets specialized components, principally made from powder metals, used in a wide variety of aerospace, industrial and commercial applications. Since 1989, Hawk has pursued a strategic growth plan by making complementary acquisitions and broadening its customer base:

                  EFFECTIVE DATE                                                      YEAR
ACQUISITION       OF ACQUISITION                      BUSINESS                       FOUNDED
-----------       --------------                      --------                       -------
FPC and Logan     March 1989        Friction products for brakes, clutches and        1961
                                    transmissions used in aerospace, industrial
                                    and specialty applications
Helsel            June 1994         High precision powder metal components used       1974
                                    primarily in fluid power applications
SKW               June 1995         Friction products for industrial applications     1924
Hutchinson        January 1997      Die-cast aluminum rotors for small electric       1947
                                    motors used in business equipment, appliances
                                    and exhaust fans
Sinterloy         August 1997       Powder metal components for business              1969
                                    equipment


     The above acquisitions were accounted for under the purchase method of accounting, with the purchase price allocated to the estimated fair market value of the assets acquired and liabilities assumed. In the acquisitions, any excess of the purchase price paid over the estimated fair value of the net assets acquired was allocated to goodwill, which resulted in approximately $41.1 million of goodwill reflected on the December 31, 1997 balance sheet. The annual amortization of goodwill will result in non-cash charges to future operations of approximately $1.8 million per year (of which the majority of such amortization is deductible for tax purposes) based on amortization periods ranging from 15 to 40 years.



     In 1995, the Company consolidated SKW's headquarters facility into the Company's existing facilities, which resulted in an annualized cost savings of $1.8 million due to the elimination of redundant expenses. During 1996, the Company consolidated one of SKW's two U.S. manufacturing facilities into the Company's existing facilities, which resulted in $3.6 million in annualized cost savings from reduction of overhead expenses. The Company incurred $4.0 million of costs relating primarily to the relocation of machinery and equipment in 1996. In addition, the manufacturing facility consolidation program had the effect of decreasing the gross profit margins in 1996 primarily as a result of the temporary production inefficiencies arising from the relocation of manufacturing operations. The Company is now benefiting from the synergies anticipated from the consolidation of these facilities, and due in part to these benefits, gross margins increased from 25.9% in 1996, to 28.6% in 1997 and to 32.4% in the first three months of 1998.



     The Company expects to incur non-recurring extraordinary charges of $3.6 million ($2.1 million after tax) in prepayment penalties and $1.7 million ($1.0 million after tax) as a result of the write-off of previously capitalized deferred financing costs, each arising from the Senior Note Redemption. The Company anticipates that the penalties and charges arising from the Senior Note Redemption may cause the Company to incur a net loss in the second quarter of 1998.


     In November 1996, the Company incurred $2.0 million ($1.2 million after tax) of non-recurring extraordinary charges as a result of the write-off of previously capitalized deferred financing costs arising from the termination of the Company's previous senior credit facility. Primarily because of the non-recurring charges relating to the manufacturing facility consolidation program and the deferred financing costs, the Company incurred a net loss of $3.1 million in 1996.


     The Company's foreign operations expose it to the risk of exchange rate fluctuations. For example, because the Company's Italian operation typically generates positive net cash flow, which is denominated in lire, a decline in the value of the lira relative to the dollar would adversely affect the Company's reported sales and earnings. In addition, the restatement of foreign currency denominated assets and liabilities into U.S. dollars gives rise to foreign exchange gains or losses which are recorded in stockholders' equity. The Company does not currently participate in hedging transactions related to foreign currency. See Note N to the Company's Consolidated Financial Statements. In the latter part of 1997, the economic climate in Asia worsened considerably. However, due to the Company's limited exposure to that region, the effects were not material to the business, financial condition or results of operations of the Company in 1997 or the first three months of 1998.



YEAR 2000 COMPLIANCE



     The Company is addressing the Year 2000 compliance issue with a corporate-wide initiative led by the Company's Manager of Information Technology and involving coordinators for each Company location. The initiative includes the identification of affected software, the development of a plan for correcting that software in the most effective manner and the implementation and monitoring of the implemented plan. In most instances, the Company will replace or upgrade older software with new programs or systems which will handle the year 2000 and beyond. Although the timing of these replacements is influenced by Year 2000 compliance, in most instances they will involve capital expenditures that would have occurred in the normal course of business in any event. The Company expects that most of the modifications and replacements will be in place before mid-1999.



     Given the information available at this time, the Company currently anticipates that the amount the Company will spend to modify or replace software in order to remediate the Year 2000 issue should not have a material adverse effect on the Company's business, financial condition or results of operations.

RESULTS OF OPERATIONS

     The following table presents, for the periods indicated, items in the Company's income statements as a percentage of net sales:


                                                                              THREE MONTHS
                                                       YEAR ENDED                ENDED
                                                      DECEMBER 31,             MARCH 31,
                                                 -----------------------    ----------------
                                                 1995     1996     1997     1997       1998
                                                 -----    -----    -----    -----      -----
Net sales......................................  100.0%   100.0%   100.0%   100.0%     100.0%
  Gross profit.................................   27.8     25.9     28.6     28.5       32.4
Selling, technical and administrative
  expenses*....................................   13.7     12.5     12.2     12.3       11.4
Amortization of intangible assets..............    2.3      2.2      2.5      2.2        1.8
Plant consolidation expense....................     --      3.2       --       --         --
  Income from operations.......................   11.8      7.9     13.9     13.9       19.2
Interest expense...............................    8.7      9.1      9.6     10.0        7.7
Other (income) expense, net....................   (0.2)    (0.3)     0.1     (0.7)        --
  Income (loss) before income taxes............    3.3     (0.9)     4.1      4.6       11.5
Income taxes...................................    1.9      0.6      2.3      2.2        4.9
Minority interest..............................    0.5       --       --       --         --
  Income before extraordinary item.............    0.9     (1.5)     1.8      2.4        6.6
Extraordinary item.............................     --     (1.0)      --       --         --
  Net income (loss)............................    0.9     (2.5)     1.8      2.4        6.6


---------------

* The Company's technical expenses consist primarily of research and product development expenses.


THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997



     Net Sales. Sales increased by $13.1 million, or 35.5%, to $50.0 million in the first quarter of 1998 from $36.9 million in the comparable quarter of 1997. The sales increase was attributable to the acquisition of Sinterloy in August 1997 and strong customer demand in all of the Company's product lines. Sales attributed to Sinterloy in the first quarter of 1998, were $5.4 million or 41.2% of the net sales increase.



     Sales of friction products increased by $5.4 million, or 21.0%, to $31.2 million in the first quarter of 1998 from $25.8 million in the comparable period of 1997. The Company experienced increased sales activity in all of the markets it serves, led by strength in the aerospace market.



     Sales in the Company's powder metal lines, exclusive of Sinterloy, increased by $2.2 million, or 36.5%, to $8.2 million in the first three months of 1998 from $6.0 million in the comparable period of 1997.



     Gross Profit. Gross profit increased by $5.7 million, or 53.9%, to $16.2 million in the first quarter of 1998 from $10.5 million in the comparable period of 1997. The gross profit margin increased to 32.4% in the first quarter of 1998 from 28.5% in the comparable period of 1997. The increase was primarily attributable to continuing benefits from the 1996 plant consolidation, the inclusion of Sinterloy in the 1998 results, increased sales and favorable product mix.



     Selling Technical and Administrative ("ST&A") Expenses. ST&A expenses increased by $1.1 million, or 25.2%, to $5.7 million in the first quarter of 1998 from $4.6 million in the comparable period of 1997. As a percent of sales, ST&A decreased to 11.4% in the first quarter of 1998 from 12.3% in the comparable quarter of 1997. This decrease was primarily attributable to the increased revenues achieved in the first quarter of 1998. During the first quarter of 1998, the Company spent $0.8 million on product research and development, an increase of 6.8% from amounts spent in the first quarter of 1997.

     Income from Operations. Income from operations increased by $4.5 million, or 86.8%, to $9.6 million in the first quarter of 1998 from $5.1 million in the comparable period of 1997. This increase was achieved as a result of the acquisition of Sinterloy, increased sales and favorable product mix.



     Interest Expense. Interest expense increased by $0.1 million, or 3.9%, to $3.8 million in the first quarter of 1998 from $3.7 million in the comparable period in 1997.



     Income Taxes. The provision for income taxes increased to $2.4 million in the first quarter of 1998 from $0.8 million for the comparable period in 1997, reflecting the increase in pre-tax income for the period.



     Net Income. As a result of the factors noted above, net income increased by $2.4 million, or 268.9%, to $3.3 million in the first quarter of 1998 from $0.9 million in the comparable quarter of 1997.



1997 COMPARED TO 1996



     Net Sales. Worldwide sales in 1997 exceeded $150 million for the first time in the Company's history, 28.3% above 1996. Net sales increased by $35.1 million to $159.1 in 1997 from $124.0 million in 1996. The sales increase was attributable to the acquisitions of Hutchinson and Sinterloy and strong customer demand in all of the Company's product lines. Sales attributable to Hutchinson, which was acquired in January 1997, and Sinterloy, which was acquired in August 1997, were $11.3 million and $5.1 million, respectively, for the year ended 1997, or 46.6% of the net sales increase.



     Sales of friction products increased by $13.6 million, or 14.4%, to $107.7 million in 1997 from $94.1 million in 1996. This increase was attributable to strength in the aerospace, construction, agriculture and truck markets served by the Company.



     Sales in the Company's powder metal product lines increased by $11.1 million, or 54.0%, to $31.8 million in 1997 from $20.7 million in 1996. The Sinterloy acquisition accounted for 45.6% of the total increase in powder metal sales in 1997.



     Gross Profit. Gross profit increased $13.3 million to $45.4 million during 1997, a 41.5% increase over gross profit of $32.1 million during 1996. The gross profit margin increased to 28.6% during 1997 from 25.9% in 1996. The increase was attributable to cost savings resulting from the consolidation of one of the Company's manufacturing facilities during 1996 into existing Company facilities, acquisitions of higher margin businesses in 1997, increased sales and favorable product mix.



     Selling, Technical and Administrative Expenses. ST&A expenses increased $3.9 million, or 25.3%, from $15.5 million during 1996 to $19.4 million during 1997. As a percentage of net sales, ST&A remained relatively constant at 12.2% during 1997 compared to 12.5% in 1996. To enhance existing product lines, the Company spent $3.1 million in 1997 on product research and development, 18.8% above 1996 levels.



     Income from Operations. Income from operations increased $12.3 million, or 125.0%, from $9.8 million in 1996 to $22.1 million in 1997. Income from operations as a percentage of net sales increased to 13.9% in 1997 from 7.9% in 1996, reflecting the benefits achieved from the consolidation of facilities, reduced plant consolidation expenses, acquisition of businesses in 1997, increased sales and favorable product mix.



     Interest Expense. Interest expense increased $4.0 million, or 35.8%, to $15.3 million in 1997 from $11.3 million in 1996. The increase was attributable to higher debt levels, a result of the issuance of the Senior Notes in the fourth quarter of 1996.



     Expenses from Canceled Public Offering. During the fourth quarter 1997, the Company recognized a one-time charge of $0.9 million for professional services and other costs in connection with the cancelation of a public offering of its Class A Common Stock.

     Income Taxes. The provision for income taxes increased $2.9 million to $3.7 million in 1997 (56.1% of pre-tax income) from $0.8 million in 1996, reflecting the increase in pre-tax income. An analysis of changes in income taxes and the effective tax rate of the Company is presented in Note I of the Company's Consolidated Financial Statements.



     Net Income (Loss). As a result of the factors noted above, net income was $2.9 million in 1997 compared to a loss of $3.1 million in 1996.


1996 COMPARED TO 1995

     Net Sales. Net sales increased $39.4 million, or 46.5%, from $84.6 million in 1995 to $124.0 million in 1996. Net friction product sales increased $39.2 million, or 61.1%, from $64.2 million in 1995 to $103.4 million in 1996. The net friction product sales increase was primarily attributable to the purchase of SKW in June 1995. Sales attributable to the acquired company in 1996 were $68.9 million compared to $32.3 million of SKW sales that were included in the Company's results for 1995, representing a net increase of $36.6 million, or 93.3%, of the friction product net sales increase. The remaining net friction product sales increase of $2.6 million in 1996, or 6.7% of the increase, was primarily attributable to increased aftermarket sales of friction products used in construction and agricultural equipment and increased sales of specialty friction products. These sales increases were partially offset by lower sales of friction products for heavy truck clutches resulting from lower truck production. Powder metal component net sales increased $212,000, or 1.0%, from $20.4 million in 1995 to $20.6 million in 1996. The increase in powder metal component sales was primarily attributable to higher sales of powder metal components used in hydraulic mechanisms.

     Gross Profit. Gross profit in 1996 was $32.1 million, an increase of $8.6 million, or 36.8%, from $23.5 million in 1995. As a percentage of net sales, gross profit was 25.9% in 1996 and 27.8% in 1995. Gross profit as a percentage of sales decreased primarily as a result of the change in product mix resulting from the SKW acquisition and costs associated with the start-up of production (other than moving expenses) in connection with the manufacturing facility consolidation program. As a result of the SKW acquisition, sales of the Company's higher margin aerospace friction products declined from 25.5% of net sales in 1995 to 20.8% of net sales in 1996. Combined sales of the Company's lower margin construction and agriculture friction products increased from 17.6% of net sales in 1995 to 34.2% of net sales in 1996.

     ST&A Expenses. ST&A expenses increased $3.9 million, or 33.6%, from $11.6 million in 1995 to $15.5 million in 1996. As a percentage of net sales, ST&A expenses declined from 13.7% to 12.5% over such periods, primarily as a result of the reductions in the overhead of SKW and the increase in net sales, as a result of the SKW acquisition, partially offset by higher incentive compensation at the Company's friction product facilities.

     Income from Operations. Income from operations of $9.8 million in 1996 decreased $169,000, or 1.7%, from $10.0 million in 1995. As a percentage of net sales, income from operations declined from 11.8% in 1995 to 7.9% in 1996. In addition to the change in product mix resulting from the SKW acquisition and production start-up costs and increased ST&A expenses referred to above, the decrease reflects $4.0 million in non-recurring costs in 1996 in connection with the SKW manufacturing facility consolidation program and $882,000 in increased amortization of goodwill and deferred financing costs primarily resulting from the acquisition of SKW.


     Interest Expense. Interest expense increased $4.0 million, or 53.9%, from $7.3 million in 1995 to $11.3 million in 1996. The increase is primarily related to the higher average amount of outstanding indebtedness in 1996 resulting from the acquisition of SKW.


     Income Taxes. The provision for income taxes decreased $804,000 from $1.6 million in 1995 (57.2% of pre-tax income) to $789,000 of expense in 1996.

     Extraordinary Item. In 1996, the Company incurred $2.0 million of non-recurring extraordinary charges as a result of the write-off of previously capitalized deferred financing costs arising from the termination of the Company's previous senior bank credit facility.

     Net Income (Loss). The net loss for 1996 was $3.1 million, a change of $3.8 million compared to net income of $762,000 in 1995, as a result of the factors noted above.


LIQUIDITY AND CAPITAL RESOURCES



     As a result of the recent acquisitions and the issuance of the Senior Notes, the Company has, and will continue to have, substantial indebtedness. The Company will therefore be required to use a substantial portion of its cash flow from operations for the payment of interest expense on indebtedness. In the first three months of 1998, interest expense was equal to 55.1% of the Company's cash flow from operations.



     The Company's primary source of funds for conducting its business activities and servicing its indebtedness has been cash generated from operations and borrowings under its Old Revolving Credit Facility (subject to a borrowing base of a portion of the eligible accounts receivable and inventory). As of March 31, 1998, there were no amounts outstanding under the Old Revolving Credit Facility.



     Concurrently with closing of the Offering, the Company expects to enter into the $50.0 million New Revolving Credit Facility and the $35.0 million New Term Loan Facility and to terminate the Old Revolving Credit Facility. A nationally-recognized bank will be the lender under the New Revolving Credit Facility and the New Term Loan Facility. The New Revolving Credit Facility and the New Term Loan Facility will be unsecured, will be guaranteed by the Company's domestic subsidiaries and will be used for working capital and general corporate purposes. The New Revolving Credit Facility will not be subject to a borrowing base formula. Each facility will contain financial and other covenants with respect to the Company and its subsidiaries that, among other matters, will prohibit the payment of cash dividends on the Class A Common Stock except upon compliance with certain conditions, restrict the creation of liens, sales of assets, sale-leaseback transactions and transactions with affiliates and require the maintenance of certain minimum debt and interest coverage ratios, including a debt coverage ratio (total debt to consolidated EBITDA) of less than or equal to 4.0 to 1.0 and an interest coverage ratio (consolidated EBITDA to net interest expense) greater than or equal to 2.5 to 1.0. The Company expects to be in compliance with all such covenants at closing. In addition, the New Revolving Credit Facility and the New Term Loan Facility will be subject to a prepayment requirement if the debt coverage ratio in 2000 or 2001 is equal to or greater than 3.5 to 1. Any such prepayment would have to be made from any excess cash flow, as defined. Amounts outstanding under each facility will be due five years from the closing date, and bear interest at a variable rate based on the Eurodollar Rate plus 0.75% per annum or, at the Company's option, a variable rate based on either the lending bank's prime rate or the federal funds rate plus 0.5% per annum, with both rates subject to increase in the event the Company does not meet certain debt to EBITDA ratios. Replacement of the Old Revolving Credit Facility with the New Revolving Credit Facility and entry into the New Term Loan Facility are subject to the closing of the Offering and use of the proceeds of the Offering to effect the Senior Note Redemption.



     The Company has outstanding $100.0 million of Senior Notes, which are unsecured senior obligations of the Company. The Senior Notes, which mature on December 1, 2003, are guaranteed on a senior unsecured basis by each of the present and future domestic subsidiaries of the Company. Interest payments on the Senior Notes are due semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 1997, to holders of record on the immediately preceding May 15 and November 15, respectively. Interest on the Senior Notes accrues at the rate of 10 1/4% per annum. The Company is subject to certain restrictive covenants contained in the Senior Note Indenture, including, but not limited to, covenants imposing limitations on: the incurrence of additional indebtedness; certain payments, including dividends and investments; the creation of liens; sales of assets and preferred stock; transactions with interested persons; payment and stock issuance restrictions affecting subsidiaries; sale-leaseback transactions; and mergers and consolidations. The Company anticipates that it will effect the Senior Note Redemption, in accordance with the terms of the Senior
Note Indenture, as soon as practicable after the closing of the Offering. Under the Senior Note Redemption, $35.0 million in principal amount of the Senior Notes, plus accrued and unpaid interest of $1.8 million, will be redeemed. See "Use of Proceeds."



     As of March 31, 1998, the Company was in compliance with the terms of its indebtedness.



     Net cash provided by operations was $6.9 million for the first quarter of 1998 compared to net cash used of $3.5 million in the comparable period for 1997. This change was primarily a result of increased net income and an improved working capital position as of March 31, 1998. Net cash provided by operating activities was $14.0 million in 1997 compared to $5.9 million in 1996. The increase in net income of $6.0 million and non-cash charges of $2.2 million, in addition to an improved working capital position at December 31, 1997, accounted for the increased operating cash flow. Net working capital (exclusive of cash) was $24.4 million at year-end 1997 compared to $22.9 million at year-end 1996.



     Net cash used in investing activities was $3.7 million and $11.5 million for the quarters ending March 31, 1998 and 1997, respectively. The cash used in the first quarter of 1998 was used primarily for purchases of property, plant and equipment. Net cash used in investing activities was $35.2 million and $8.1 million in 1997 and 1996, respectively. The cash used in investing activities in 1997 consisted of $27.1 million attributable to the acquisitions of Hutchinson and Sinterloy and $8.3 million for the purchase of property, plant and equipment. In 1996, cash used in investing activities consisted primarily of expenditures for property, plant and equipment.



     Net cash used in financing activities was $1.1 million for the first quarter of 1998, primarily for the payment of capital lease obligations of the Company. Net cash used in financing activities was $0.1 million in 1997, primarily for payment of capital lease obligations and preferred stock dividends. In 1996, net cash provided by financing activities of $27.3 million was primarily attributable to an increase in borrowing under the Company's credit facilities.



     The primary uses of capital by the Company are (1) to pay interest on, and to repay principal of, indebtedness, (2) for capital expenditures for maintenance, replacement and acquisitions of equipment, expansion of capacity, productivity improvements and product development, and (3) for making additional strategic acquisitions of complementary businesses. The Company's capital expenditures, including capital leases, were $9.6 million in 1997. The Company anticipates that 1998 capital expenditures will be approximately $14.1 million, primarily for the expansion of the Company's existing manufacturing facilities and the purchase of additional equipment to expand the Company's manufacturing capacity.


     The Company believes that cash flow from operating activities, funds available from the sale of the Class A Common Stock in the Offering and additional funds available under the New Revolving Credit Facility will be sufficient to meet its currently anticipated operating and capital expenditure requirements and service its indebtedness for the next 12 months. If the Company cannot generate sufficient cash flow from operating activities or borrow under the New Revolving Credit Facility to meet such obligations, then the Company may be required to take certain actions, including refinancing all or a portion of its existing debt, selling assets or obtaining additional financing. There is no assurance that any such refinancing or asset sales would be possible or that any additional financing could be obtained.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth certain quarterly statement of operations data. This unaudited quarterly information has been prepared on the same basis as the annual information presented elsewhere herein and, in management's opinion, includes all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the information for each of the quarters presented.


                                            1996                                        1997                        1998
                          -----------------------------------------   -----------------------------------------   --------
                           FIRST      SECOND     THIRD      FOURTH     FIRST      SECOND     THIRD      FOURTH     FIRST
                          QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER
                          --------   --------   --------   --------   --------   --------   --------   --------   --------
                                                                   (in thousands)
Net sales...............  $31,422    $31,501    $30,749    $30,325    $36,884    $40,097    $39,381    $42,724    $49,978
Gross profit............    8,366      8,208      8,075      7,464     10,516     12,420     10,486     12,014     16,191
Selling, technical and
  administrative
  expenses..............    3,669      3,986      3,957      3,856      4,554      4,893      4,794      5,134      5,703
Amortization of
  intangibles...........      651        932        825        398        829        797        949      1,363        899
Plant consolidation
  expenses..............      600      1,539      1,610        279         --         --         50         --         --
Income from
  operations............    3,446      1,751      1,683      2,931      5,133      6,730      4,693      5,517      9,589
Interest expense........    2,668      2,616      2,504      3,482      3,679      3,870      3,758      4,000      3,824
Canceled public offering
  expenses..............       --         --         --         --         --         --         --        889         --
Other expense (income),
  net...................     (150)      (150)      (112)        46       (250)      (210)       (86)      (130)         4
Income (loss) before
  income taxes and
  extraordinary item....      928       (715)      (709)      (597)     1,704      3,070      1,021        758      5,761
Income (loss) before
  extraordinary item....      512       (721)    (1,150)      (523)       898      1,887        476       (387)     3,313
Extraordinary item......       --         --         --     (1,196)        --         --         --         --         --
Net income (loss).......  $   512    $  (721)   $(1,150)   $(1,719)   $   898    $ 1,887    $   476       (387)   $ 3,313



     The Company's results of operations are subject to fluctuations from quarter to quarter due to changes in demand for its products, changes in product mix and other factors. Demand for the Company's products in each of the geographic end markets it serves can vary significantly from quarter to quarter due to changes in demand for products that incorporate or utilize the Company's products and other factors beyond the Company's control, such as the high customer demand at Sinterloy in the first three months of 1997 and the first three months of 1998 compared to each of the last two quarters of 1997. In the third quarter, net sales of the Company's products are typically lower than the first two quarters because of planned production shut downs at the Company's Italian facility, and in the fourth quarter, net sales of the Company's products are typically lower than the first two quarters because of holiday-related manufacturing facility shut downs by the Company and certain of its customers. In addition, changes in product mix may cause margins to vary from quarter to quarter. Therefore, year-to-year comparisons of quarterly results may not be meaningful, and quarterly results during the year are not necessarily indicative of the results for any future period or for the entire year. See "Risk
Factors -- Fluctuation in Quarterly Results."


INFLATION

     Inflation generally affects the Company by increasing interest expense of floating rate indebtedness and by increasing the cost of labor, equipment and raw materials. The Company believes that the relatively moderate rate of inflation over the past few years has not had a significant effect on its results of operations.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS



     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. This statement establishes standards for reporting financial and descriptive information about operating segments. Under SFAS No. 131, information pertaining to the Company's operating segments will be reported on the basis that is used internally for evaluating segment performance and making resource allocation determinations. Management is currently studying the potential effects of adoption of this statement, which is required in 1998.



     In February 1998, the Financial Accounting Standards Board issued SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits. This statement does not change the recognition or measurement of pension or postretirement benefit plans, but standardizes disclosure requirements for pensions and other postretirement benefits, eliminates certain disclosures and requires certain additional information. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997.

                                    BUSINESS

OVERVIEW


     Hawk designs, engineers, manufactures and markets specialized components, principally made from powder metals, used in a wide variety of aerospace, industrial and commercial applications. The Company believes it is a leading worldwide supplier of friction products for brakes, clutches and transmissions used in aerospace, industrial and specialty applications. Friction products represented 67.5% of Company sales in 1997 (62.4% in the first quarter of 1998). Hawk is also a leading supplier of powder metal components for industrial applications, including pump, motor and transmission elements, gears, pistons and anti-lock brake sensor rings. In addition, the Company designs and manufactures die-cast aluminum rotors for small electric motors used in appliances, business equipment and exhaust fans. The Company focuses on manufacturing products requiring sophisticated engineering and production techniques for applications in markets in which it has achieved a significant market share.


     Hawk believes it is the only independent supplier of original equipment and replacement friction materials to the manufacturers of braking systems for the Boeing 727, 737 and 757, the McDonnell Douglas DC-9, DC-10 and MD-80 and the Canadair CRJ aircraft. The Company believes it is also the largest supplier of friction materials to the general aviation (non-commercial, non-military) market, supplying friction materials for aircraft manufacturers such as Cessna, Lear, Gulfstream and Fokker. The Company believes that it is a leading supplier of friction materials to manufacturers of construction and agricultural equipment and truck clutches, including Caterpillar, John Deere, New Holland and Eaton. In addition, the Company is a major supplier of friction products for use in specialty applications, such as brakes for Harley-Davidson motorcycles, AM General Humvees and Bombardier, Polaris and Arctco ("Arctic Cat") snowmobiles.

     The Company's powder metal components are used primarily in industrial applications, often as lower cost replacements for parts manufactured by traditional forging, casting or stamping technologies. The Company targets three areas of the powder metal component marketplace: high precision components that are used in fluid power applications requiring tight tolerances; large structural powder metal parts used in construction, agricultural and truck applications; and smaller, high volume parts for which the Company can utilize its efficient pressing and sintering capabilities. The Company believes it is also the largest independent U.S. manufacturer of die-cast aluminum rotors for use in subfractional electric motors.

     The Company believes that its diverse customer base and extensive sales to the aerospace and industrial aftermarkets reduce its exposure to economic fluctuations. The Company estimates that aftermarket sales of friction products have comprised approximately 50% of the Company's net friction product sales in recent years. The Company also believes that its principal tradenames are well-known in the domestic and international marketplace and are associated with quality and extensive customer support, including specialized product engineering and strong aftermarket service.


     Since its formation in 1989, Hawk has pursued a strategic growth plan by making complementary acquisitions and broadening its customer base. From 1994 through the 12 month period ended March 31, 1998, the Company's net sales and income from operations increased at a compound annual rate of 55.1% and 48.3%, respectively. The Company reported a loss before extraordinary item of $2.0 million in 1996, and may incur a net loss, after extraordinary charges, in the second quarter of 1998 as a result of the incurrence of non-recurring extraordinary charges of $3.6 million ($2.1 million after tax) in prepayment penalties and $1.7 million ($1.0 million after tax) as a result of the write-off of previously capitalized deferred financing costs, each arising from the Senior Note Redemption. For the first three months of 1998, the Company's net sales and income from operations increased 35.5% and 86.8%, respectively, compared to the corresponding period in 1997. Since 1994, sales growth has been primarily driven by the acquisitions of Helsel, SKW, Hutchinson and Sinterloy. These acquisitions more than tripled the net sales of the Company and, because the acquisitions were financed primarily with indebtedness, have caused the Company to become highly leveraged. As a result, the Company's interest expense grew at a compound annual rate of 68.8% from $3.3 million in 1994 to $15.7 million in

1997 pro forma for the Sinterloy acquisition. The Company's net sales, pro forma for all acquisitions, during the period from 1994 through the 12 month period ended March 31, 1998 grew internally at a compound annual rate of 11.7%.


BUSINESS STRATEGY

     The Company's business strategy includes the following principal elements:


          - Focus on High-Margin, Specialty Applications. The Company operates primarily in aerospace, industrial and commercial markets that require sophisticated engineering and production techniques. In developing new applications, as well as in evaluating acquisitions, the Company seeks to compete in markets requiring such engineering expertise and technical capability, rather than in markets in which the primary competitive factor is price. The Company believes margins for its products in these markets are higher than in other manufacturing markets that use standardized products. The Company's gross margins in 1996, 1997 and the first three months of 1998 were 25.9%, 28.6% and 32.4%, respectively.


          - New Product Introduction. A key part of the Company's strategy is the introduction of new products which incorporate improved performance characteristics or reduced costs in response to customer needs. Because friction products are the consumable, or wear, component of brake, clutch and transmission systems, the introduction of new friction products in conjunction with a new system provides the Company with the opportunity to supply the aftermarket for the life of the system. For example, the ability to service the aftermarket for a particular aircraft braking system will likely provide the Company with a stable market for its friction products for the life of an aircraft, which can be 30 years or more. The Company also seeks to grow by applying its existing products and technologies to new specialized applications where its products have a performance or technological advantage. For example, the Company recently developed a powder metal pump element for a customer's power steering unit that improved pumping efficiency and dependability while reducing noise and cost.

          - Pursuit of Strategic Acquisitions. Many of the markets in which the Company competes are fragmented, providing the Company with attractive acquisition opportunities. The Company will continue to seek to acquire complementary businesses with leading market positions that will enable it to expand its product offerings, technical capabilities and customer base. Historically, the Company has been able to achieve significant cost reductions through the integration of its acquisitions. For example, since the acquisition of SKW in 1995, the Company has consolidated SKW's headquarters facility and one of SKW's two U.S. manufacturing facilities into its existing facilities, resulting in $5.4 million of annualized cost savings.


          - Expanding International Sales. To take advantage of worldwide growth in its end user markets, the Company expanded its international presence through the acquisition of SKW in 1995, which resulted in the addition of manufacturing facilities in Italy and Canada and a worldwide distribution network. The Company continues to expand its European operations to meet strong demand in established markets throughout Europe. The Company also believes that further opportunities to expand sales exist in emerging economies. Sales from the Company's international facilities have grown from $8.1 million in the second half of 1995 following the acquisition of SKW to $21.0 million in 1997.


          - Leveraging Customer Relationships. The Company's engineers work closely with customers to develop and design new products and improve the performance of existing products. The Company believes that its commitment to quality, service and just-in-time delivery enables it to build and maintain strong and stable customer relationships. The Company believes that more than 80% of its sales are from products and materials for which it is the sole source provider for specific customer applications. Each of the Company's ten largest customers have been customers of the Company or its predecessors for more than ten years. The Company believes that strong relation-ships with its customers provide it with significant competitive advantages in obtaining and securing new business opportunities.

HISTORY

     The Company believes that its management team has demonstrated the ability to identify, complete and integrate strategic acquisitions. In 1989, an investor group led by Norman C. Harbert, Chairman of the Board, President and Chief Executive Officer and a stockholder of the Company, and Ronald E. Weinberg, Vice-Chairman of the Board, Treasurer and a stockholder of the Company, formed The Hawk Group of Companies, Inc., an Ohio corporation, to acquire the assets and liabilities of FPC and Logan, each an Ohio corporation that is a wholly-owned subsidiary of the Company. The assets of Helsel were acquired in June 1994 by a group led by Mr. Harbert and Mr. Weinberg, and, in June 1995, Helsel became a wholly-owned subsidiary of the Company upon its merger with a subsidiary of the Company. The Company acquired the capital stock of SKW in June 1995, at which time the Company was reincorporated as a Delaware corporation by means of a parent-subsidiary merger. In October 1996, the Company changed its name to Hawk Corporation. In November 1996, Hawk Holding Corp., a Delaware corporation that was a principal stockholder of the Company, merged with and into the Company. In January 1997, the Company acquired the capital stock of Hutchinson and, in August 1997, the Company purchased the assets of Sinterloy.

ACQUISITIONS

     Building on the base of its original FPC and Logan subsidiaries, the Company has successfully made the following acquisitions:


          - Helsel. The June 1994 Helsel acquisition provided the Company with the ability to manufacture medium sized, high precision powder metal components used primarily in fluid power applications. Following the acquisition, the Company made approximately $5 million in capital improvements at Helsel, increasing its capacity by approximately 30%. By focusing on its expertise in fluid power applications and by increasing capacity, Helsel has increased its sales over 60% since its acquisition by the Company.


          - S.K. Wellman. The June 1995 SKW acquisition furthered the Company's strategy of consolidating friction product manufacturers. Tracing its history back to the manufacture of transmission friction discs for the Model T in the 1920s, SKW brought an established, well-known original equipment and aftermarket industrial product line to the Company to complement FPC's core aerospace product line. In addition, the acquisition provided the Company with strategic access to international markets through SKW's manufacturing facilities in Italy and Canada and an established distribution network throughout Europe and the Far East. Following the acquisition, the Company consolidated one of SKW's two U.S. manufacturing facilities and SKW's executive offices into other facilities of the Company.

          - Hutchinson. The January 1997 Hutchinson acquisition furthered the Company's strategy of acquiring complementary businesses and expanded the Company's product offerings, technical capabilities and customer base. Hutchinson designs and manufactures die-cast aluminum rotors. The Company believes that Hutchinson is one of the largest independent domestic suppliers of these rotors, which are used in subfractional (less than 1/20 horsepower) electric motors for use in business equipment, appliances and exhaust fans. The Company also believes Hutchinson has growth opportunities arising from the trend by original equipment motor manufacturers to outsource production of rotors. Additionally, Hutchinson manufactures extruded aluminum fan spacers used in commercial diesel engines for heavy trucks and off-road equipment and precision metal castings used in hand power tools and gasoline pumping units.

          - Sinterloy. The August 1997 acquisition of Sinterloy expanded the Company's powder metal components business primarily into the business equipment market. Sinterloy's ability to manufacture high volume small to medium sized powder metal components complements the Company's other powder metal businesses, which generally produce lower volume, higher precision components.


     Both the friction product and powder metal component industries are fragmented and are undergoing consolidation due in part to the additional resources needed (1) to perform the research and development necessary to satisfy customers' increasingly stringent quality and performance criteria, and
(2) to meet just-in-time delivery requirements. As a result, the Company believes that it can continue to make strategic acquisitions that may include other friction product and powder metal component manufacturers. To effect its acquisition strategy, the Company engages in discussions, from time to time, with other manufacturers in friction products, powder metal component and other complementary businesses. At this time, the Company has one outstanding non-binding letter of intent to acquire a manufacturer of small to medium sized powder metal components used primarily in the lawn and garden, home appliance and power hand tool markets. The Company believes that this acquisition will further diversify the Company's end markets and anticipates that it will close late in the second quarter of 1998. However, completion of the transaction is subject to due diligence and other customary conditions. There is no assurance that the transaction will be closed. The Company expects to finance the transaction from available cash and, if necessary, its revolving credit facilities. See "Risk Factors -- Acquisition Strategy."

PRODUCTS AND MARKETS


     The Company focuses on supplying components to the aerospace, industrial and commercial markets that require sophisticated engineering and production techniques for applications in markets in which it has achieved a significant market share. Through acquisitions and product line expansions, the Company has diversified its end markets, which diversification, the Company believes, has reduced its economic exposure to the cyclicality of any particular industry. In 1997, the Company's sales by principal products and principal end markets were:


     Principal Products

Friction Products                         68%
Powder Metal Components                   20%
Rotors                                     4%
Other*                                     8%

     Principal Markets

Aerospace                                 18%
Truck                                     14%
Construction                              18%
Agricultural                              11%
Specialty Friction                        10%
Other**                                   14%
Pump & Motor                              10%
Lawn & Garden                              5%

---------------


 * Includes steel stampings, precision machining and extruded aluminum fan spacers.



** Includes automotive (original equipment and aftermarket) and business equipment and other miscellaneous powder metal components.


Friction Products

     The Company's friction products are made from proprietary formulations of composite materials that primarily consist of metal powders and synthetic and natural fibers. Friction products are the replacement elements used in brakes, clutches and transmissions to absorb vehicular energy and dissipate it through heat and normal mechanical wear. For example, the friction brake linings in aircraft braking systems slow and stop airplanes when landing or taxiing. Friction products manufactured by the Company also include friction linings for use in automatic and power shift transmissions, clutch facings that serve as the main contact point between an engine and a transmission, and brake linings for use in other types of braking systems.

     The Company's friction products are custom-designed to meet the performance requirements of a specific application and must meet or exceed the customer's performance specifications, including temperature, pressure, component life and noise level criteria. The engineering required in designing a friction material for a specific application dictates a balance between the component life cycle and the performance application of the friction material in, for example, stopping or starting movement. Friction products are consumed through customary use in a brake, clutch or transmission system and require regular replacement. Because the friction material is the consumable, or wear, component of such systems, new friction product introduction in conjunction with a new system provides the Company with the opportunity to supply the aftermarket with that friction product for the life of the system.

     The principal markets served by the Company's friction products business include manufacturers of aircraft brakes, truck clutches, heavy-duty construction and agricultural vehicle brakes, clutches and transmissions, as well as manufacturers of motorcycle, snowmobile and performance racing brakes. Based upon net sales, the Company believes that it is among the top three worldwide manufacturers of friction products used in aerospace and industrial applications. The Company estimates that aftermarket sales of friction products have comprised approximately 50% of the Company's net friction product sales in recent years. The Company believes that its stable aftermarket sales component enables the Company to reduce its exposure to adverse economic cycles.

     Aerospace. The Company believes it is the only independent supplier of friction materials to the manufacturers of braking systems for the Boeing 727, 737 and 757, the McDonnell Douglas DC-9, DC-10 and MD-80 and the Canadair CRJ aircraft. The Company believes it is also the largest supplier of friction materials to the general aviation (non-commercial, non-military) market, supplying friction materials for aircraft manufacturers such as Cessna, Lear, Gulfstream and Fokker. Each aircraft braking system, including the friction materials supplied by the Company, must meet stringent FAA criteria and certification requirements. New model development and FAA testing for the Company's aircraft braking system customers generally begins two to five years prior to full scale production of new braking systems. If the Company and its aircraft brake system manufacturing partner are successful in obtaining the rights to supply a particular model of aircraft, the Company will typically supply its friction products to that model's aircraft braking system for as long as the model continues to fly because it is generally too expensive to redesign a braking system and meet FAA requirements. Moreover, FAA maintenance requirements mandate that brake linings be changed after a specified number of take-offs and landings, which the Company expects to result in a continued and steady market for its aerospace friction products.

     The Company's friction products for commercial aerospace applications are primarily used on "single-aisle" aircraft that are flown on shorter routes, resulting in more takeoffs and landings than larger aircraft. The Company believes its friction products provide an attractive combination of performance and cost effectiveness in these applications. According to Boeing's 1997 Current Market Outlook, there were over 7,500 single-aisle commercial aircraft in the world at the end of 1996, and this number is projected to increase to approximately 11,000 by the end of 2006. The Boeing report also states that world airline traffic is projected to increase 5.5% per year through 2006. The Company expects that continued growth in world airline traffic, combined with the increasing number of single-aisle aircraft, will cause demand for the Company's aerospace friction products to remain strong. For example, Boeing is utilizing BFGoodrich braking systems with the Company's friction material on many of its new 737-600, - 700 and -800 series aircraft.

     Construction/Agricultural/Trucks. The Company supplies a variety of friction products for use in brakes, clutches and transmissions on construction and agricultural vehicles and equipment and trucks. These components are designed to precise tolerances and permit brakes to stop or slow a moving vehicle and the clutch or transmission systems to engage or disengage. The Company believes it is a leading supplier to original equipment manufacturers and to the aftermarket. The Company believes that its trademark, Velvetouch(R) is well-known in the aftermarket for these components. As with the Company's aerospace friction products, new friction product introduction in conjunction with a new brake, clutch or transmission system provides the Company with the opportunity to supply the aftermarket with the friction product for the life of the system. The Company expects to grow with its domestic customers in these applications as they continue to penetrate worldwide markets. The Company also expects strong sales growth from its facility in Italy as its primary customers, New Holland, Same Deutz and Clark Hurth, continue to grow in European and emerging economic markets.

     Construction Equipment. The Company supplies friction products such as transmission discs, clutch facings and brake linings to manufacturers of construction equipment, including Caterpillar. The Company believes it is the second largest domestic supplier of these types of friction products. Replacement components for construction equipment are sold through manufacturers such as Caterpillar, as well as various aftermarket distributors.

     Demand for Hawk's friction products in the construction sector is partially driven by demand for new construction equipment and the overall level of construction activity. According to an industry publication, unit sales of construction equipment in North America have grown 10.1% per year from 1992 to 1996. This growth has been driven by economic expansion, a favorable interest rate environment and the evolution of the rental market for construction equipment. Additionally, there has been strong demand for construction equipment overseas, driven principally by infrastructure development in emerging economies. Currently, the Company is experiencing healthy demand in this market sector as a result of these favorable trends.

     Agricultural Equipment. The Company supplies friction products such as clutch facings, transmission discs and brake linings for manufacturers of agricultural equipment, including John Deere and New Holland. The Company believes it is the second largest domestic supplier of such friction products. Replacement components for agricultural equipment are sold through original equipment manufacturers as well as various aftermarket distributors.

     Demand for Hawk's friction products in the agricultural sector is partially driven by a healthy domestic farm economy and the replacement of aging equipment resulting from underinvestment during the 1980s. According to an industry publication, since 1992, unit sales of U.S. two wheel drive tractors over 100 horsepower have grown at a compound annual rate of 8.0%. In addition, the Company has been experiencing strong demand from the agricultural equipment market in Europe.

     Medium and Heavy Trucks. The Company supplies friction products for clutch facings used in medium and heavy trucks to original equipment manufacturers, such as Eaton. The Company believes it is the leading domestic supplier of replacement friction products used in these applications. Replacement components are sold through Eaton and various aftermarket distributors.


     Demand for Hawk's friction products in the truck sector is driven by utilization and original equipment manufacturing volume. Demand for Class 8 (heavy) trucks has been strong over the past several years. According to an industry publication, sales of Class 8 diesel trucks in 1996 were an estimated 185,000 units, which represents a 46% increase over the 127,000 units sold in 1992. Class 8 truck sales volumes continued to grow in 1997. As a result, the Company is currently experiencing strong demand for friction products in the truck sector.


     Specialty. The Company supplies friction products for use in other specialty applications, such as brake pads for Harley-Davidson motorcycles, AM General Humvees and Bombardier, Polaris Industries and Arctic Cat snowmobiles. The Company believes that these markets are experiencing significant growth and the Company will continue to increase its market share with its combination of superior quality and longer product life. Under the "Hawk Brake" tradename, the Company also supplies high performance friction material for use in racing car brakes. The Company's high performance brake pad for race cars can operate in temperatures of over 1,100 degrees Fahrenheit. The Company believes that this performance racing material may have additional applications such as braking systems for passenger and school buses, police cars and commercial delivery vehicles.

     Other. In addition to providing metal stampings for its friction business, the Company's Logan subsidiary also sells transmission plates and other components to the automotive and trucking industries.

Powder Metal Components

     The Company is a leading supplier of powder metal components consisting primarily of pump, motor and transmission elements, gears, pistons and anti-lock brake sensor rings for applications ranging from lawn and garden tractors to industrial equipment. Since Hawk's founding in 1989, it has participated in the growing powder metal parts and products industry with a focus on the North American industrial market, which the Metal Powder Industries Federation ("MPIF"), an industry trade group, estimates had sales of over $1.0 billion in 1996. According to MPIF, the value of iron powder shipments in North America increased by over 10% per year from 1991 to 1996, and North American powder manufacturers are anticipating an average annual growth rate of almost 6% per year for the next ten years.

     Fluid Power and Industrial Applications. The Company manufactures a variety of components made from powder metals for use in (1) fluid power applications, such as pumps and other hydraulic mechanisms, and (2) transmissions, other drive mechanisms and anti-lock braking systems used in trucks and off-road equipment. The Company believes that the market for powder metal components will continue to grow as the Company's core powder metal technology benefits from advances that permit production of powder metal components with increased design flexibility, greater densities and closer tolerances that provide improved strength, hardness and durability for demanding applications, and enable the Company's powder metal components to be substituted for wrought steel or iron components produced with forging, casting or stamping technologies. Powder metal components can often be produced at a lower cost per unit than products manufactured with forging, casting or stamping technologies due to the elimination of, or substantial reduction in, secondary machining, lower material costs and the virtual elimination of raw material waste. The Company believes that the current trend of substituting powder metal components for forged, cast or stamped components in industrial applications will continue for the foreseeable future, providing the Company with increased product and market opportunities.

     The Company produces powder metal components in three facilities, each targeting an important aspect of the market place:

          - High Precision. Helsel's pressing and finishing capabilities enable it to specialize in tight tolerance fluid power components such as pump elements and gears. In addition, the Company believes that Helsel's machining capabilities provide it with a competitive advantage by giving it the ability to supply a completed part to its customers, typically without any subcontracted precision machining. The Company believes that Helsel's growth will be driven by existing customers' new design requirements and new product applications primarily for pumps, motors and transmissions.

          - Large Size Capability. While Helsel and Sinterloy have small to medium sized powder metal part capability, FPC has the capability to make structural powder metal components that are among the largest used in North America. The Company expects its sales of larger powder metal components to continue to grow as the Company creates new designs for existing customers and benefits from market growth, primarily in current construction, agricultural and truck applications. For example, the Company believes that sales of its powder metal components used in anti-lock braking systems will benefit as domestic trucks comply with the U.S. Department of Transportation's regulations requiring the installation of anti-lock braking systems on new trucks.

          - High Volume. Sinterloy targets smaller, high volume parts where it can utilize its efficient pressing and sintering capabilities to their best advantage. Sinterloy's primary market for growth is powder metal components for the business equipment market. The Company believes that the addition of Sinterloy's capabilities will provide the Company with cross-selling opportunities from the Company's other powder metal facilities.

Die-Cast Aluminum Rotors

     The Company believes that Hutchinson is the largest independent U.S. manufacturer of die-cast aluminum rotors for use in subfractional electric motors. These motors are used in a wide variety of applications such as business equipment, small household appliances and exhaust fans.


     The Company believes that more than 90 million subfractional motors are manufactured in the United States annually. Hutchinson manufactured approximately 30 million rotors for these motors in 1996. Increased office automation, increased sales of small household appliances and increased sales of exhaust fans for heating, ventilation and air conditioning systems in commercial buildings and residential buildings are all factors that the Company expects will increase the growth of subfractional motor sales.


     The Company estimates that approximately 50% of all rotors in the subfractional motor market are made internally by motor manufacturers such as Emerson and General Electric. However, the Company believes Hutchinson has growth opportunities arising from the trend by original equipment motor manufacturers to outsource their production of rotors.

MANUFACTURING

     The manufacturing processes for most of the Company's friction products and powder metal components are essentially similar. In general, both use composite metal alloys in powder form to make high quality powder metal components. The basic manufacturing steps, consisting of blending/compounding, molding/compacting, sintering (or bonding) and secondary machining/treatment, are as follows:

          - Blending/compounding: Composite metal alloys in powder form are blended with lubricants and other additives according to scientific formulas, many of which are proprietary to the Company. The formulas are designed to produce precise performance characteristics necessary for a customer's particular application, and the Company often works together with its customers to develop new formulas that will produce materials with greater energy absorption characteristics, durability and strength.

          - Molding/compacting: At room temperature, a specific amount of a powder alloy is compacted under pressure into a desired shape. The Company's molding presses are capable of producing pressures of up to 3,000 tons. The Company believes that it has some of the largest presses in the powder metal industry, enabling it to produce large, complex components.

          - Sintering: After compacting, molded parts are heated in furnaces to specific temperatures, enabling metal powders to metallurgically bond, harden and strengthen the molded parts while retaining their desired shape. For friction materials, the friction composite part is also bonded directly to a steel plate or core, creating a strong continuous metallic part.

          - Secondary machining/treatment: If required by customer specifications, a molded part undergoes additional processing. These processing operations are generally necessary to attain increased hardness or strength, tighter dimensional tolerances or corrosion resistance. To achieve these specifications, parts are heat treated, precision coined, ground or drilled or treated with a corrosion resistant coating, such as oil.

     Certain of the Company's friction products, which are primarily used in oil-cooled brakes and power shift transmissions, do not require all of the foregoing steps. For example, molded composite friction materials are molded under high temperatures and cured in electronically-controlled ovens and then bonded to a steel plate or core with a resin-based polymer. Cellulose composite friction materials are blended and formed into continuous sheets and then stamped into precise shapes by computer-controlled die cutting machines. Like molded composite friction materials, cellulose composite friction materials are then bonded to a steel plate or core with a resin-based polymer.

     The Company's die-cast aluminum rotors are produced in a three-step process. Stamped steel disks forming the laminations of the rotors are first skewed (stacked) and then loaded into dies into which molten aluminum is injected to create the rotors. The rotor castings created in the dies are then machined to produce finished rotors. These rotors are manufactured in a variety of sizes and shapes to customers' design specifications.


     Quality Control. Throughout its design and manufacturing process, the Company focuses on quality control. For product design, each Company manufacturing facility uses state-of-the-art testing equipment to replicate virtually any application required by the Company's customers. This equipment is essential to the Company's ability to manufacture components that meet stringent customer specifications. To ensure that tight tolerances have been met and that the requisite quality is inherent in its finished products, the Company uses statistical process controls, a variety of electronic measuring equipment and computer-controlled testing machinery. The Company has also established programs within each of its facilities to detect and prevent potential quality problems.

TECHNOLOGY

     The Company believes that it is an industry leader in the development of systems, processes and technologies which enable it to manufacture friction products with numerous performance advantages, such as greater wear resistance, increased stopping power, lower noise and smoother engagement. The Company's expertise is evidenced by its aircraft brake linings, which are currently being installed on many of the braking systems of the newly-designed Boeing 737-600, -700 and -800 series of aircraft.

     The Company maintains an extensive library of proprietary friction product formulas that serve as starting points for new product development. Each formula has a specific set of ingredients and processes to generate repeatability in production. Some formulas may have as many as 15 different components. A slight change in a mixture can produce significantly different performance characteristics. The Company uses a variety of technologies and materials in developing and producing its products, such as graphitic and cellulose composites. The Company believes its expertise in the development and production of products using these different technologies and materials gives it a competitive advantage over other friction product manufacturers, which typically have expertise in only one or two types of friction material.

     The Company also believes that its powder metal components business is able to produce a wide range of products from small precise components to large structural parts. The Company has presses that produce some of the largest powder metal parts in the world, and its powder metal technology permits the manufacture of complex components with specific performance characteristics and close dimensional tolerances that would be impractical to produce using conventional metalworking processes.

CUSTOMERS

     The Company's engineers work closely with customers to develop and design new products and improve the performance of existing products. The Company believes that its working relationship with its customers on development and design, and the Company's commitment to quality, service and just-in-time delivery have enabled it to build and maintain strong and stable customer relationships. Each of the Company's ten largest customers have been customers of the Company or its predecessors for more than ten years, and the Company believes that more than 80% of its sales are from products and materials for which it is the sole source provider for specific customer applications.


     The Company believes that its acquisitions have broadened product lines, increased its technological capabilities and will further enhance its customer relationships and expand its preferred supplier status. As a result of its commitment to customer service and satisfaction, the Company has received numerous preferred supplier awards from its leading customers, including Aircraft Braking Systems, BFGoodrich Aerospace, Caterpillar, John Deere and New Holland.

     The Company's sales to Aircraft Braking Systems represented 10.4% of the Company's consolidated net sales in 1996 and 8.6% of the Company's consolidated net sales in 1997. In addition, the Company's top five customers, including Aircraft Braking Systems, accounted for 40.1% of the Company's consolidated net sales in 1996 and 33.8% of the Company's consolidated net sales in 1997. See "Risk Factors -- Reliance on Significant Customers."


MARKETING AND SALES


     The Company markets its friction products globally through 11 product managers, who operate from the Company's facilities in the United States, Italy and Canada and a sales office in the United Kingdom. The Company's product managers and sales force work directly with the Company's engineers who provide the technical expertise necessary for the development and design of new products and for the improvement of the performance of existing products.


     The Company's friction products are sold both directly to original equipment manufacturers and to the aftermarket through its original equipment customers and a network of distributors and representatives throughout the world.

     The Company's marketing and sales of its powder metal components and die-cast aluminum rotors are directed by six product managers. The Company sells its powder metal components and rotors to original equipment manufacturers through independent sales representatives.

SUPPLIERS AND RAW MATERIALS

     The principal raw materials used by the Company are copper, steel and iron powder and custom-formulated cellulose sheet. The Company believes that its relationships with its suppliers are good. In an effort to ensure a continued source of supply of the Company's raw materials at competitive prices, the Company concentrates on developing relationships with its suppliers. In many instances, the Company works in close consultation with its suppliers in the development of new combinations of powder metal. Thus, although the Company has no long-term supply agreements with any of its major suppliers, the Company has generally been able to obtain sufficient supplies of these raw materials for its operations. See "Risk Factors -- Supply and Price of Raw Materials."

COMPETITION

     The principal industries in which the Company competes are competitive and fragmented, with many small manufacturers and only a few manufacturers that generate sales in excess of $50 million. Larger competitors may have financial and other resources substantially greater than those of the Company. None of these competitors compete with the Company in all of its product lines. The Company believes that the principal competitive factors in the sale of its friction products and powder metal components are quality, engineering expertise and technical capability, new product innovation, timely delivery and service. The Company believes that its strong and stable customer relationships evidence that it competes favorably with respect to each of these factors.

     The Company competes for new business principally at the beginning of the development of new applications and at the redesign of existing applications by its customers. For example, new model development for the Company's aircraft braking system customers generally begins two to five years prior to full scale production of new braking systems. Product redesign initiatives by customers typically involve long lead times as well.

     The Company also competes with manufacturers that use different technologies. The metallic aircraft braking systems for which the Company supplies friction materials compete with a "carbon-carbon" braking system. Carbon-carbon braking systems are significantly lighter than the metallic aircraft braking systems for which the Company supplies friction materials, but are more expensive. The carbon-carbon brakes are typically used on wide-body aircraft, such as the Boeing 747 and military aircraft, where the advantages in reduced weight justify the additional expense. In addition, as the

Company's core powder metal technology improves, enabling its components to be substituted for wrought steel or iron components, the Company also increasingly competes with companies using forging, casting or stamping technologies. Powder metal components can often be produced at a lower cost per unit than products manufactured with forging, casting or stamping technologies due to the elimination of, or substantial reduction in, secondary machining, lower material costs and the virtual elimination of raw material waste. As a result, powder metal components are increasingly being substituted for metal parts manufactured using more traditional technologies. There is no assurance that competition from these technologies or others will not adversely affect the Company's business, financial condition and results of operations. See "Risk
Factors -- Competition."

GOVERNMENT REGULATION


     The Company's sales to manufacturers of aircraft braking systems represented 20.8% of the Company's consolidated net sales in 1996 and 18.0% of the Company's consolidated net sales in 1997. Each aircraft braking system, including the friction products supplied by the Company, must meet stringent FAA criteria and testing requirements. The Company has been able to meet these requirements in the past and continuously reviews FAA compliance procedures to help ensure continued and future compliance. See "Risk Factors -- Government Regulation."



ENVIRONMENTAL, HEALTH AND SAFETY MATTERS



     Manufacturers such as the Company are subject to stringent environmental standards imposed by federal, state, local and foreign environmental laws and regulations, including those related to air emissions, wastewater discharges and chemical and hazardous waste management and disposal. Certain of these environmental laws hold owners or operators of land or businesses liable for their own and for previous owners' or operators' releases of hazardous or toxic substances, materials or wastes, pollutants or contaminants. Compliance with environmental laws also may require the acquisition of permits or other authorizations for certain activities and compliance with various standards or procedural requirements. The Company is also subject to the federal Occupational Safety and Health Act and similar foreign and state laws. The nature of the Company's operations, the long history of industrial uses at some of its current or former facilities, and the operations of predecessor owners or operators of certain of the businesses expose the Company to risk of liabilities or claims with respect to environmental and worker health and safety matters. The Company reviews its procedures and policies for compliance with environmental and health and safety laws and regulations and believes that it is in substantial compliance with all such material laws and regulations applicable to its operations. The costs of compliance with environmental, health and safety requirements have not been material to the Company. See "Risk
Factors -- Environmental, Health and Safety Matters."

MANUFACTURING FACILITIES AND OTHER PROPERTIES

     The Company's material operations are conducted through the following facilities, all of which are owned, except as noted:


                              APPROXIMATE
         LOCATION            SQUARE FOOTAGE                       PRINCIPAL FUNCTIONS
         --------            --------------                       -------------------
Medina, Ohio...............     158,000       Manufacturing of friction products and powder metal
                                              components, sales and marketing, research and development, product engineering, customer service and support, and
                                              administration

Brook Park, Ohio...........     111,000       Manufacturing of friction products, domestic and
                                              international sales and marketing, product engineering,
                                              customer service and support, and administration

Orzinuovi, Italy...........      97,000       Manufacturing of friction products, international sales and marketing, research and development, and administration

Akron, Ohio................      81,000       Manufacturing of metal stampings

Campbellsburg, Indiana.....      75,000       Manufacturing of powder metal components, sales and
                                              marketing, product engineering, customer service and
                                              support, and administration

Solon, Ohio(1).............      58,000       Research and development

Solon Mills, Illinois(2)...      42,000       Manufacturing of powder metal components, sales and
                                              marketing, customer service and support

Alton, Illinois............      37,000       Manufacturing of die-cast aluminum rotors, sales and
                                              marketing, customer service and support, and administration

Concord, Ontario,                15,000       Manufacturing of friction products, distribution and
  Canada(2)................                   warehousing

Cleveland, Ohio(3).........       6,200       Principal executive offices


---------------
(1) Approximately 20,000 square feet of the Solon facility is leased to a third party.

(2) Leased.

(3) Leased. The Company is party to an expense sharing arrangement under which the Company shares the expenses of its corporate headquarters located in Cleveland with a company owned by Mr. Weinberg. See "Certain
    Transactions -- Other Transactions."

     In June 1996, the Company closed its manufacturing facility in LaVergne, Tennessee that it acquired in the SKW acquisition and consolidated its operations with existing Company facilities. The Company has placed the LaVergne facility on the market for sale and does not anticipate incurring any material gain or loss as a result of the sale.

     The Company's Italian facility is subject to certain security interests granted to its lenders.

     The Company believes that substantially all of its property and equipment is in good condition. Several of the Company's facilities are operating at or near capacity. With the planned expansion of these facilities, as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," the Company believes that it will have sufficient capacity to accommodate its needs through 1999.

EMPLOYEES


     As of December 31, 1997, the Company had 1,295 employees, consisting of 108 management, supervisory and administrative personnel, 102 engineering, quality control and laboratory personnel, 36 sales and marketing personnel and 1,049 manufacturing personnel.



     Approximately 300 employees at the Company's Brook Park, Ohio plant are covered under a collective bargaining agreement with the United International Paperworkers Union expiring in October 2000; approximately 70 employees at the Company's Akron, Ohio facility are covered under a collective bargaining agreement with the United Automobile Workers expiring in July 2000; and approximately 185 employees at the Company's Orzinuovi, Italy plant are represented by a national mechanics union under an agreement that expires in December 1999. Of the Italian employees represented by the national mechanics union, approximately 120 employees are also represented by a local union under an agreement that expires in December 2000. Approximately 70 hourly employees of Hutchinson are covered under a collective bargaining agreement with the International Association of Machinists and Aerospace Workers expiring in June 1998. The Company has experienced no strikes and believes its relations with its employees and their unions to be good. See "Risk Factors -- Collective Bargaining Agreements" and "Risk Factors -- Dependence on Key Personnel."


INTELLECTUAL PROPERTY MATTERS

     Velvetouch(R), Fibertuff(R), Feramic(R), Velvetouch Feramic(R), Velvetouch Ceramic(R), Velvetouch Organik(R) and Velvetouch Metalik(R) are among the federally registered trademarks of the Company. Velvetouch(R) is the Company's principal trademark for use in the friction products aftermarket and is registered in 26 countries. In addition, the Company has a pending application with the United States Patent and Trademark Office to register the trademark "Wellman Friction Products."

     Although the Company maintains patents related to its business, the Company does not believe that its competitive position is dependent on patent protection or that its operations are dependent on any individual patent.

     To protect its intellectual property, the Company relies on a combination of internal procedures, confidentiality agreements, patents, trademarks, trade secrets law and common law, including the law of unfair competition. The Company is not aware of any pending claims of infringement or other challenges to the Company's right to use any of its intellectual property. See "Risk
Factors -- Intellectual Property Matters."

LEGAL PROCEEDINGS

     The Company is involved in lawsuits that arise in the ordinary course of its business. In the Company's opinion, the outcome of these matters will not have a material adverse effect on the Company's business, financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

     The directors, executive officers and significant employees of the Company and their respective ages and positions held with the Company, are as follows:


               NAME                  AGE                        POSITION
               ----                  ---                        --------
Norman C. Harbert(1)...............  64     Chairman of the Board, Chief Executive Officer,
                                              President and Director
Ronald E. Weinberg(1)..............  56     Vice-Chairman of the Board, Treasurer and
                                            Director
Jeffrey H. Berlin..................  36     Executive Vice President
Douglas D. Wilson..................  54     Executive Vice President, President -- FPC and
                                              President -- SKW
Thomas A. Gilbride.................  44     Vice President-Finance
Joseph J. Levanduski...............  35     Corporate Controller
Jess F. Helsel.....................  73     President -- Helsel
Timothy J. Houghton................  53     President -- Hutchinson
Paul R. Bishop(2)(3)...............  55     Director
Byron S. Krantz(3).................  62     Secretary and Director
Dan T. Moore, III(1)...............  58     Director
William J. O'Neill, Jr.(2).........  64     Director


---------------
(1) Member of the Nominating Committee

(2) Member of the Audit Committee

(3) Member of the Compensation Committee


     Norman C. Harbert has served as the Chairman of the Board, President, Chief Executive Officer and Director of the Company since March 1989. Mr. Harbert has over 39 years of manufacturing experience. From 1987 to 1988, Mr. Harbert was Chairman, President and CEO of Maverick Tube Corporation, an oil drilling equipment manufacturer, and from 1981 to 1986, he served as President and CEO of Ajax Magnethermic Corporation, an international manufacturer of induction heating and melting equipment. Prior to that time, Mr. Harbert served at Reliance Electric Company for 22 years where, in 1980, his last position was as General Manager, Rotating Products Group, with primary responsibility for a division with annual sales of $250 million. Mr. Harbert is a director of New West Eyeworks, Inc., a retail eyewear chain ("New West"), and Second Bancorp Inc., a bank holding company.



     Ronald E. Weinberg has served as Vice-Chairman of the Board, Treasurer and Director of the Company since March 1989. Mr. Weinberg has over 28 years of experience in the ownership and management of operating companies, including a number of manufacturing companies. In 1988, Mr. Weinberg led an investor group in the acquisition of New West, and Mr. Weinberg has served as Chairman of the Board of New West since that date. In 1986, Mr. Weinberg led an investor group in the acquisition of SunMedia Corp., which publishes a chain of weekly newspapers in the Cleveland market ("SunMedia"), and Mr. Weinberg has served as Chairman of the Board of SunMedia since the acquisition date. Since December 1997, Mr. Weinberg has been the Chairman and Chief Executive Officer of Timestar Communications Corp., a direct mail business in Cleveland, formerly owned by SunMedia ("Timestar").



     Jeffrey H. Berlin has served as an Executive Vice President of the Company since May 1997. Between July 1994 and May 1997, Mr. Berlin served as the Vice President -- Marketing and Corporate Development of the Company. From August 1991 to July 1994, Mr. Berlin served the Company as its Director of Corporate Development.

     Douglas D. Wilson has served as an Executive Vice President of the Company since September 1996, the President of FPC since January 1992 and the President of SKW since June 1995. From November 1990 to December 1991, he was the Executive Vice President of FPC. Mr. Wilson has been the Chairman of the Industry Advisory Group of the Center for Advanced Friction Studies at the University of Illinois at Carbondale since its formation in April 1996.

     Thomas A. Gilbride has served as Vice President -- Finance of the Company since January 1993. Between March 1989 and January 1993, Mr. Gilbride was employed by the Company in various financial and administrative capacities.


     Joseph J. Levanduski has served as Corporate Controller of the Company since April 1997. From August 1995 until April 1997, he was Controller for FPC, and from March 1996 until April 1997, he was also Group Controller coordinating the accounting functions of both FPC and SKW. Mr. Levanduski was Controller of Plasti-Kote Company, Inc., a manufacturer of aerosol spray paints, from 1988 to 1995, and Assistant Controller at Plasti-Kote from 1986 to 1988.



     Jess F. Helsel has served as President of Helco, Inc. (the predecessor to Helsel) since 1974 and has continued in that capacity since the sale of Helsel's assets to the Company in June 1994. Mr. Helsel has over 52 years of experience in the powder metal industry.


     Timothy J. Houghton has served as President of Hutchinson Foundry Products Company (the predecessor to Hutchinson) since 1992 and has continued in that capacity since the acquisition of Hutchinson by the Company in January 1997. Mr. Houghton also served as Chief Executive Officer of Hutchinson Foundry Products Company from 1992 until January 1997.


     Paul R. Bishop has served as a Director since May 1993. Mr. Bishop has served as the Chairman, President and Chief Executive Officer of H-P Products, Inc., a manufacturer of central vacuum systems and fabricated tubing and fittings, since 1977.



     Byron S. Krantz has been the Secretary and a Director since March 1989. Mr. Krantz has been a partner in the law firm of Kohrman Jackson & Krantz P.L.L. since its formation in 1984. Mr. Krantz is a director of New West.


     Dan T. Moore, III has served as a Director since March 1989. Mr. Moore has been the founder, owner and President of Dan T. Moore Company, Inc. since 1969, Soundwich, Inc. since 1988, Flow Polymers, Inc. since 1985 and Perfect Impression, Inc. since July 1994, all of which are manufacturing companies. Mr. Moore has also been Chairman of the Board of Advanced Ceramics Corporation since March 1993. He has been a director of Invacare Corporation, a manufacturer of health care equipment, since 1979.

     William J. O'Neill, Jr. has served as a Director since March 1989. Mr. O'Neill has been the President and Chief Executive Officer of Clanco Management Corp., an O'Neill family management company, since 1983. He has also served as the Managing Partner of Clanco Partners I, an Ohio general partnership, since March 1989.


     The Company's executive officers serve at the discretion of the Board of Directors, although the Company or its subsidiaries have entered into employment agreements with certain Named Executive Officers as described in "Employment Agreements."


COMPOSITION OF BOARD OF DIRECTORS


     The Board of Directors of the Company consists of six members. The Company's Second Amended and Restated Certificate of Incorporation provides that the holders of the Series D Preferred Stock will have the right to elect a majority of the directors and that the holders of the Class A Common Stock will have the right to elect the remainder. The directors are elected at the annual meeting of stockholders of the Company and each director holds office until the next annual meeting of the stockholders and until his successor has been duly elected and qualified. See "Risk Factors -- Effective Voting Control by Existing Stockholders" and "Description of Capital Stock -- Preferred Stock."

     Certain transactions among the Company and its directors or entities affiliated with certain directors of the Company are described below in "Principal and Selling Stockholders -- Stockholder Agreement" and "Certain Transactions."

BOARD COMMITTEES

     The Nominating Committee of the Board of Directors recommends qualified candidates for election as directors of the Company. The Audit Committee of the Board of Directors reviews the accounting and reporting principles, policies and practices followed by the Company and the adequacy of the Company's internal, financial and operating controls. The Compensation Committee of the Board of Directors reviews and makes recommendations regarding the compensation of executive officers of the Company and reviews general policy relating to the compensation and benefits of employees of the Company. The Compensation Committee also administers option grants under the Company's 1997 Stock Option Plan (the "1997 Plan").

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The Compensation Committee consists of Messrs. Bishop and Krantz. Mr. Bishop was not at any time during 1997, or at any other time, an officer or employee of the Company. Mr. Krantz is Secretary of the Company and a partner in the law firm of Kohrman Jackson & Krantz P.L.L., which provides legal services to the Company. See "Certain Transactions -- Other Transactions."


DIRECTOR COMPENSATION


     After the Offering, the Company will pay each director, other than Messrs. Harbert, Weinberg or Krantz, an annual fee of $10,000 that is payable $5,000 in cash and $5,000 in shares of Class A Common Stock at the then current market price, rounded to the nearest 50 shares. In addition, the Company will pay each such director $1,000 in cash for each board meeting that such director attends and $500 in cash for each telephonic board meeting that such director participates in. The Company also reimburses all directors for all expenses incurred in connection with their services as directors. No additional consideration is paid to the directors for committee participation.

EXECUTIVE COMPENSATION


     The following table sets forth the compensation awarded or paid by the Company during 1995, 1996 and 1997 to its President and Chief Executive Officer and the Company's four other most highly compensated officers and key employees (collectively, the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE


                                                        ANNUAL COMPENSATION
                                           ----------------------------------------------
                                                                             ALL OTHER
       NAME AND PRINCIPAL POSITION         YEAR    SALARY     BONUS       COMPENSATION(1)
       ---------------------------         ----   --------   --------     ---------------
Norman C. Harbert........................  1997   $400,000   $499,000         $28,000(2)
  Chairman of the Board, President and     1996    377,000    406,000          33,600(2)
     Chief Executive Officer               1995    340,000    350,000          25,100(2)

Ronald E. Weinberg.......................  1997    303,000    499,000           3,800
  Vice-Chairman of the Board and           1996    266,000    406,000           9,500
     Treasurer                             1995    231,000    350,000           9,200

Douglas D. Wilson........................  1997    244,000    134,000           3,800
  Executive Vice President; President --   1996    166,000    116,000           9,500
     FPC; and President -- SKW             1995    159,000    100,000           9,200

Jess F. Helsel...........................  1997    150,000    280,000(3)       12,300(4)
  President -- Helsel                      1996    150,000    912,000(3)       12,300(4)
                                           1995    150,000    910,000(3)       12,300(4)

Jeffrey H. Berlin........................  1997    164,000    134,000           3,800
  Executive Vice President                 1996    137,000     96,000           9,500
                                           1995     96,000     75,000           2,500


---------------


(1) Unless otherwise described, represents amounts contributed by FPC to FPC's profit sharing plan on behalf of such Named Executive Officer.



(2) Represents $15,900, $24,100 and $24,200 in premiums paid by the Company in 1995, 1996 and 1997 respectively, for term life policies of which Mr. Harbert is the insured and his wife is the beneficiary and $9,200, $9,500 and $3,800 contributed in 1995, 1996 and 1997, respectively, by FPC to FPC's profit sharing plan on behalf of Mr. Harbert.



(3) Upon the Company's acquisition of Helsel, the Company entered into an Employment Agreement with Mr. Helsel. His bonus is determined in accordance with an earnings formula set forth in that employment agreement. See "Employment Agreements."



(4) Includes $1,800 contributed by Helsel to Helsel's employee's savings and investment plan, as matching contributions relating to before-tax contributions made by Mr. Helsel under such plan, and $10,500 contributed by Helsel to Helsel's profit sharing plan on behalf of Mr. Helsel.



     None of the Named Executive Officers received any perquisites or other personal benefits, securities or property that exceeded the lesser of $50,000 or 10% of the salary and bonus for each Named Executive Officer during 1995, 1996 or 1997.


STOCK OPTION PLAN

     The 1997 Plan was adopted in November 1997, and provides for the grant of options to purchase an aggregate of 700,000 shares of the Company's Class A Common Stock. The 1997 Plan provides for the grant to employees of incentive stock options within the meaning of sec.422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the grant of nonstatutory stock options to eligible employees (including directors and officers) and non-employee directors.

     The 1997 Plan is administered by the Compensation Committee of the Board of Directors, which is charged with designating those persons to whom options are to be granted and determining the terms of options granted, including the exercise price, the number of shares subject to the option, and the time of the exercise. In granting options the Compensation Committee will take into consideration the past performance and anticipated future contribution of the potential option recipient and such other considerations the Committee deems relevant.

     Options granted under the 1997 Plan are subject to the following restrictions, among others: (1) the per share exercise price must be equal to or greater than 100%, or equal to or greater than 110% in the case of an officer or other key employee who owns, at the time an incentive stock option is granted, more than ten percent of the Class A Common Stock, of the fair market value of a share of Common Stock on the date of grant of the option, except in the case of a nonstatutory stock option in which the committee has discretion to set a per share exercise price of less than 100% of fair market value on the date of grant of the option; and (2) no option may be exercisable after the expiration of ten years from the date of its grant, and in the case of an incentive stock option granted to an officer or other key employee who owns, at the time an incentive stock option is granted, more than ten percent of the Class A Common Stock, no option is exercisable after the expiration of five years from the date of grant. If the option holder ceases to be employed by the Company because he or she is terminated for Cause (as defined in the 1997 Plan), any options held by the terminated employee will automatically expire. If an option holder's employment by the Company is terminated by reason of a mental or physical disability or death, then his or her options will expire one year after the date of termination. If an option holder's employment is terminated for any other reason, then his or her options will terminate three months from the date of termination. The 1997 Plan provides that unless otherwise provided in an individual grant, an option will become immediately fully exercisable upon the occurrence of certain transactions, such as the merger or sale of the Company.

     The 1997 Plan authorizes the Company to make loans to option holders to enable them to exercise their options. Such loans must (1) provide for recourse to the optionee, (2) bear interest at a rate no less than the prime rate of interest of the Company's principal lender and (3) be secured by the shares of Common Stock purchased. The Board of Directors has the authority to amend or terminate the 1997 Plan, provided that no such action impairs the rights of the holder of any outstanding option without the written consent of such holder, and provided further that certain amendments of the 1997 Plan are subject to stockholder approval. Unless terminated sooner, the 1997 Plan will terminate ten years from its effective date.

     At the closing of the Offering, options to purchase 310,000 shares of Class A Common Stock will be outstanding under the 1997 Plan at an exercise price equal to the public offering price and will vest over a five-year period with 20% of each such option becoming exercisable on each of the first five anniversaries of the effective date of grant. Options to purchase 390,000 shares of Class A Common Stock will remain available for grant.

BENEFIT PLANS

     FPC Profit Sharing Plan. FPC maintains a tax-qualified profit sharing plan, including features under section 401(k) of the Code, that covers substantially all of its employees. The plan generally provides for voluntary employee pre-tax contributions ranging from 1% to 10% and a discretionary FPC contribution allocated to each employee based on compensation.


     Helsel Employee's Savings and Investment Plan. Helsel maintains a tax-qualified savings and investment plan, including features under section 401(k) of the Code, that covers substantially all of its employees. The plan generally provides for voluntary employee pre-tax contributions ranging from 1% to 23%, a 50% matching contribution by Helsel (up to a maximum of 2% of an employee's compensation), and a discretionary Helsel contribution.

     Helsel Employee's Retirement Plan. Helsel sponsors a tax-qualified defined contribution plan that covers substantially all of its employees. The retirement plan provides eligible employees with an annual Helsel contribution equal to 7% of their compensation.


     FPC Pension Plan. FPC sponsors a tax-qualified non-contributory, defined benefit pension plan covering substantially all of its employees. The plan provides participating employees with retirement benefits at normal retirement age (as defined in the plan) based on specified formulas. In no event will the amount of annual retirement income determined under these formulas and payable at the participant's retirement date be greater than $90,000. In addition, federal law defines the maximum amount of annual compensation that may be taken into account in calculating the amount of the pension benefit as follows:
1989 -- $200,000; 1990 -- $209,200; 1991 -- $222,220; 1992 -- $228,860;
1993 -- $235,840; 1994 through 1996 -- $150,000; 1997 -- $160,000 (indexed for inflation). The estimated annual benefit payable at normal retirement age for each Named Executive Officer who is eligible to participate in the FPC pension plan is as follows: Mr. Harbert -- $59,200; Mr. Weinberg -- $88,100; Mr.
Wilson -- $90,000; and Mr. Berlin -- $90,000.


EMPLOYMENT AGREEMENTS


     Pursuant to Employment Agreements, each dated as of November 1, 1996, Mr. Harbert has agreed to serve as Chairman of the Board, President and Chief Executive Officer of Hawk, and Mr. Weinberg has agreed to serve as Vice-Chairman of the Board and Treasurer, through December 2004. Each receives an annual bonus based on the incentive compensation programs in effect for the Company's subsidiaries. The base salary may be adjusted by the Compensation Committee of the Board. If either Mr. Harbert or Mr. Weinberg becomes mentally or physically disabled during the term, the Company will pay his annual base salary, at the same rate preceding the disability, for the remainder of the term of the employment agreement. In the event of the death or disability of either Mr. Harbert or Mr. Weinberg during the term, the Company will also pay any of his bonus earned but not paid. Neither Mr. Harbert nor Mr. Weinberg may engage in any competitive business while he is employed by the Company and for a period of two years thereafter.



     Mr. Harbert is required to devote substantially all of his business time and effort to the Company but may serve on the boards of other companies and charitable organizations. Under the terms of Mr. Weinberg's employment agreement, he is not required to devote all of his time and effort to the business of the Company, and in recent periods, he has devoted approximately 60% of his time and effort to the business of the Company. Mr. Weinberg also serves as Chairman of the Board of New West, Chairman of the Board of SunMedia and Chairman of the Board and Chief Executive Officer of Timestar.



     In January 1998, the Company entered into a split dollar life insurance agreement with each of Mr. Harbert and Mr. Weinberg (the "Split Dollar Agreements") pursuant to which the Company purchased life insurance policies on the lives of Mr. Harbert and Mr. Weinberg in the face amounts of $1.0 million and $3.8 million, respectively. Under the terms of the Split Dollar Agreements, the Company will pay the annual premiums of the insurance policies in the amount of $46,163 for Mr. Harbert's policy and $58,586 for Mr. Weinberg's policy, and the Company will be reimbursed for such payments from the policy proceeds in an amount equal to the greater of the cash value of the policies or the total amount of premiums paid during the term of the policies. The remaining proceeds of each policy will be paid to beneficiaries designated by the insured. The Split Dollar Agreements will terminate upon the occurrence of any of the following events: (1) total cessation of the Company's business; (2) the bankruptcy, receivership or dissolution of the Company; or (3) the termination of the insured's employment by the Company (other than for reason of his death or mental or physical disability). Upon the termination of a Split Dollar Agreement, the insured will have the right to purchase the policy covered thereby for an amount equal to the greater of the cash value of the policy or the total amount of premiums paid during the term of the policy.

     An existing Wage Continuation Agreement between the Company and Mr. Harbert was amended and restated in connection with the Company's entry into a Split Dollar Agreement with Mr. Harbert. The Wage Continuation Agreement, as amended and restated, provides that if Mr. Harbert dies during the term of his employment agreement or is no longer in the active employ of the Company solely because of a mental or physical disability, the Company will pay his spouse a monthly wage continuation payment until her death in an amount equal to $12,500 per month (on an after-tax basis) less a monthly annuity (on an after-tax basis) to be purchased for the spouse of Mr. Harbert with Mr. Harbert's share of the proceeds of the split dollar insurance policy on Mr. Harbert's life. An existing Wage Continuation Agreement between the Company and Mr. Weinberg was terminated in connection with the Company's entry into a Split Dollar Agreement with Mr. Weinberg.



     Upon the acquisition of Helsel by a group led by Mr. Harbert and Mr. Weinberg, Jess F. Helsel entered into an Employment Agreement and a Consulting Agreement, each effective July 1, 1994. Mr. Helsel agreed to serve as President of Helsel through the expiration of the term of the employment agreement in June 1997. In June 1997, these agreements were amended to extend the term of the employment agreement by an additional year ending in June 1998 and to delay the commencement of the term of the consulting agreement until July 1998. Mr. Helsel receives an annual base salary of $150,000 and an annual bonus determined in accordance with specified formulas based on the amount by which Helsel's earnings before interest, income taxes, depreciation, amortization, certain corporate charges and payment of Mr. Helsel's bonus exceeds specified targets. If Mr. Helsel becomes mentally or physically disabled during the term, the Company will pay his annual base salary and bonus for the remainder of the term. Under the amended consulting agreement, the Company will pay Mr. Helsel $150,000 for each of the first two years after the expiration of the extended term of the employment agreement and $75,000 for each of the third and fourth years after the expiration of such term. Mr. Helsel may not engage in any competitive business while he is employed by the Company and for a period of five years after the expiration of the extended term of his employment agreement.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth, as of the date of this Prospectus and assuming exercise in full of the Underwriters' over-allotment option, information regarding the beneficial ownership of the Company's Class A Common Stock and Series D Preferred Stock (collectively, the "Voting Stock"), by (1) each stockholder known by the Company to be the beneficial owner of more than five percent of each class of the Company's outstanding shares of Voting Stock,
(2) each director or executive officer who beneficially owns any shares of Voting Stock, (3) all directors and executive officers of the Company as a group and (4) all Selling Stockholders. The information set forth in the table below does not include 31,250 shares of Class A Common Stock, based on an assumed public offering price of $16.00 per share, issuable upon conversion of 8.0% two-year notes in the aggregate principal amount of $1.5 million (of which up to $500,000 of the then-outstanding principal balance is convertible at the option of the holders thereof into shares of Class A Common Stock) that were issued by the Company in connection with the acquisition of Hutchinson, and assumes the exercise of warrants to purchase 1,023,793 shares of Class B Common Stock (which will be automatically converted on a one-for-one basis into shares of Class A Common Stock upon the sale by certain of the Selling Stockholders in the Offering). See "Management -- Stock Option Plan" and "Certain
Transactions -- Transactions Concurrent with the Offering." In addition, the information set forth in the table below does not include the following options to purchase shares of Class A Common Stock which will be issued at the closing of the Offering under the 1997 Plan: Mr. Berlin -- 20,000; Mr. Wilson -- 20,000; Mr. Gilbride -- 15,000; Mr. Levanduski -- 10,000; Mr. Harbert -- 10,000; Mr. Helsel -- 10,000; Mr. Weinberg -- 10,000; Mr. Bishop -- 5,000; Mr.
Krantz -- 5,000; Mr. Moore -- 5,000; and Mr. O'Neill -- 5,000. Each of the foregoing options will have an exercise price equal to the public offering price and will vest over a five-year period with 20% of each such option becoming exercisable on each of the first five anniversaries of the effective date of grant. See "Management -- Stock Option Plan." Unless otherwise indicated, the Company believes that all persons named in the table have sole investment and voting power over the shares of Voting Stock owned. Unless otherwise specified, the stockholders named in the table may be reached in care of the address of the Company set forth in this Prospectus.



                              OWNERSHIP PRIOR
                              TO THE OFFERING                           OWNERSHIP AFTER THE OFFERING
                            -------------------     SHARES OF     -----------------------------------------
                                  CLASS A            CLASS A            CLASS A              SERIES D
                              COMMON STOCK(1)        COMMON         COMMON STOCK(1)     PREFERRED STOCK(1)
                            -------------------       STOCK       -------------------   -------------------
NAME OF BENEFICIAL OWNER     SHARES     PERCENT      OFFERED       SHARES     PERCENT   SHARES     PERCENT
------------------------    ---------   -------   -------------   ---------   -------   -------    --------
William J. O'Neill,
  Jr.(2)..................  1,497,050    26.3%      1,215,549       281,501     3.1%        --        --
Norman C. Harbert(3)(4)...  1,230,625    21.6%         62,500     1,168,125    12.7%       689        45%
Ronald E.
  Weinberg(3)(5)..........  1,197,948    21.1%         62,500     1,135,448    12.4%       689        45%
CIGNA Mezzanine Partners
  III, L.P.(6)............    683,177    12.0%        683,177            --      --         --        --
Byron S. Krantz(3)(7).....    270,972     4.8%             --       270,972     3.0%       152        10%
Jeffrey H. Berlin(8)......    259,742     4.6%             --       260,742     2.8%        --        --
Lincoln National Life
  Insurance Company(9)....    206,642     3.6%        206,642            --     *           --        --
Connecticut General Life
  Insurance Company(10)...    133,974     2.4%        133,974            --     *           --        --
Douglas D. Wilson(8)......     54,838     *                --        56,838     *           --        --
Thomas A. Gilbride(8).....     48,168     *                --        49,168     *           --        --
Sheldon M. Sager(11)......     19,053     *            19,053            --     *           --        --
Martha B. Horsburgh(12)...     15,691     *            15,691            --     *           --        --
Barry J. Feld.............     12,329     *             6,164         6,165     *           --        --
Dan T. Moore, III.........     10,210     *                --        10,210     *           --        --
Jess F. Helsel............      5,604     *                --         5,604     *           --        --
Paul R. Bishop............      5,604     *                --         5,604     *           --        --
All directors and
  executive officers as a
  group (12
  individuals)............  4,580,761    80.5%      1,340,549     3,244,212    35.3%     1,530       100%

---------------

 * Less than 1.0%.

 (1) The Class A Common Stock and Series D Preferred Stock are the only voting securities of the Company that will be outstanding after the Offering. See "Description of Capital Stock."

 (2) Includes 1,491,446 shares held by Clanco Partners I, an Ohio general partnership, prior to the Offering and 275,897 shares after the Offering. Mr. O'Neill is the managing partner of Clanco Partners I and as a result has voting and dispositive power over the shares held by Clanco Partners I. Clanco Partners I is an Ohio general partnership whose address is c/o William J. O'Neill, Jr., 30195 Chagrin Boulevard, Suite 310, Pepper Pike, Ohio 44124. Mr. O'Neill is a director of the Company.

 (3) Each of these stockholders is a party to an agreement governing the voting and disposition of all shares of Voting Stock of which such stockholders are the legal or beneficial owners. Each such stockholder disclaims beneficial ownership of the shares of Voting Stock owned by the other such stockholders. See "Stockholder Agreement."

 (4) Includes 1,107,561 shares held by the Harbert Family Limited Partnership. The Harbert Family Limited Partnership is an Ohio limited partnership. Mr. Harbert is the managing general partner of the Harbert Family Limited Partnership and as a result has voting and dispositive power over the shares held by the Harbert Family Limited Partnership. Any shares sold by Mr. Harbert will be sold only if the Underwriters exercise their over-allotment option.

 (5) Includes 1,078,153 shares held by the Weinberg Family Limited Partnership. The Weinberg Family Limited Partnership is an Ohio limited partnership. Mr. Weinberg is the managing general partner of the Weinberg Family Limited Partnership and as a result has voting and dispositive power over the shares held by the Weinberg Family Limited Partnership. Any shares sold by Mr. Weinberg will be sold only if the Underwriters exercise their over-allotment option.

 (6) CIGNA Mezzanine Partners III, L.P. is a Delaware limited partnership whose address is c/o CIGNA Investments, Inc., 900 Cottage Grove Road, Hartford, Connecticut 06152-2206. Assumes the exercise of warrants to purchase 683,177 shares of Class B Common Stock which will be converted on a one-for-one basis into shares of Class A Common Stock upon sale by CIGNA Mezzanine Partners III, L.P. in the Offering.

 (7) Includes 243,876 shares held by the Krantz Family Limited Partnership. The Krantz Family Limited Partnership is an Ohio limited partnership whose address is c/o Byron S. Krantz, One Cleveland Center, 20th Floor, Cleveland, Ohio 44114. Mr. Krantz is the managing general partner of the Krantz Family Limited Partnership and as a result has voting and dispositive power over the shares held by the Krantz Family Limited Partnership.

 (8) Includes the following shares that these officers have advised the Company they, or in the case of Mr. Gilbride, his spouse, intend to purchase in the
     Offering: Mr. Berlin -- 1,000 shares; Mr. Wilson -- 2,000 shares; and the spouse of Mr. Gilbride -- 1,000 shares.

 (9) Lincoln National Life Insurance Company is an Indiana corporation whose address is 200 East Berry Street, 2R-13, Fort Wayne, Indiana 46802. Assumes the exercise of warrants to purchase 206,642 shares of Class B Common Stock which will be converted on a one-for-one basis into shares of Class A Common Stock upon sale by Lincoln National Life Insurance Company in the Offering.

(10) Connecticut General Life Insurance Company is a Connecticut corporation whose address is c/o CIGNA Investments, Inc., 900 Cottage Grove Road, Hartford, Connecticut 06152-2206. Assumes the exercise of warrants to purchase 133,974 shares of Class B Common Stock which will be converted on a one-for-one basis into shares of Class A Common Stock upon sale by Connecticut General Life Insurance Company in the Offering.


(11) From September 1993 through December 1997, Mr. Sager was Executive Vice President of Clanco Management Corp, an O'Neill family management company of which Mr. O'Neill is the President and Chief Executive Officer.



(12) From September 1992 to March 1995, Ms. Horsburgh was an employee of Clanco Management Corp.

STOCKHOLDER AGREEMENT

     Messrs. Harbert, Weinberg and Krantz are parties to a Stockholders' Voting Agreement, effective as of November 27, 1996, that as amended provides that to the extent that any of them is the legal or beneficial owner of any shares of voting stock of the Company, including any shares of Class A Common Stock or Series D Preferred Stock, they will vote those shares (1) in favor of electing Messrs. Harbert, Weinberg and Krantz (so long as each desires to serve) or their respective designees to the Board of Directors of the Company, (2) in favor of electing such other directors to the Board of Directors as a majority of Messrs. Harbert, Weinberg and Krantz or their respective designees shall direct and (3) with respect to such matters as are submitted to a vote of the stockholders of the Company as a majority of Messrs. Harbert, Weinberg and Krantz or their respective designees shall direct. If any of Messrs. Harbert, Weinberg or Krantz or their respective affiliates sells more than 50% of the Class A Common Stock beneficially owned by such individual on the date of the Offering, the obligation of the other parties to continue to vote their shares of Class A Common Stock and Series D Preferred Stock for the selling stockholder or his designee as a director will terminate. The agreement will terminate upon the first to occur of the mutual written agreement of the parties to terminate the agreement or the death of the last to die of Messrs. Harbert, Weinberg or Krantz or their respective designees; provided that the provisions described in clauses
(1) and (2) above will terminate sooner in the event that none of Messrs. Harbert, Weinberg and Krantz (or any designee thereof) remains on the Board of Directors.

                              CERTAIN TRANSACTIONS

TRANSACTIONS CONCURRENT WITH THE OFFERING


     Preferred Stock Redemption. Upon the closing of the Offering, the Company will effect the Preferred Stock Redemption by (1) redeeming all of the outstanding shares of Series A Preferred Stock, 351 of the 702 outstanding shares of Series B Preferred Stock and seven of the 1,189 outstanding shares of Series C Preferred Stock, at their liquidation value, plus accrued and unpaid dividends, and (2) exchanging the remaining outstanding shares of Series B and Series C Preferred Stock for an equal number of shares of Series D Preferred Stock. Assuming such transactions are consummated as of May 29, 1998, the Series A Preferred Stock will be redeemed for approximately $1.4 million, the Series B Preferred Stock for approximately $356,000 and the Series C Preferred Stock for approximately $7,000, including accrued and unpaid dividends. See "Use of Proceeds."



     The Series A Preferred Stock redemption proceeds will be distributed to the holders of Series A Preferred Stock, including approximately: $1.0 million to Clanco Partners I, of which William J. O'Neill, Jr. is the managing partner; $290,000 to Clanco FLP, of which Mr. O'Neill is a director of its general partner; and $100,000 to the Dorothy K. O'Neill Revocable Trust, of which Mr. O'Neill is also a co-trustee. The Series B Preferred Stock redemption proceeds will be distributed to certain holders of Series B Preferred Stock, including approximately $320,000 to Clanco FLP.


     Following the Preferred Stock Redemption, the Company will exchange all shares of Series B and Series C Preferred Stock of which each of Messrs. Harbert, Weinberg and Krantz is the legal and beneficial owner for an equal number of shares of Series D Preferred Stock. Immediately prior to the Preferred Stock Redemption, Mr. Weinberg will purchase certain shares of Series C Preferred Stock from other stockholders so that, following the exchange described in the preceding sentence, he will own the same amount of shares of Series D Preferred Stock as Mr. Harbert. Upon the closing of the Offering, Messrs. Harbert, Weinberg and Krantz will own all of the outstanding shares of Series D Preferred Stock and there will be no shares of Series A, Series B or Series C Preferred Stock outstanding. See "Principal and Selling Stockholders" and "Description of Capital Stock -- Preferred Stock."

     All shares of Series A, Series B and Series C Preferred Stock redeemed or exchanged in the Preferred Stock Redemption will be cancelled and permanently retired. For a description of the terms of the Series D Preferred Stock, see "Description of Capital Stock -- Preferred Stock."

     The Company will not implement the Preferred Stock Redemption or the exchange of Series B and Series C Preferred Stock for Series D Preferred Stock unless the Offering is consummated.

     Partial June 1995 Note Repayment. On June 30, 1995, Mr. Harbert and Mr. Weinberg, along with others, issued notes to the Company to repay certain indebtedness incurred by them with respect to the acquisition of Helsel (the "June 1995 Notes"). Each of Mr. Harbert's and Mr. Weinberg's note has outstanding principal in the amount of $802,000. The June 1995 Notes are due and payable on July 1, 2002 and bore interest at the prime rate plus 1.25% per annum through September 30, 1996, and at the prime rate thereafter. The Company expects that each of Mr. Harbert and Mr. Weinberg will use a portion of the proceeds they receive as Selling Stockholders to repay $302,000 in principal on the June 1995 Notes, reducing the outstanding principal balance on their respective notes to $500,000. Any shares sold by Mr. Harbert or Mr. Weinberg will be sold only if the Underwriters exercise their over-allotment option. See "Stockholder Notes."

HAWK CONTROLLING STOCKHOLDER MERGER

     In November 1996, concurrently with the closing of the offering of the Senior Notes, the Company completed the merger of Hawk Holding Corp., a Delaware corporation and a principal stockholder of the Company ("Hawk Holding"), with and into the Company in a tax-free reorganization under Section 368(a)(1)(A) of the Code (the "Hawk Controlling Stockholder Merger"). Hawk Holding had no material assets other than the capital stock of the Company. Prior to the merger, Hawk Holding owned 33.9% of the outstanding shares of Class A Common Stock of the Company and 1,250 shares of the Series A Preferred Stock with a liquidation value of $1.25 million, plus accrued and unpaid dividends. Hawk Holding's only liabilities were its debts to the Company and Hawk Holding's stockholders in the aggregate amount of approximately $870,000. As a result of the merger, the Series A Preferred Stock owned by Hawk Holding was cancelled, and the Company issued its Series C Preferred Stock in the aggregate amount of approximately $1.19 million ($1.25 million less $61,000), which was equal to the liquidation value of the Series A Preferred Stock owned by Hawk Holding less $61,000 of indebtedness of Hawk Holding to the Company, which was cancelled in the merger. In the merger, the Company also cancelled the shares of Class A Common Stock of the Company owned by Hawk Holding and then reissued the same amount of shares of Class A Common Stock pro rata to the Hawk Holding stockholders. The common stockholders of Hawk Holding included: Norman C. Harbert, Chairman of the Board, President, Chief Executive Officer and a Director and stockholder of the Company who owned 44.2% of Hawk Holding; Ronald
E. Weinberg, Vice-Chairman of the Board, Treasurer and a Director and stockholder of the Company who owned 42.1%; Byron S. Krantz, Secretary and a Director and stockholder of the Company who owned 9.7%; Thomas A. Gilbride, Vice President - Finance and a stockholder of the Company who owned 1.9%; and Dan T. Moore, III, a Director of the Company, Douglas D. Wilson, Executive Vice President and a stockholder of the Company, and Clanco Partners I, each of whom owned less than 1.0%. William J. O'Neill, Jr., a Director and a stockholder of the Company, is the managing partner of Clanco Partners I.

     Hawk Holding's liabilities included $61,000 of indebtedness to the Company under a note that bore interest at the prime rate and was due on demand, and approximately $809,000 of indebtedness to certain of its stockholders under a note that bore interest at the prime rate plus 1.75% per annum and was due March 14, 1994. Upon the effectiveness of the Hawk Controlling Stockholder Merger, the $61,000 indebtedness of Hawk Holding to the Company was cancelled. Of the $809,000 aggregate principal amount of indebtedness to stockholders, approximately $364,000 was owed to Mr. Harbert for his portion of the note, $347,000 was owed to Mr. Weinberg for his portion and $81,000 was owed to Mr. Krantz for his portion. Upon the effectiveness of the Hawk Controlling Stockholder Merger, the $809,000 aggregate principal amount of indebtedness was converted into Series C Preferred Stock with a liquidation value of $809,000, and the Company issued Series C Preferred Stock with a liquidation value of $380,000 pro rata to the Hawk Holding stockholders.

THE 1995 HELSEL TRANSACTION

     In June 1995, Helsel became a wholly-owned subsidiary of the Company. Helsel was acquired in June 1994 by a control group of Company stockholders led by Messrs. Harbert and Weinberg. Helsel was operated by the control group of Company stockholders from the date of the 1994 acquisition until its merger in June 1995 with a subsidiary of the Company. Pursuant to the terms of that merger, each outstanding share of common stock of Helsel was converted into shares of Class A Common Stock of the Company at an exchange ratio based on an independent valuation. Each outstanding share of the preferred stock of Helsel was surrendered in exchange for one fully paid share of Series B Preferred Stock of the Company. The terms of the Series B Preferred Stock of the Company are identical in all material respects to the terms of the Helsel preferred stock. At the time of the merger, the following directors and executive officers of the Company became the beneficial owners of the number of shares of Class A Common Stock (as adjusted for the stock split) and Series B Preferred Stock set forth opposite their names:

                                                             SHARES          SHARES
                                                           OF CLASS A      OF SERIES B
                  NAME OF STOCKHOLDER                     COMMON STOCK   PREFERRED STOCK
                  -------------------                     ------------   ---------------
William J. O'Neill, Jr.*................................     7,116             315
Norman C. Harbert.......................................     5,313             158
Ronald E. Weinberg......................................     5,313             158
Jeffrey H. Berlin.......................................     2,532              13
Byron S. Krantz.........................................     1,179              35
Douglas D. Wilson.......................................       123               3
Thomas A. Gilbride......................................        78               1
Paul R. Bishop..........................................        55              --
Jess F. Helsel..........................................        55              --

---------------

* Includes 7,061 shares of Class A Common Stock issued to a predecessor-in-interest of Clanco Partners I and 315 shares of Series B Preferred Stock owned by Clanco FLP, of which Mr. O'Neill is a director of its general partner.

     In connection with its acquisition of Helsel's assets from Helco, Inc. ("Helco"), the Company issued a secured promissory note in the original principal amount of $500,000 to Helco, which note is due August 1, 1999. Jess F. Helsel, the President of Helsel, is a director, officer and stockholder of Helco. The note bears interest at the rate of prime plus 1% per annum (currently 9.5%), is payable in four equal annual principal installments of $125,000 and quarterly installments of interest accrued on the outstanding principal balance (currently $250,000), and is secured by a security interest in Helsel's assets and certain guaranties made by the Company, Mr. Harbert and Mr. Weinberg.

     On July 1, 1994, the Company issued 9% subordinated notes to the investment group formed to acquire Helsel, Inc. in the aggregate principal amount of $200,000. One such note, in the original principal amount of $90,000, was issued to the William J. O'Neill, Sr. Irrevocable Trust A, of which Mr. O'Neill is a co-trustee. All of these notes were repaid in full in June 1995.

STOCKHOLDER NOTES

     Certain stockholders of the Company issued June 1995 Notes as follows: by Mr. Harbert in the original principal amount of approximately $802,000; by Mr. Weinberg in the original principal amount of approximately $802,000; and by Mr. Krantz in the original principal amount of approximately $60,000. The June 1995 Notes remain outstanding. The Company expects that Mr. Harbert and Mr. Weinberg will use a portion of any proceeds they receive as Selling Stockholders to prepay in part their June 1995 Notes. See "Transactions Concurrent with the Offering."

     In addition, Mr. Wilson and Clanco Partners I each issued a note to the Company on June 30, 1995 with the same terms as the June 1995 Notes. The original principal amount of each such note was $162,500. Mr. Wilson repaid his note to the Company in full in February 1997, and Clanco Partners I repaid its note to the Company in full in August 1996.

OTHER TRANSACTIONS


     The Company is a party to an expense sharing arrangement under which the Company shares certain expenses of its Cleveland, Ohio headquarters with Weinberg Capital Corporation, of which Mr. Weinberg is President and sole shareholder. Pursuant to a formula based on full-time equivalent personnel, the Company pays approximately 54% of the overhead costs of the headquarters, including, without limitation, rent, utilities and copying, telephone and other expenses. The aggregate amount of the payments by the Company for the shared headquarters was approximately $241,000 in 1997, $128,000 in 1996 and $130,000 in 1995.



     The Company purchases raw materials from a corporation of which Dan T. Moore, III is an officer and a principal shareholder. Mr. Moore is a Director of the Company. The Company paid approximately $1,143,000 for such raw materials in 1997 and $901,000 in 1996.



     Byron S. Krantz, a Director and the Secretary of the Company, is a partner of the law firm of Kohrman Jackson & Krantz P.L.L., which provides legal services to the Company. The Company paid legal fees to Kohrman Jackson & Krantz P.L.L. in 1997 of $413,000 and in 1996 of $469,000 for services in connection with a variety of matters, including the acquisitions of Hutchinson and Sinterloy, the registration, sale and exchange of the Senior Notes and the Hawk Controlling Stockholder Merger.


     The Company believes that the terms of the transactions and the agreements described above are at least as favorable as those which it could otherwise have obtained from unrelated parties. On-going and future transactions with related parties will be: (1) on terms at least as favorable as those that the Company would be able to obtain from unrelated parties; (2) for bona fide business purposes; and (3) approved by a majority of the disinterested and non-employee directors.

                          DESCRIPTION OF CAPITAL STOCK

     At the time of the Offering, the authorized capital stock of the Company consists of (1) 75,000,000 authorized shares of Class A Common Stock, $.01 par value per share, 9,187,750 shares of which will be outstanding upon consummation of the Offering, (2) 10,000,000 authorized shares of Class B Common Stock, none of which will be outstanding upon consummation of the Offering, and (3) 500,000 authorized shares of Serial Preferred Stock, $.01 par value per share ("Preferred Stock"), of which no shares of Series A, Series B or Series C Preferred Stock and 1,530 shares of Series D Preferred Stock will be outstanding upon consummation of the Offering and of which 100,000 shares of Series E Preferred Stock, par value $.01 per share (the "Series E Preferred Stock"), will be reserved for issuance under the terms of the Rights Agreement described below. The foregoing description of the Company's capital stock assumes (1) the sale by the Selling Stockholders of 1,635,000 shares of Class A Common Stock in the Offering, including the exercise of warrants to purchase 1,023,793 shares of Class B Common Stock (which will be automatically converted on a one-for-one basis into shares of Class A Common Stock upon the sale by certain of the Selling Stockholders in the Offering) and (2) the consummation of the Preferred Stock Redemption. See "Use of Proceeds" and "Certain
Transactions -- Transactions Concurrent with the Offering." The following summary description of the capital stock of the Company does not purport to be complete and is qualified in its entirety by reference to the Second Amended and Restated Certificate of Incorporation of the Company (the "Certificate") and to the Amended and Restated By-laws of the Company (the "By-laws"), copies of which are available as described under "Available Information."

COMMON STOCK

     The powers, preferences and rights of the Class A Common Stock, and the qualifications, limitations and restrictions thereof, are in all respects identical to those of the Class B Common Stock, except for voting and conversion rights. The Class B Common Stock was issued to comply with certain regulatory requirements imposed upon stockholders that are affiliates of insurance institutions.

     Each holder of Class A Common Stock is entitled to one vote per share owned of record on the applicable record date on all matters presented to a vote of the stockholders, including the election of certain directors. See
"Management -- Composition of Board of Directors" and "Preferred Stock." Except as may otherwise be required by the Delaware General Corporation Law and the Certificate, the holders of Class B Common Stock are not entitled to vote on any matters to be voted on by the stockholders of the Company.

     The Class B Common Stock is convertible into Class A Common Stock on a one-for-one basis (1) automatically upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act, and (2) at the request of a third party transferee under certain circumstances. In case of any merger or consolidation of the Company with any other entity as a result of which the holders of Class A Common Stock are entitled to receive cash, property, stock or other securities with respect to or in exchange for their Class A Common Stock, or in case of any sale or conveyance of all or substantially all of the assets of the Company, the holders of each share of Class B Common Stock have the right thereafter to convert such share of Class B Common Stock into the kind and amount of cash, property, stock or other securities receivable upon such consolidation, merger, sale or conveyance by a holder of one share of Class A Common Stock.

     Subject to the rights of the holders of any outstanding Preferred Stock, each holder of Common Stock is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation or dissolution of the Company, each holder of Common Stock will be entitled to share pro rata in any distribution of the Company's assets after the payment of all debts and other liabilities, subject to the rights of the holders of any outstanding Preferred Stock.

     The holders of the Class A and Class B Common Stock have no preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights (other than as stated herein) or redemption or sinking fund provisions with respect to such stock.

     All outstanding shares of Common Stock are, and when issued the shares of Class A Common Stock offered hereby will be, fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors has the authority (without action by the stockholders) to issue the authorized and unissued Preferred Stock in one or more additional series, to designate the number of shares constituting any such series, and to fix, by resolution, the preferences, rights, privileges, restrictions and other rights thereof, including voting rights, liquidation preferences, dividend rights and conversion and redemption rights of such series. Under certain circumstances, the Company could issue this Preferred Stock as a method of discouraging, delaying or preventing a change of control of the Company. The Company does not currently intend to issue any additional shares of Preferred Stock except as described in this Prospectus.

     Concurrently with the closing of the Offering and pursuant to the Preferred Stock Redemption, the Company will (1) redeem all of the outstanding shares of Series A Preferred Stock, 351 of the 702 outstanding shares of Series B Preferred Stock and seven of the 1,189 outstanding shares of Series C Preferred Stock, and (2) exchange the remaining outstanding shares of Series B and Series C Preferred Stock for an equal number of shares of Series D Preferred Stock. As a result of the Preferred Stock Redemption, all redeemed or exchanged shares of Series A, Series B and Series C Preferred Stock will be cancelled and permanently retired. See "Certain Transactions -- Transactions Concurrent with the Offering."

     The following is a description of the terms of the Series D Preferred
Stock:

     - Dividends on the Series D Preferred Stock are cumulative and accrue at the rate of 9.8% per annum, payable quarterly.

     - The holders of the Series D Preferred Stock have the right to elect a majority of the members of the Board of Directors and to vote separately as a class on any proposal to effect a fundamental corporate change (such as a merger, consolidation, recapitalization or sale of all or substantially all of the assets of the Company) that is submitted to the stockholders of the Company for a vote. The voting rights of the shares of Series D Preferred Stock will terminate: (1) as to any of the Harbert, Weinberg or Krantz family groups owning such shares on the date of consummation of the Offering (each, a "Family Group") in the event that such Family Group sells or otherwise ceases to control more than 50% of the total number of shares of Class A Common Stock owned by it on the date of consummation of the Offering, as adjusted; (2) as to all of such shares upon the earlier to occur of (a) the date of death of the last to die of Mr. Harbert, his son (Carl J. Harbert, II), Mr. Weinberg or his son (Ronald E. Weinberg, Jr.) or (b) the date that both the Harbert and Weinberg Family Groups sell or cease to control more than 50% of the total number of shares of Class A Common Stock owned by them on the date of consummation of the Offering, as adjusted; and (3) as to any of the Family Groups in the event of the breach by such Family Group of the restrictions on transfer of the Series D Preferred Stock described below. See "Management -- Composition of Board of Directors" and "Anti-Takeover Effects of the Company's Governing Documents."

     - Shares of Series D Preferred Stock may only be sold or transferred between any of the Family Groups or any of the members of such Family Groups. Any Family Group that sells or transfers shares in violation of such transfer restrictions and any transferee receiving such shares will not be entitled to vote its shares of Series D Preferred Stock.

     - The Company may, either (1) with the consent of all holders of the Series D Preferred Stock for as long as they have the voting rights described above, or (2) without the consent of such holders following the termination of such voting rights, redeem all of the outstanding shares of Series D Preferred Stock, provided the Company is not in default in the payment of any dividends on such series of Preferred Stock then outstanding, for $1,000 per share plus all accrued and unpaid dividends to the date of redemption.

     - Each share of Series D Preferred Stock is entitled to a liquidation preference equal to $1,000 per share plus any accrued and unpaid dividends thereon after payment of all debts and other liabilities of the Company and before any payment or distribution is made on the Common Stock (or any other subordinate class or series of stock of the Company). The holders of the Series D Preferred Stock have no preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or sinking fund provisions with respect to such stock. The Series D Preferred Stock is not listed or quoted on any stock exchange or market.

     In addition, the Board of Directors has authorized the issuance of up to 100,000 shares of Series E Preferred Stock in connection with the Rights Agreement. For a description of the Rights Agreement and the terms of the Series E Preferred Stock, see "Rights Agreement."

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     Generally, Section 203 of the Delaware General Corporation Law prohibits a publicly-held Delaware corporation from engaging in a broad range of "business combinations" with an "interested stockholder" (defined generally as a person owning 15% of more of a corporation's outstanding voting stock) for three years following the date such person became an interested stockholder unless: (1) before the person becomes an interested stockholder, the board of directors of the corporation approves either the transaction resulting in such person becoming an interested stockholder or the business combination; (2) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the interested stockholder owns 85% or more of the outstanding voting stock of the corporation (excluding shares owned by directors who are also officers of the corporation or shares held by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (3) following the date on which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder. In the Certificate, the Company has opted to be governed by the foregoing provisions of Section 203.

ANTI-TAKEOVER EFFECTS OF THE COMPANY'S GOVERNING DOCUMENTS

     Certain provisions of the Certificate and By-laws of the Company may be deemed to have an anti-takeover effect and may delay, discourage or prevent a change of control of the Company. In addition to the ability of the Board of Directors to issue Preferred Stock, these provisions include the following:

     Vacancies on Board of Directors. The Certificate provides that, subject to the terms of the Preferred Stock, only the Board of Directors may fill vacant directorships. As a result, a stockholder interested in gaining control of the Company will be precluded from removing incumbent directors and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with its own nominees.

     Special Meetings of Stockholders. The Certificate provides that special meetings of stockholders of the Company may be called only by a majority of the Board of Directors, the Chairman or Vice-Chairman of the Board or holders of at least 25% of the shares of the Company entitled to vote. This provision will make it more difficult for stockholders to take actions opposed by the Board of Directors.

     Elimination of Actions by Written Consent. The Certificate provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

     Advance Notice Requirements for Stockholder Proposals and Director Nominations. The By-laws provide that stockholders seeking to bring business before an annual or special meeting of stockholders, or to nominate candidates for election as directors at an annual or special meeting of stockholders, must give the Company not less than 60 days nor more than 90 days prior notice of such intent; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, such stockholder must give the Company notice of its proposal or nomination in compliance with the provisions of the By-laws no later than the close of business on the tenth day following the notice of the meeting; and provided further that in the event Rule 14a-8, as amended from time to time, under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires notice of a stockholders' proposal to be received by the Company more than 90 days prior to the meeting, such longer notice period shall control. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

     None of the foregoing provisions may be amended or repealed except by an affirmative vote of the holders of at least two-thirds of the outstanding shares of voting stock of the Company.

RIGHTS AGREEMENT


     Adoption of Rights Agreement. On November 13, 1997, the Board of Directors declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock. The dividend was paid to the stockholders of record as of 5:00 P.M., Cleveland, Ohio time, on January 16, 1998 (the "Effective Date"), and is payable with respect to Common Stock issued thereafter until the Distribution Date (as defined below) and, in certain circumstances, with respect to Common Stock issued after the Distribution Date. Except as set forth below, each Right, when it becomes exercisable, entitles the registered holder to purchase from the Company one one-thousandth of a share of Series E Preferred Stock (the "Preferred Shares") at a price of $70.00 per one one-thousandth of a Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement, dated as of January 16, 1998 (the "Rights Agreement"), between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent").

     The following summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement (a copy of which is available as described under "Available Information"), including the definitions therein of certain terms used in the foregoing description.

     Issue of Right Certificates. The Rights are attached to all certificates representing outstanding Common Stock, and no separate Right Certificates (as defined below) have been distributed. The Rights will separate from the Common Stock on the earliest to occur of (1) the first date of public announcement that any person or entity, alone or together with its affiliates and associates (a "Person"), other than those that are Exempt Persons (as defined below), has acquired beneficial ownership of 15% or more of the outstanding Class A Common Stock (other than pursuant to certain permitted offers), or (2) the close of business on the tenth business day (or such later date as the Board of Directors of the Company may determine) following the commencement of, or first public announcement of an intention to commence, a tender or exchange offer the consummation of which would result in any Person becoming an Acquiring Person (as defined below), including, in the case of both clauses (1) and (2) above, any such date which is after the date of the Rights Agreement and prior to the issuance of the Rights (the earliest of such dates being called the "Distribution Date"). Any Person whose acquisition of Common Stock causes a Distribution Date pursuant to clause (1) above is an "Acquiring Person." The first date of public announcement that a Person has become an Acquiring Person is the "Shares Acquisition Date." For purposes of the Rights Agreement, the definition of Acquiring Person excludes certain Persons (the "Exempt Persons"), including Mr. Harbert, Mr. Weinberg and their respective affiliates and associates.

     The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption, exchange, or expiration of the Rights), new Common Stock certificates issued after the Effective Date upon transfer or new issuance of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption, exchange, or expiration of the Rights), the surrender for transfer of any certificates for Common Stock outstanding as of the Effective Date will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As promptly as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date (and to each initial record holder of certain Common Stock issued after the Distribution Date), and such separate Right Certificates alone will evidence the Rights.

     Exercise and Expiration of Rights. The Rights are not exercisable until the Distribution Date and will expire at 5:00 P.M., Cleveland, Ohio time, on January 16, 2008, unless earlier redeemed or exchanged by the Company as described below. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

     Flip-In Provision. In the event that any Person, other than those that are Exempt Persons, becomes an Acquiring Person other than pursuant to certain permitted offers, each holder of a Right will have (subject to the terms of the Rights Agreement) the right to receive upon exercise the number of shares of Common Stock, or, in the discretion of the Board of Directors, the number of one one-thousandths of a Preferred Share (or, in certain circumstances, other securities of the Company) determined in accordance with a formula based on the then Purchase Price divided by 50% of the then current per share market price of the Class A Common Stock (the "Flip-In Right"). Notwithstanding the foregoing, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or any affiliate or associate thereof will be null and void.

     Flip-Over Provision. In the event that, at any time following the Shares Acquisition Date, (1) the Company is acquired in a merger or other business combination transaction in which the holders of all of the outstanding Common Stock immediately prior to the consummation of the transaction are not the holders of all of the surviving corporation's voting power, or (2) more than 50% of the Company's assets or earning power is sold or transferred, in either case with or to an Acquiring Person or any affiliate or associate thereof, or any other person in which such Acquiring Person, affiliate or associate has an interest, or any Person acting on behalf of or in concert with such Acquiring Person, affiliate or associate, or, if in such transaction all holders of Common Stock are not treated alike, then each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right (the "Flip-Over Right") to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company or the Company, as the case may be, having a value determined in accordance with a formula based on the then Purchase Price divided by 50% of the then current per share market price of the common stock of such acquiring company. The holder of a Right will continue to have the Flip-Over Right whether or not such holder exercises or surrenders the Flip-In Right.

     Adjustment of Purchase Price. The Purchase Price payable, and the number of one one-thousandths of a Preferred Share or other securities issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (2) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares or (3) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular quarterly cash dividends or a dividend payable in preferred shares) or of subscription rights or warrants (other than "equivalent preferred shares," as defined in the Rights Agreement). The Purchase Price is also subject to adjustment in the event of a stock split of the Common Stock, or a stock dividend on the Common Stock payable in Common Stock, or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

     Redemption of Rights.  At any time prior to the earlier to occur of either
(1) a Person becoming an Acquiring Person or (2) the expiration of the Rights, the Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the "Redemption Price"), which redemption shall be effective upon the action of the Board of Directors. The Company may at its option pay the Redemption Price in cash or Common Stock. Additionally, the Company may redeem the then outstanding Rights in whole, but not in part, at the Redemption Price after a Shares Acquisition Date and before the expiration of any period during which the Flip-Over Right may be exercised in connection with a merger or other business combination transaction or series of transactions involving the Company in which all holders of Common Stock are treated alike but not involving (other than as a holder of Common Stock being treated like all other such holders) any Person acting directly or indirectly on behalf of, or in concert with, any Acquiring Person, or its affiliates or associates. The Board of Directors may only redeem Rights if a majority of the Disinterested Directors (as defined in the Rights Agreement) authorizes such redemption. Upon the effective date of the redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     Exchange of Rights. At any time after a Person becomes an Acquiring Person but before such Acquiring Person, together with all affiliates and associates thereof, becomes the "Beneficial Owner" (defined in the Rights Agreement) of 50% or more of the Common Stock then outstanding, the Company may, at its option, exchange all or part of the then outstanding and exercisable Rights (other than those owned by the Acquiring Person, together with any affiliates and associates of such Acquiring Person, which have become null and void) at an exchange ratio of one share of Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction involving either the Common Stock or the Preferred Shares occurring after the date of the Rights Agreement (the "Exchange Ratio"). The Board of Directors may only exchange Rights if a majority of the Disinterested Directors authorizes such exchange. Immediately upon the action of the Board of Directors ordering the exchange of any Rights and without any further action and without any notice, the right to exercise such rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive that number of shares of Common Stock equal to the number of such rights held by such holder multiplied by the Exchange Ratio.

     Amendment of Rights Agreement. Prior to the Distribution Date, the Company may supplement or amend any provision of the Rights Agreement without the approval of the holders of Common Stock. From and after the Distribution Date, the Company generally may supplement or amend the Rights Agreement without the approval of the holders of Right Certificates in order (1) to cure any ambiguity, (2) to correct or supplement any provision which may be defective or inconsistent with any other provisions, (3) to shorten or lengthen any time period or (4) to change or supplement the provisions in any manner which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person or an affiliate or associate of an Acquiring Person). The Company may not supplement or amend any provision of the Rights Agreement unless a majority of the Disinterested Directors authorizes such supplement or amendment.

     Anti-Takeover Effects of Rights. The Rights have certain anti-takeover effects. If triggered, the Rights would cause substantial dilution to an Acquiring Person that acquires more than 15% of the Class A Common Stock on terms not approved by a majority of the Disinterested Directors. The Rights could discourage or make more difficult a merger, tender offer or similar transaction. However, the Rights should not interfere with any merger or other business combination approved by a majority of the Disinterested Directors prior to the time an Acquiring Person becomes such, because until such time the Rights may be redeemed by the Company.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Certificate provides that directors and officers shall be indemnified against liabilities arising from their service as directors or officers to the fullest extent permitted by law, including payment in advance of a final disposition of a director's or officer's expenses and attorneys' fees incurred in defending any action, suit or proceeding. Except in the case of an action, suit or proceeding brought by or in the right of the Company against an officer or director, a court must approve such indemnification if the officer or director is adjudged liable. Presently, the Delaware General Corporation Law provides that to be entitled to indemnification an individual must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the Company's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

     Delaware law permits a corporation to purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against him and incurred by him in his capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him against such liability under the Delaware General Corporation Law. The Company maintains a directors' and officers' liability insurance policy.

     At present, there is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any director or officer.

LIMITATION ON DIRECTOR LIABILITY

     The Certificate also provides that, to the fullest extent permitted by the Delaware General Corporation Law, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision presently limits a director's liability except where a director (1) breaches his or her duty of loyalty to the Company or its stockholders,

(2) fails to act in good faith or engages in intentional misconduct or a knowing violation of law, (3) authorizes payment of an unlawful dividend or stock repurchase or redemption or (4) obtains an improper personal benefit.

     This provision is consistent with Section 102(b)(7) of the Delaware General Corporation Law, which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations. The Company believes this provision will assist it in maintaining and securing the services of qualified directors who are not employees of the Company. This provision has no effect on the availability of non-monetary equitable remedies, such as injunction or rescission. If equitable remedies are found not to be available to stockholders for any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Class A Common Stock is Continental Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offering, the Company will have 9,187,750 shares of Class A Common Stock and no shares of Class B Common Stock outstanding. Of these shares, 5,135,000 shares of Class A Common Stock sold in the Offering will be freely tradeable without restriction (except as to affiliates of the Company) or registration under the Securities Act. The remaining 4,052,750 outstanding shares of Class A Common Stock held by existing stockholders of the Company will be "restricted securities" within the meaning of Rule 144 under the Securities Act ("Rule 144"). Of those shares, 48,554 shares held by non-affiliates of the Company are available for immediate sale in the public market subject to the limitations of Rule 144. All of the Company's directors, executive officers and significant employees who held Class A Common Stock prior to the Offering and certain of the Selling Stockholders have agreed that, subject to certain limited exceptions (which permit certain sales in compliance with Rule 144), for a period of 180 days after the date of this Prospectus they will not, without the prior written consent of Schroder & Co. Inc., offer, sell or otherwise dispose of any shares of Class A Common Stock. Given these contractual restrictions, beginning 180 days after the date of this Prospectus, 4,004,196 of such shares would be available for immediate sale in the public market subject to the limitations of Rule 144. In addition, a substantial number of shares of Class A Common Stock issuable upon exercise of options granted pursuant to the 1997 Plan will become eligible for future sale in the public market at prescribed times. See "Management -- Stock Option Plan."


     In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of restricted shares from the Company or any "affiliate" of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Class A Common Stock (approximately 91,878 shares immediately after the Offering) or the average weekly trading volume of the Class A Common Stock on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission, Washington, D.C. (the "Commission"). Sales under Rule 144 are also subject to certain manner of sales provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the later of the date of acquisition of restricted shares from the Company or from any affiliate of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144 without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

     The Company intends to file a registration statement on Form S-8 under the Securities Act to register an aggregate of 700,000 shares of Class A Common Stock reserved for issuance under the

1997 Plan. The registration statement is expected to be filed and to become effective within 180 days following the date of this Prospectus. Shares of Common Stock issued upon exercise of options granted under the 1997 Plan after the effective date of such registration statement will be eligible for sale in the public market subject to the contractual restrictions described above and, in the case of options exercised by affiliates, the Rule 144 volume limitations applicable to affiliates.

     Since there has been no public market for shares of Class A Common Stock of the Company, the Company is unable to predict the effect, if any, that sales made under Rule 144, pursuant to future registration statements, or otherwise, may have on any then prevailing market price of the Class A Common Stock. Nevertheless, sales of a substantial amount of the Class A Common Stock in the public market could adversely affect market prices, as well as the Company's ability to raise additional capital through an offering of securities.

                                  UNDERWRITING

     The Underwriters named below have severally agreed, subject to certain conditions, to purchase from the Company and the Selling Stockholders the aggregate number of shares of Class A Common Stock set forth opposite their respective names:


                                                              NUMBER OF
UNDERWRITERS                                                   SHARES
------------                                                  ---------
Schroder & Co. Inc. ........................................
Lehman Brothers Inc.........................................
McDonald & Company Securities, Inc. ........................

                                                              ---------
          Total.............................................  5,135,000
                                                              =========


     The Underwriting Agreement provides that the Underwriters are obligated to purchase all of the 5,135,000 shares of Class A Common Stock offered hereby, if any are purchased. The Representatives have advised the Company and the Selling Stockholders that the Underwriters propose to offer the shares to the public initially at the public offering price set forth on the cover page of this Prospectus; that the Underwriters propose initially to offer a concession not in
excess of $          per share to certain dealers, including the Underwriters;
that the Underwriters and such dealers may initially allow a discount not in
excess of $          per share to other dealers; and that the public offering
price and the concession and discount to dealers may be changed by the Representatives after the commencement of the Offering.

     Certain of the Selling Stockholders have granted to the Underwriters options expiring at the close of business on the 30th day after the date of the Underwriting Agreement, to purchase up to an aggregate of 770,250 additional shares of Class A Common Stock, at the public offering price less underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. The Underwriters may exercise the options only to cover over-allotments, if any. To the extent that the Underwriters exercise these options, each Underwriter will be committed, subject to certain conditions, to purchase a number of the additional shares proportionate to such Underwriter's initial commitment.

     The Company, the Selling Stockholders and the Underwriters have agreed to indemnify each other against liabilities, including liabilities under the Securities Act.


     The Company and all its directors, executive officers and significant employees who held Class A Common Stock prior to the Offering and certain of the Selling Stockholders have agreed, subject to certain limited exceptions (which permit certain sales in compliance with Rule 144), not to offer to sell, grant any option to purchase or otherwise dispose of any shares of Class A Common Stock held by them for a period of 180 days after the date of this Prospectus, without the prior written consent of Schroder & Co. Inc. See "Shares Eligible for Future Sale."


     At the request of the Company, the Underwriters have reserved up to 50,000 shares of Class A Common Stock for sale at the public offering price to certain directors, officers and employees of the Company, their business affiliates and related parties who have expressed an interest in purchasing shares. Such purchases will be made under the same terms and conditions as will be offered by the Underwriters in the Offering.

     The Class A Common Stock has been approved for listing on the New York Stock Exchange under the symbol HWK. The Underwriters have advised the New York Stock Exchange that the minimum distribution, issuance and aggregate market value requirements for listing on the New York Stock Exchange will be achieved in the Offering.

     The Representatives have advised the Company that, pursuant to Regulation M under the Exchange Act, certain persons participating in the Offering may engage in transactions, including over-allotments, stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the Class A Common Stock at a level above that which might otherwise prevail in the open market. An "over-allotment" refers to the Underwriters' sale of more shares of Class A Common Stock than they are required to purchase from the Company and the Selling Stockholders in the Offering, thereby creating a short position in the Class A Common Stock for the account of the Underwriters. A "stabilizing bid" is a bid for or the purchase of Common Stock on behalf of the Underwriters for the purpose of fixing or maintaining the market price of the Class A Common Stock. A "syndicate covering transaction" is a bid for or the purchase of Class A Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the Offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the Offering if the shares of Class A Common Stock originally sold by such Underwriter or syndicate member are purchased by the Representatives in a syndicate covering transaction and therefore have not been effectively placed by such Underwriter or syndicate member. The Representatives have advised the Company that such transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

     Prior to the Offering, there has been no public market for the Class A Common Stock. The public offering price will be negotiated between the Company and the Representatives. Among the factors to be considered in determining the public offering price, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related business.

     Schroder & Co. Inc. and McDonald & Co. Securities, Inc. acted as placement agents for the Senior Notes and received customary compensation.

                                 LEGAL MATTERS


     Certain legal matters with respect to the Class A Common Stock will be passed upon for the Company by Kohrman Jackson & Krantz P.L.L., Cleveland, Ohio. Byron S. Krantz, a partner in Kohrman Jackson & Krantz P.L.L., is the beneficial owner of 270,972 shares of Class A Common Stock and 152 shares of Series D Preferred Stock, has been granted an option to purchase 5,000 shares of Class A Common Stock pursuant to the 1997 Plan and is the Secretary and a Director of the Company. Marc C. Krantz, a son of Byron S. Krantz and a partner in Kohrman Jackson & Krantz P.L.L., is the Assistant Secretary of the Company. The Company paid legal fees to Kohrman Jackson & Krantz P.L.L. in 1997 of $413,000 and in 1996 of $469,000 for services in connection with a variety of matters, including the acquisitions of Hutchinson and Sinterloy, the registration, sale and exchange of the Senior Notes and the Hawk Controlling Stockholder Merger. Certain legal matters will be passed upon for the Underwriters by Arter & Hadden LLP, Cleveland, Ohio.


                                    EXPERTS


     The consolidated financial statements of the Company and its subsidiaries as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.



     The consolidated financial statements of SKW and subsidiaries as of December 31, 1994 and 1993, and for each of the two years in the period ended December 31, 1994, and for the statements of operations and cash flows for the six month period ended June 30, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


     The balance sheets of Houghton Acquisition Corporation d/b/a Hutchinson Foundry Products Company as of December 31, 1996 and 1995 and the related statements of income, stockholders' equity (deficit) and cash flows for the years ended December 31, 1996, 1995 and 1994 included in this Prospectus have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Sinterloy Inc. as of December 31, 1996 and 1995, and the related statements of income, stockholder's equity and cash flows for the years then ended included in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is currently subject to certain of the informational requirements of the Exchange Act, and in accordance therewith and the terms of the Senior Note Indenture, files reports, statements, and other information with the Commission. Such reports, statements and other information filed by the Company may be inspected and copied at the Commission's principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part thereof may be obtained from the

Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of fees prescribed by the Commission. In addition, the Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company.

     The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Offering. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. For further information with respect to the Company and the Offering, reference is made to the Registration Statement, which may be inspected at the office of the Commission without charge and copies of which may be obtained from and upon request of the Commission and payment of the prescribed fee.

                   REPORTS TO HOLDERS OF CLASS A COMMON STOCK

     The Company intends to distribute to its stockholders annual reports containing financial statements audited by its independent auditors and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                                HAWK CORPORATION

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
HAWK CORPORATION
Report of Independent Auditors..............................  F-3
Consolidated Balance Sheets as of December 31, 1996 and 1997
  and March 31, 1998 (Unaudited)............................  F-4
Consolidated Statements of Operations for the years ended
  December 31, 1995, 1996 and 1997 and for the three months
  ended March 31, 1997 and 1998 (Unaudited).................  F-6
Consolidated Statements of Shareholders' Equity (Deficit)
  for the years ended December 31, 1995, 1996 and 1997 and
  for the three months ended March 31, 1998 (Unaudited).....  F-7
Consolidated Statements of Cash Flows for the years ended
  December 31, 1995, 1996 and 1997 and for the three months
  ended March 31, 1997 and 1998 (Unaudited).................  F-8
Notes to Consolidated Financial Statements..................  F-10

S.K. WELLMAN LIMITED, INC.
Report of Independent Auditors..............................  F-32
Consolidated Balance Sheets as of December 31, 1993 and
  1994......................................................  F-33
Consolidated Statements of Operations for the years ended
  December 31, 1993 and 1994 and the six months ended June
  30, 1995..................................................  F-34
Consolidated Statements of Shareholders' Equity for the
  years ended December 31, 1993 and 1994....................  F-35
Consolidated Statements of Cash Flows for the years ended
  December 31, 1993 and 1994, and the six months ended June
  30, 1995..................................................  F-36
Notes to Consolidated Financial Statements..................  F-37

HOUGHTON ACQUISITION CORPORATION D/B/A HUTCHINSON FOUNDRY
  PRODUCTS COMPANY
Report of Independent Accountants...........................  F-44
Balance Sheets as of December 31, 1995 and 1996.............  F-45
Statements of Income for the years ended December 31, 1994,
  1995 and 1996.............................................  F-46
Statements of Stockholders' Equity (Deficit) for the years
  ended December 31, 1994, 1995 and 1996....................  F-47
Statements of Cash Flows for the years ended December 31,
  1994, 1995 and 1996.......................................  F-48
Notes to Financial Statements...............................  F-49

SINTERLOY, INC.
Report of Independent Auditors..............................  F-57
Balance Sheets as of December 31, 1995 and 1996 and June 30,
  1997 (Unaudited)..........................................  F-58
Statements of Income for the years ended December 31, 1995
  and 1996 and six months ended June 30, 1997 (Unaudited)...  F-59
Statements of Shareholder's Equity for the years ended
  December 31, 1995 and 1996 and six months ended June 30,
  1997 (Unaudited)..........................................  F-60
Statements of Cash Flows for the years ended December 31,
  1995 and 1996 and six months ended June 30, 1997
  (Unaudited)...............................................  F-61
Notes to Financial Statements...............................  F-62

                      (This page intentionally left blank)

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
Hawk Corporation


     We have audited the accompanying consolidated balance sheets of Hawk Corporation and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hawk Corporation and subsidiaries at December 31, 1997 and 1996 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                          /s/ ERNST & YOUNG LLP
Cleveland, Ohio

March 20, 1998

                                HAWK CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)


                                                             DECEMBER 31,
                                                         --------------------     MARCH 31,
                                                           1996        1997         1998
                                                         --------    --------    -----------
                                                                                 (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................  $ 25,774    $  4,388     $  6,592
  Accounts receivable, less allowance of $182 in 1996,
     $321 in 1997 and $382 in 1998.....................    16,783      25,746       30,092
  Inventories:
     Raw materials and work-in-process.................    16,707      17,362       17,962
     Finished products.................................     4,157       4,721        4,169
                                                         --------    --------     --------
                                                           20,864      22,083       22,131
  Deferred income taxes................................     2,432       2,833        2,822
  Other current assets.................................       935       1,375        1,721
                                                         --------    --------     --------
          Total current assets.........................    66,788      56,425       63,358
PROPERTY, PLANT AND EQUIPMENT:
  Land.................................................     1,080       1,218        1,199
  Buildings and improvements...........................     7,615      10,877       10,875
  Machinery and equipment..............................    45,766      57,104       58,086
  Furniture and fixtures...............................     1,611       2,326        2,524
  Construction in progress.............................     2,825       1,914        4,207
                                                         --------    --------     --------
                                                           58,897      73,439       76,891
  Less accumulated depreciation........................    14,755      20,959       22,674
                                                         --------    --------     --------
          Total property, plant and equipment..........    44,142      52,480       54,217
OTHER ASSETS:
  Intangible assets....................................    39,939      56,539       55,775
  Net assets held for sale.............................     3,604       3,604        3,604
  Shareholder notes....................................     1,838       1,675        1,673
  Other................................................     2,130       2,363        2,219
                                                         --------    --------     --------
          Total other assets...........................    47,511      64,181       63,271
                                                         --------    --------     --------
TOTAL ASSETS...........................................  $158,441    $173,086     $180,846
                                                         ========    ========     ========

                                HAWK CORPORATION

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                            MARCH 31, 1998
                                                                                              PRO FORMA
                                                                                           DETACHABLE STOCK
                                                          DECEMBER 31,                       WARRANTS AND
                                                       -------------------    MARCH 31,     SHAREHOLDERS'
                                                         1996       1997        1998          EQUITY(1)
                                                       --------   --------   -----------   ----------------
                                                                             (UNAUDITED)     (UNAUDITED)
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable...................................  $  8,194   $ 10,369    $ 14,085
  Short term borrowings..............................                1,744       1,775
  Accrued compensation...............................     6,775      8,069       5,556
  Other accrued expenses.............................     2,405      5,494      10,043
  Current portion of long-term debt..................       714      1,955       1,399
                                                       --------   --------    --------
         Total current liabilities...................    18,088     27,631      32,858
LONG-TERM LIABILITIES:
  Long-term debt.....................................   128,469    130,193     129,776
  Deferred income taxes..............................     4,090      6,322       6,302
  Other..............................................     2,004      1,811       1,806
                                                       --------   --------    --------
         Total long-term liabilities.................   134,563    138,326     137,884
DETACHABLE STOCK WARRANTS, SUBJECT TO PUT OPTION.....     4,600      9,300       9,300
SHAREHOLDERS' EQUITY (DEFICIT):
  Preferred Stock....................................         1          1           1
  Series D preferred stock, $.01 par value and an
    aggregate liquidation value of $1,530, plus any
    accrued and unpaid dividends with 9.8% cumulative
    dividend (1,530 shares authorized, issued and
    outstanding).....................................                                          $     1
  Class A common stock, $.01 par value;
    75,000,000 shares authorized, 4,663,957 issued
    and outstanding..................................        14         14          47              47
  Class B common stock, $.01 par value, 10,000,000
    shares authorized, none issued or outstanding....                                               10
  Additional paid-in capital.........................     1,964      1,964       1,931             176
  Retained earnings (deficit)........................      (974)    (3,120)        113           6,601
  Accumulated other comprehensive income.............       185     (1,030)     (1,288)         (1,288)
                                                       --------   --------    --------         -------
         Total shareholders' equity (deficit)........     1,190     (2,171)        804         $ 5,552
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY
  (DEFICIT)..........................................  $158,441   $173,086    $180,846
                                                       ========   ========    ========


(1) The Unaudited Pro Forma Detachable Stock Warrants and Shareholders' Equity above gives effect to the exchange of the detachable stock warrants, subject to put option, for 1,023,793 shares of Class B Common Stock; and the redemption of all 1,375 outstanding shares of Series A Preferred Stock, 351 of the outstanding shares of Series B Preferred Stock and seven of the outstanding shares of Series C Preferred Stock, together with accrued and unpaid dividends thereon.


See notes to consolidated financial statements.

                                HAWK CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                         THREE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                   MARCH 31,
                                            ---------------------------------------   -------------------------
                                               1995          1996          1997          1997          1998
                                            -----------   -----------   -----------   -----------   -----------
                                                                                             (UNAUDITED)
Net sales.................................   $  84,643     $ 123,997     $ 159,086     $  36,884     $  49,978
Cost of sales.............................      61,164        91,884       113,650        26,368        33,787
                                             ---------     ---------     ---------     ---------     ---------
Gross profit..............................      23,479        32,113        45,436        10,516        16,191
Expenses:
  Selling, technical and administrative
     expenses.............................      11,575        15,468        19,375         4,554         5,703
  Amortization of intangibles.............       1,924         2,806         3,938           829           899
  Plant consolidation expense.............                     4,028            50
                                             ---------     ---------     ---------     ---------     ---------
Total expenses............................      13,499        22,302        23,363         5,383         6,602
Income from operations....................       9,980         9,811        22,073         5,133         9,589
Interest expense..........................       7,323        11,270        15,307         3,679         3,824
Expenses from canceled public offering....                                     889
Other (income) expense, net...............        (130)         (366)         (676)         (250)            4
                                             ---------     ---------     ---------     ---------     ---------
Income (loss) before income taxes,
  minority interest and extraordinary
  item....................................       2,787        (1,093)        6,553         1,704         5,761
Income taxes..............................       1,593           789         3,679           806         2,448
Minority interest.........................         432
                                             ---------     ---------     ---------     ---------     ---------
Income (loss) before extraordinary item...         762        (1,882)        2,874           898         3,313
Extraordinary item -- write-off of
  deferred financing costs, net of $798
  income taxes............................                    (1,196)
                                                           ---------
Net income (loss).........................   $     762     $  (3,078)    $   2,874     $     898     $   3,313
                                             =========     =========     =========     =========     =========
Earnings (loss) per share:
  Basic:
     Earnings (loss) before extraordinary
       charge.............................   $     .11     $    (.45)    $     .55     $     .18     $     .69
     Extraordinary charge.................                      (.26)
                                             ---------     ---------     ---------     ---------     ---------
  Basic earnings (loss) per share.........   $     .11     $    (.71)    $     .55     $     .18     $     .69
                                             =========     =========     =========     =========     =========
  Diluted:
     Earnings (loss) before extraordinary
       charge.............................         .09          (.45)          .45           .14           .57
     Extraordinary charge.................                      (.26)
                                             ---------     ---------     ---------     ---------     ---------
  Diluted earnings (loss) per share.......   $     .09     $    (.71)    $     .45     $     .14     $     .57
                                             =========     =========     =========     =========     =========



See notes to consolidated financial statements.

                                HAWK CORPORATION

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                             (DOLLARS IN THOUSANDS)

                                                                       PREFERRED   COMMON   COMMON    COMMON
                                               PREFERRED   PREFERRED     STOCK     STOCK    STOCK     STOCK     ADDITIONAL
                                                 STOCK       STOCK     $.01 PAR    NO PAR   $3 PAR   $.01 PAR    PAID-IN
                                                  10%         9%         VALUE     VALUE    VALUE     VALUE      CAPITAL
                                               ---------   ---------   ---------   ------   ------   --------   ----------
Balance at January 1, 1995...................   $ 2,625      $ 370                 $ 377    $ 158
 Comprehensive income
   Net income................................
   Other comprehensive income................
     Minimum pension liability...............
     Foreign currency translation............
 Total comprehensive income..................
 Merger of Helsel and Hawk...................    (2,625)      (370)         1       (377)    (158)       14        8,724
 Preferred stock dividend....................
 Purchase of warrants........................                                                                     (7,000)
                                                -------      -----       ----      -----    -----      ----      -------
Balance at December 31, 1995.................                               1                            14        1,724
 Comprehensive income (loss)
   Net loss..................................
   Other comprehensive income................
     Minimum pension liability...............
     Foreign currency translation............
 Total comprehensive income (loss)...........
 Merger of Hawk Holding Corp. and Hawk.......                                                                        240
 Preferred stock dividend....................
                                                -------      -----       ----      -----    -----      ----      -------
Balance at December 31, 1996.................                               1                            14        1,964
 Comprehensive income
   Net income................................
   Other comprehensive income................
     Minimum pension liability...............
     Foreign currency translation............
 Total comprehensive income..................
 Preferred stock dividend....................
 Adjustment to carrying value of detachable
   warrant...................................
                                                -------      -----       ----      -----    -----      ----      -------
Balance at December 31, 1997.................                               1                            14        1,964
 Comprehensive income (unaudited)
   Net income (unaudited)....................
   Other comprehensive income................
     Foreign currency translation
       (unaudited)...........................
 Total comprehensive income (unaudited)......
 Stock split (unaudited).....................                                                            33          (33)
 Preferred stock dividend (unaudited)........
                                                -------      -----       ----      -----    -----      ----      -------
Balance at March 31, 1998 (unaudited)........   $            $           $  1      $        $          $ 47      $ 1,931
                                                =======      =====       ====      =====    =====      ====      =======

                                                            ACCUMULATED
                                               RETAINED        OTHER
                                               EARNINGS    COMPREHENSIVE
                                               (DEFICIT)      INCOME        TOTAL
                                               ---------   -------------   -------
Balance at January 1, 1995...................   $ 2,368                    $ 5,898
 Comprehensive income
   Net income................................       762                        762
   Other comprehensive income................
     Minimum pension liability...............                    (328)        (328)
     Foreign currency translation............                     207          207
                                                                           -------
 Total comprehensive income..................                                  641
 Merger of Helsel and Hawk...................      (474)                     4,735
 Preferred stock dividend....................      (326)                      (326)
 Purchase of warrants........................                               (7,000)
                                                -------       -------      -------
Balance at December 31, 1995.................     2,330          (121)       3,948
 Comprehensive income (loss)
   Net loss..................................    (3,078)                    (3,078)
   Other comprehensive income................
     Minimum pension liability...............                      (9)          (9)
     Foreign currency translation............                     315          315
                                                                           -------
 Total comprehensive income (loss)...........                               (2,772)
 Merger of Hawk Holding Corp. and Hawk.......                                  240
 Preferred stock dividend....................      (226)                      (226)
                                                -------       -------      -------
Balance at December 31, 1996.................      (974)          185        1,190
 Comprehensive income
   Net income................................     2,874                      2,874
   Other comprehensive income................
     Minimum pension liability...............                     337          337
     Foreign currency translation............                  (1,552)      (1,552)
                                                                           -------
 Total comprehensive income..................                                1,659
 Preferred stock dividend....................      (320)                      (320)
 Adjustment to carrying value of detachable
   warrant...................................    (4,700)                    (4,700)
                                                -------       -------      -------
Balance at December 31, 1997.................    (3,120)       (1,030)      (2,171)
 Comprehensive income (unaudited)
   Net income (unaudited)....................     3,313                      3,313
   Other comprehensive income................
     Foreign currency translation
       (unaudited)...........................                    (258)        (258)
                                                                           -------
 Total comprehensive income (unaudited)......                                3,055
 Stock split (unaudited).....................
 Preferred stock dividend (unaudited)........       (80)                       (80)
                                                -------       -------      -------
Balance at March 31, 1998 (unaudited)........   $   113       $(1,288)     $   804
                                                =======       =======      =======


See notes to consolidated financial statements.

                                HAWK CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)


                                                                                  THREE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,           MARCH 31,
                                                -------------------------------   ------------------
                                                  1995       1996        1997       1997      1998
                                                --------   ---------   --------   --------   -------
                                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...........................  $    762   $  (3,078)  $  2,874   $    898   $ 3,313
  Adjustments to reconcile net income (loss)
    to net cash provided by operating
    activities:
    Depreciation and amortization.............     5,527       8,418     10,497      2,427     2,638
    Accretion of discount on debt.............       325         650        650        163       163
    Deferred income taxes.....................       377         352      1,666
    Minority interest.........................       432
    Extraordinary item, net of tax............                 1,196
  Changes in operating assets and liabilities,
    net of acquired assets:
    Accounts receivable.......................       (53)        524     (6,947)    (5,097)   (4,555)
    Inventories...............................    (1,398)       (759)      (963)    (1,871)     (154)
    Other assets..............................     1,115           4       (621)      (953)     (367)
    Accounts payable..........................       196        (294)     1,971        859     3,800
    Other liabilities.........................       430      (1,147)     4,862         44     2,101
                                                --------   ---------   --------   --------   -------
  Net cash provided by (used in) operating
    activities................................     7,713       5,866     13,989     (3,530)    6,939
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of S.K. Wellman Limited, Inc., net
    of cash acquired..........................   (61,607)
  Purchase of Hutchinson Foundry Products
    Company...................................                          (10,639)   (10,368)
  Purchase of Sinterloy, Inc..................                          (16,419)
  Purchases of property, plant and
    equipment.................................    (3,781)     (8,275)    (8,337)    (1,194)   (3,658)
  Loans to shareholders.......................    (2,000)
  Payments received on shareholder notes......                   162        163         63         2
                                                --------   ---------   --------   --------   -------
  Net cash used in investing activities.......   (67,388)     (8,113)   (35,232)   (11,499)   (3,656)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings on short-term
    debt......................................                            1,744                   87
  Proceeds from borrowings on long-term
    debt......................................   102,000     181,373      1,224
  Payments on long-term debt..................   (30,726)   (149,765)    (2,226)      (325)   (1,086)
  Net borrowings (payments) under revolving
    credit lines..............................    (1,280)
  Purchase of warrants........................    (7,000)
  Deferred financing costs....................    (2,799)     (4,678)      (565)       227
  Payments of preferred stock dividends.......      (326)       (226)      (320)       (80)      (80)
  Other.......................................      (121)        546                    68
                                                --------   ---------   --------   --------   -------
  Net cash provided by (used in) financing
    activities................................    59,748      27,250       (143)      (110)   (1,079)
                                                --------   ---------   --------   --------   -------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.................................        73      25,003    (21,386)   (15,139)    2,204
CASH AND CASH EQUIVALENTS BEGINNING OF
  PERIOD......................................       698         771     25,774     25,744     4,388
                                                --------   ---------   --------   --------   -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD....  $    771   $  25,774   $  4,388   $ 10,635   $ 6,592
                                                ========   =========   ========   ========   =======


See notes to consolidated financial statements.

                                HAWK CORPORATION

                             (DOLLARS IN THOUSANDS)

SUPPLEMENTAL CASH FLOW INFORMATION


                                                                           THREE MONTHS
                                                                              ENDED
                                            YEAR ENDED DECEMBER 31,         MARCH 31,
                                         -----------------------------    --------------
                                          1995       1996       1997       1997     1998
                                         -------    -------    -------    ------    ----
                                                                           (UNAUDITED)
Cash payments for interest.............  $ 6,260    $11,024    $14,265    $1,040    $992
                                         =======    =======    =======    ======    ====
Cash payments for income taxes.........  $ 1,929    $ 1,153    $ 2,187              $100
                                         =======    =======    =======              ====
Noncash investing and financing
  activities:
  Equipment purchased with capital
     leases............................             $ 2,019    $ 1,306
                                                    =======    =======
  Acquisition of Helsel minority
     interest through issuance of
     stock.............................  $ 4,735
                                         =======


Reconciliation of assets acquired and liabilities assumed

                                                               SK WELLMAN -- 1995
                                                               ------------------
Fair value of assets acquired, net of cash acquired.........        $76,666
Liabilities assumed.........................................        (15,059)
                                                                    -------
Cash paid for acquisition, net of cash received.............        $61,607
                                                                    =======

                                                               HUTCHINSON -- 1997
                                                               ------------------
Fair value of assets acquired...............................        $13,747
Liabilities assumed.........................................         (1,608)
Note payable issued.........................................         (1,500)
                                                                    -------
Cash paid for acquisition...................................        $10,639
                                                                    =======

                                                               SINTERLOY -- 1997
                                                               -----------------
Fair value of assets acquired...............................        $17,013
Liabilities assumed.........................................           (594)
                                                                    -------
Cash paid for acquisition...................................        $16,419
                                                                    =======

See notes to consolidated financial statements.

                                HAWK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                 YEARS ENDED DECEMBER 31, 1995, 1996, AND 1997


                 THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)


                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


A. BASIS OF PRESENTATION


     The consolidated financial statements of Hawk Corporation and its wholly-owned subsidiaries, also include, effective July 1, 1994, the accounts of Helsel, Inc. (Helsel) and, effective July 1, 1995, the accounts of S.K. Wellman Limited, Inc. (Wellman), and, effective January 2, 1997, the accounts of Hutchinson Products Corporation (Hutchinson), and, effective August 1, 1997, the accounts of Sinterloy Corporation (Sinterloy) (collectively, the Company). See Note C. All significant intercompany accounts and transactions have been eliminated in the accompanying financial statements. Certain amounts have been reclassified in 1995 and 1996 to conform with the 1997 presentation.


     The Company designs, engineers, manufactures and markets specialized components, principally made from powder metals, used in a wide variety of aerospace, industrial and commercial applications.


     The accompanying unaudited consolidated financial statements at March 31, 1998 and for the three months ended March 31, 1997 and 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.


B. SIGNIFICANT ACCOUNTING POLICIES

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost and include expenditures for additions and major improvements. Expenditures for repairs and maintenance are charged to operations as incurred. The Company principally uses either the straight-line or the unit method of depreciation for financial reporting purposes based on annual rates sufficient to amortize the cost of the assets over their estimated useful lives (5 to 40 years). Accelerated methods of depreciation are used for federal income tax purposes.

  INTANGIBLE ASSETS


     Intangible assets are amortized using the straight-line method over periods ranging from 3 to 40 years. The ongoing value and remaining useful life of intangible assets are subject to periodic evaluation and the Company currently expects the carrying amounts to be fully recoverable. If events and circumstances indicate that intangible assets might be impaired, an undiscounted cash flows methodology would be used to determine whether an impairment loss should be recognized.

                                HAWK CORPORATION

  FOREIGN CURRENCY TRANSLATION


     The assets and liabilities of the Company's foreign subsidiaries are translated into U.S. dollars at year-end exchange rates. Revenues and expenses are translated at weighted average exchange rates. Gains and losses from transactions are included in results of operations. Gains and losses resulting from translation are included in other equity adjustments in the consolidated balance sheets.


  REVENUE RECOGNITION

     Revenue from the sale of the Company's products is recognized upon shipment to the customer. Costs and related expenses to manufacture the products are recorded as costs of sales when the related revenue is recognized.

  SIGNIFICANT CONCENTRATIONS

     The Company provides credit, in the normal course of its business, to original equipment and after-market manufacturers. The Company's customers are not concentrated in any specific geographic region. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses which, when realized, have been within the range of management's expectations.


     The Company has one customer that accounted for 13.8%, 10.4% and 8.6% of net sales during the years ended December 31, 1995, 1996 and 1997, respectively.



     Accounts receivable balances from this customer represent approximately 4% and 5% of the Company's consolidated accounts receivable at December 31, 1996 and 1997, respectively.


  PRODUCT RESEARCH AND DEVELOPMENT


     Research and development costs are expensed as incurred. The Company's expenditures for product development and engineering were approximately $2,000 in 1995, $2,639 in 1996 and $3,136 in 1997.


  ADVERTISING


     Advertising costs are expensed as incurred. Advertising expenses amounted to approximately $385, $197 and $292 in 1995, 1996 and 1997, respectively.


  INCOME TAXES

     The Company uses the liability method in measuring the provision for income taxes and recognizing deferred tax assets and liabilities in the balance sheet. The liability method requires that deferred income taxes reflect the tax consequences of currently enacted rates for differences between the tax and financial reporting bases of assets and liabilities.

  FAIR VALUE OF FINANCIAL INSTRUMENTS


     At December 31, 1996 and 1997 and March 31, 1998, the carrying value of the Company's financial instruments, which include cash, cash equivalents, accounts receivable and long-term debt, approximate their fair value.

                                HAWK CORPORATION

  COMPREHENSIVE INCOME



     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income, which requires that an enterprise classify items of other comprehensive income, as defined therein, by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. The Company adopted SFAS No. 130 in the first quarter of 1998.


  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS


     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. This statement establishes standards for reporting financial and descriptive information about operating segments. Under SFAS No. 131, information pertaining to the Company's operating segments will be reported on the basis that is used internally for evaluating segment performance and making resource allocation determinations. Management is currently studying the potential effects of adoption of this statement, which is required in 1998.



     In February 1998, the Financial Accounting Standards Board issued SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits. This statement does not change the recognition or measurement of pension and postretirement benefit plans, but standardizes disclosure requirements for pensions and other postretirement benefits, eliminates certain disclosures and requires certain additional information. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997.


C.  BUSINESS ACQUISITIONS


     Effective June 30, 1994, Helsel, a corporation owned 53% by a control group of Company shareholders (Hawk Control Group) and 47% by other investors, commenced operations and acquired substantially all of the net assets of Helco, Inc. (Helco) for approximately $8,600. The acquisition was accounted for as a purchase. Effective June 30, 1995, Helsel became a wholly-owned subsidiary of the Company whereby each outstanding share of common stock of Helsel was exchanged, based on an independent valuation, for .0693955 shares of common stock of the Company. Additionally, the Company issued one share of 9% preferred stock for each share of Helsel preferred stock. In total, 6,940 Class A common shares and 702 Series B preferred shares were issued to the Helsel shareholders. Because the Hawk Control Group owned a controlling interest in Helsel, the 1995 transaction was accounted for as a merger of entities under common control and the Company's 1994 financial statements were restated to include Helsel since June 30, 1994. In addition, the acquisition of the other investors' 47% interest in Helsel, effective June 30, 1995, was accounted for as the purchase of a minority interest. Accordingly, the excess of the purchase price over the estimated fair value of the minority interest ($3,600) was recorded as goodwill and is being amortized over 30 years.



     On June 30, 1995, the Company acquired for cash substantially all of the net assets of S.K. Wellman Limited, Inc. for approximately $62,000. The acquisition was accounted for as a purchase. The excess of the purchase price over the estimated fair value of the net assets acquired in the amount of $15,800 is being amortized over 15 years and is included in intangible assets. The operating results of Wellman are included in the Company's consolidated statements of operations since the date of

                                HAWK CORPORATION
acquisition. As a result of this acquisition, the Company consolidated certain operating facilities. Accordingly, the net carrying value of the facilities the Company closed and is planning to sell are reflected as net assets held for sale on the accompanying balance sheets. The net assets held for sale are stated at the lower of the carrying amount or fair value less costs to sell and consist primarily of land and buildings. In addition, for the year ended December 31, 1996, the Company incurred and expended approximately $4,000 of costs relating primarily to the relocation of machinery and equipment.



     Effective January 2, 1997, Hutchinson acquired all of the outstanding capital stock of Hutchinson Products Company for (1) $10,600 in cash; (2) $1,500 in 8% two-year convertible notes; and (3) contingent payments to be made by the Company if certain earnings targets are met. The acquisition has been accounted for as a purchase. The excess of the purchase price over the estimated fair value of the capital stock acquired in the amount of $7,600 is being amortized over 30 years and is included in intangible assets. The results of operations of Hutchinson are included in the Company's consolidated statements of operations since the date of acquisition.



     Effective August 1, 1997, Sinterloy acquired substantially all of the assets (except cash) and assumed certain liabilities of Sinterloy, Inc., for $16,400 in cash. The acquisition was accounted for as a purchase. The excess of the purchase price over the estimated fair value of the assets less the assumed liabilities in the amount of $11,400 is being amortized over 30 years and is included in intangible assets. The results of operations of Sinterloy are included in the Company's consolidated statements of operations since the date of acquisition.


     The following unaudited pro forma consolidated results of operations give effect to the Hutchinson and Sinterloy acquisitions as though they had occurred on January 1, 1996 and include certain adjustments, such as additional amortization expense as a result of goodwill and increased interest expense related to debt incurred for the acquisitions.




                                                                                   THREE MONTHS
                                                       YEAR ENDED DECEMBER 31,        ENDED
                                                       ------------------------     MARCH 31,
                                                          1996          1997           1997
                                                       ----------    ----------    ------------
                                                                                   (UNAUDITED)
Net sales............................................   $144,215      $167,710       $ 40,684
                                                        ========      ========       ========
Net income (loss)....................................   $ (2,207)     $  5,279       $  1,662
                                                        ========      ========       ========
Basic earnings (loss) per share......................   $   (.52)     $   1.06       $    .34
                                                        ========      ========       ========
Diluted earnings (loss) per share....................   $   (.52)     $    .87       $    .28
                                                        ========      ========       ========



     Pro forma net sales and net income (loss) are not necessarily indicative of the net sales and net income (loss) that would have occurred had the acquisitions been made at the beginning of the year or the results which may occur in the future.


     In November 1996, the Company merged with Hawk Holding Corp. (Old Hawk), a corporation that owned approximately 34% of the outstanding common stock of the Company, in a tax-free reorganization. At the time of the merger, Old Hawk was 96% owned by the Hawk Control Group and 4% owned by other investors. In the merger, the Company acquired and canceled the shares of Class A common stock of the Company owned by Old Hawk and reissued the same amount of shares of Class A common stock pro rata to the Old Hawk stockholders. In addition, the Company acquired and canceled the Class A preferred stock of the Company owned by Old Hawk, and issued 1,190 shares of Class C preferred stock, which has a liquidation value substantially equal to the aggregate liquidation value of the Class A preferred stock previously owned by Old Hawk. Since the Company and Old Hawk were under common control, the Company recorded the acquisition of the Hawk Control Group's interest in

                                HAWK CORPORATION

Old Hawk at historical cost and the acquisition of the other investors' ownership interest as a purchase of minority interest. Accordingly, the excess of the purchase price over the estimated fair value of the minority interest acquired in the amount of $240 was recorded as goodwill and is being amortized over 30 years.


D. INTANGIBLE ASSETS

     The components of intangible assets and related amortization periods are as follows:


                                                           DECEMBER 31,
                                                       --------------------
                                                         1996        1997
                                                       --------    --------
Product certifications (19 to 40 years)..............  $ 20,820    $ 20,820
Goodwill (15 to 40 years)............................    22,012      41,055
Deferred financing costs (3 to 7 years)..............     4,678       5,611
Proprietary formulations and patents (10 years)......     1,806       1,806
Other................................................       779         806
                                                       --------    --------
                                                         50,095      70,098
Accumulated amortization.............................   (10,156)    (13,559)
                                                       --------    --------
                                                       $ 39,939    $ 56,539
                                                       ========    ========


     Product certifications were acquired and valued based on the Company's position as a certified supplier of friction materials to the major manufacturers of commercial aircraft brakes.

E. FINANCING ARRANGEMENTS


                                             DECEMBER 31,
                                         --------------------     MARCH 31,
                                           1996        1997         1998
                                         --------    --------    -----------
                                                                 (UNAUDITED)
Senior Subordinated Notes..............  $ 26,375    $ 27,025     $ 27,188
Senior Notes...........................   100,000     100,000      100,000
Other..................................     2,808       5,123        3,987
                                         --------    --------     --------
                                          129,183     132,148      131,175
Less current portion...................       714       1,955        1,399
                                         --------    --------     --------
                                         $128,469    $130,193     $129,776
                                         ========    ========     ========



     Effective June 30, 1995, the Company issued $30,000 in Senior Subordinated Notes with $10,000 maturing on January 31, 2004 and June 30, 2004 and 2005. Interest is payable quarterly at a fixed rate of 12%. In connection with the Senior Subordinated Notes, the Company issued detachable warrants to the lender that provide the lender the option to purchase 1,023,793 shares of the Company's Class B common stock at a per share price of $.01. The warrants are exercisable through the year 2005. Beginning in the year 2001, the Company has the option to repurchase the warrants and the warrant holders have the right to put the warrants to the Company for cash, at prices based on a fair market value of the Company at the date of put as determined by an independent third party. The warrant holders' put option is terminated upon the occurrence of certain events, including the closing of an initial public offering.



     For financial reporting purposes at June 30, 1995, the fair value of the warrants, including the put option, was estimated to be $4,600 and classified as detachable stock warrant, subject to put option on the accompanying balance sheets. The resulting discount is being amortized over the life of the debt as non-cash, imputed interest. The discount is based on an effective interest rate of 14.2%. The unamor-

                                HAWK CORPORATION
tized discount at December 31, 1996, 1997 and March 31, 1998 totaled $3,625, $2,975 and $2,812, respectively. Adjustments to the carrying value of the detachable stock warrants are based on revisions to the estimated fair market value of the Company, with a corresponding charge or credit to retained earnings. In 1997, the carrying value of the warrants, including the put option, was increased to $9,300.



     In November 1996, the Company issued $100,000 in Senior Notes (Notes) due on December 1, 2003, unless previously redeemed, at the Company's option, in accordance with the terms of the Notes. Interest is payable semi-annually on June 1 and December 1 of each year commencing June 1, 1997, at a fixed rate of 10.25%. In connection with the issuance of the Notes, the Company canceled its existing credit agreement, repaid all outstanding borrowings and incurred an extraordinary charge of $1,994 relating to the write-off of previously capitalized deferred financing costs. In March 1997, the Notes were exchanged for notes registered with the Securities and Exchange Commission. The Notes are fully and unconditionally guaranteed on a joint and several basis by each of the direct and indirect wholly-owned domestic subsidiaries of the Company (Guarantor Subsidiaries). See Note O.



     Also, in November 1996, the Company executed a $25,000 Revolving Credit Facility (Credit Facility) which matures in November 1999. The Company pays a commitment fee of 0.5% per annum on the unused portion. Interest is payable monthly at LIBOR plus 2.25% per annum, or at the Company's option, a variable rate based on the prime rate plus 1.0% per annum, payable at various interest periods per the Credit Facility. The Credit Facility contains covenants with respect to the Company and its subsidiaries that, among other things, prohibit the payment of any dividends to the Company by its subsidiaries (including the Guarantor Subsidiaries) in the event of a default under the terms of the Credit Facility. There were no outstanding borrowings under the Credit Facility at December 31, 1996 or 1997.



     The Company's short-term borrowings represent advances under unsecured lines of credit. The average borrowing rate was 8% during 1997. Unused amounts under these lines total approximately $1,200 at December 31, 1997.



     Aggregate principal payments due on long-term debt as of December 31, 1997 are as follows: 1998--$1,955; 1999--$1,334; 2000--$560; 2001--$649; 2002--$628;
thereafter--$127,022.


F. SHAREHOLDERS' EQUITY

     In accordance with a Merger Agreement and Plan of Reorganization dated June 30, 1995, the Company, formerly an Ohio corporation, was merged with and into a Delaware corporation under the same name. Concurrently, each issued and outstanding share of common stock, without par value, of the previous corporation was converted into one fully paid share of Class A common stock, par value $.01 per share, of the merged corporation. Additionally, each issued and outstanding share of preferred stock, $1,000 par value per share, of the previous corporation was converted into one fully paid share of Series A preferred stock, par value $.01 per share, of the merged corporation.


     The Company's authorized preferred stock includes: 2,625 shares of Series A preferred stock, $.01 par value, 1,375 shares issued and outstanding; 702 shares of Series B preferred stock, $.01 par value, 702 shares issued and outstanding; 1,190 shares of Series C preferred stock, $.01 par value, 1,190 shares issued and outstanding; 1,530 shares of Series D preferred stock, $.01 par value, no shares issued or outstanding; and 100,000 shares of Series E preferred stock, $.01 par value, no shares issued or outstanding. Dividends are cumulative at the rate of 10% of $1,000 per share for Series A and Series C preferred stock, 9% of $1,000 per share for Series B preferred stock (when issued) and 9.8% for Series D preferred stock. With the exception of Series E, each share of preferred stock is: (1) entitled to a liquidation preference equal to $1,000 per share plus any accrued or unpaid dividends, (2) not entitled to vote, except in certain circumstances, and (3) redeemable in whole, at the option of the Company, for $1,000 per share plus all accrued dividends to the date of redemption. Each share of

                                HAWK CORPORATION

Series E preferred stock is: (1) not redeemable and is entitled to dividends in the amount of 1,000 times the per share dividend received by the holders of common stock, (2) entitled to 1,000 votes per share, and (3) entitled to a liquidation right of 1,000 times the aggregate amount distributed per share to holders of common stock.


     Each share of the Class B common stock is convertible into one share of Class A common stock upon the occurrence of certain events.


     On November 13, 1997, the board of directors declared a dividend of one Series E preferred share purchase right (a Right) for each outstanding share of common stock. The dividend is payable to the stockholders of record as of January 16, 1998, and with respect to common stock, issued thereafter until the Distribution Date, as defined in the Rights Agreement, and in certain circumstances, with respect to common stock issued after the Distribution Date. Except as set forth in the Rights Agreement, each Right, when it becomes exercisable, entitles the registered holder to purchase from the Company one one-thousandth of a share of Series E preferred stock at a price of $70 per one one-thousandth share of a Series E preferred stock, subject to adjustment.


G. EMPLOYEE BENEFITS

     The Company has several defined benefit pension plans which cover certain employees. Benefits payable are based primarily on compensation and years of service or a fixed annual benefit for each year of service. Certain hourly employees are also covered under collective bargaining agreements. The Company funds the plans in amounts sufficient to satisfy the minimum amounts required under ERISA.

     A summary of the components of net periodic pension cost (income) for the plans is as follows:


                                                 YEAR ENDED DECEMBER 31,
                                              -----------------------------
                                               1995       1996       1997
                                              -------    -------    -------
Service cost................................  $   382    $   400    $   404
Interest cost...............................      665        727        744
Actual return on plan assets................   (1,732)    (1,435)    (1,936)
Net amortization and deferral...............      673        576        923
                                              -------    -------    -------
                                              $   (12)   $   268    $   135
                                              =======    =======    =======

                                HAWK CORPORATION

     A summary of the actuarially determined benefit obligations and trustees net assets for Company administered defined benefit pension plans is presented below, along with a reconciliation of the plans' funded status to amounts recognized in the Company's balance sheets. The plans' assets are primarily invested in fixed income and equity securities.

                                                 ASSETS EXCEED        ACCUMULATED BENEFITS
                                             ACCUMULATED BENEFITS         EXCEED ASSETS
                                             ----------------------------------------------

                                               1996        1997         1996        1997
                                             ---------------------    ---------------------
Actuarial present value of accumulated
  benefit obligations:
  Vested...................................   $(6,186)    $(7,481)     $(2,594)    $(2,209)
  Non-vested...............................       (57)       (163)        (198)       (164)
                                              -------     -------      -------     -------
                                              $(6,243)    $(7,644)     $(2,792)    $(2,373)
                                              =======     =======      =======     =======
Projected benefit obligations..............   $(6,943)    $(8,686)     $(2,909)    $(2,373)
Plan assets at fair value..................     8,676      11,807        2,261       2,153
                                              -------     -------      -------     -------
Projected benefit obligations less than (in
  excess of) plan assets...................     1,733       3,121         (648)       (220)
Unrecognized net loss......................      (263)     (1,215)         (66)       (197)
Prior service cost not yet recognized in
  net periodic pension cost................       134         188          347         266
Unrecognized net (asset) obligation........      (208)       (129)         125          52
Adjustment required to recognize minimum
  liability................................                               (406)       (121)
                                              -------     -------      -------     -------
Prepaid (accrued) pension cost at December
  31.......................................   $ 1,396     $ 1,965      $  (648)    $  (220)
                                              =======     =======      =======     =======


     The following assumptions were used in accounting for the defined benefit plans:


                                                        1995    1996    1997
                                                        ----    ----    ----
Used to compute the projected benefit obligation as of
  December 31:
  Weighted average discount rate......................  7.5%    7.9%    7.9%
  Annual salary increase..............................  3.0     3.0     3.0
  Weighted average expected long-term rate of return
     on plan assets for the year ended December 31....  9.6     9.6     9.5



     The Company also sponsors several defined contribution plans which provide voluntary employee contributions and, in certain plans, matching and discretionary employer contributions. Expenses associated with these plans were approximately $920 in 1995, $690 in 1996 and $786 in 1997.


H. LEASE OBLIGATIONS


     The Company has capital lease commitments for buildings and equipment. Future minimum annual rentals are: 1998--$1,109, 1999--$895, 2000--$685,
2001--$747, 2002--$368, thereafter--$347. Amount representing interest is $854. Total capital lease obligations are included in other long-term debt. Amortization of assets recorded under capital leases is included with depreciation expense.



     The Company leases certain office and warehouse facilities and equipment under operating leases. Rental expense was approximately $270 in 1995, $609 in 1996 and $875 in 1997. Future minimum lease commitments under these agreements which have an original or existing term in excess of one

                                HAWK CORPORATION
year as of December 31, 1997 are as follows: 1998--$874; 1999--$545; 2000--$528;
2001--$504; 2002--$419 and thereafter--$318.


I.  INCOME TAXES

     The provision for income taxes, except for the effect of the extraordinary item, consists of the following:


                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                               1995     1996      1997
                                                              ------    -----    ------
Current:
  Federal...................................................  $  907    $(624)   $1,483
  State and local...........................................     235      129       325
  Foreign...................................................      74      932       211
                                                              ------    -----    ------
                                                               1,216      437     2,019
Deferred:
  Federal...................................................     365      299     1,266
  State.....................................................      12       53       225
  Foreign...................................................                        169
                                                              ------    -----    ------
                                                                 377      352     1,660
                                                              ------    -----    ------
TOTAL INCOME TAXES..........................................  $1,593    $ 789    $3,679
                                                              ======    =====    ======



     Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. At December 31, 1997, the Company had $980 of Alternative Minimum Tax (AMT) credit carryforwards that do not expire. Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows:



                                                               1996      1997
                                                              ------    ------
Deferred tax assets:
  Net operating loss carryforward...........................  $  545    $   95
  Accrued vacation..........................................     318       403
  AMT carryforward..........................................     622       980
  Other accruals............................................     595       505
  Foreign capital leases....................................             1,219
  Other.....................................................     352     1,241
                                                              ------    ------
Total deferred tax assets...................................   2,432     4,443
Deferred tax liabilities:
  Tax over book depreciation and amortization...............   4,090     5,887
  Foreign leased property...................................             1,473
  Other.....................................................               572
                                                              ------    ------
Total deferred tax liabilities..............................   4,090     7,932
                                                              ------    ------
NET DEFERRED TAX LIABILITIES................................  $1,658    $3,489
                                                              ======    ======

                                HAWK CORPORATION

     The provision for income taxes, including the tax effect of the extraordinary item, differs from the amounts computed by applying the federal statutory rate as follows:


                                                                    DECEMBER 31,
                                                              ------------------------
                                                              1995      1996     1997
                                                              -----    ------    -----
Income tax expense (credit) at federal statutory rate.......   34.0%    (34.0)%   34.0%
State and local tax, net of federal tax benefit.............    5.7       3.9      5.5
Non-deductible goodwill amortization........................    7.2       3.7      4.3
Adjustment to worldwide tax liability and other, net........    9.0      26.4     12.3
                                                              -----    ------    -----
Provision for income taxes..................................   55.9%      0.0%    56.1%
                                                              =====    ======    =====


     Undistributed earnings of the Company's foreign subsidiaries are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes has been provided. Upon distribution of these earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes which may be offset by foreign tax credits and withholding taxes payable to various foreign countries.


J.  EARNINGS PER SHARE



     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings per Share. SFAS No. 128 replaced the previously reported primary and fully-diluted earnings per share with basic earnings per share and diluted earnings per share. As required, the Company adopted SFAS No. 128 in the fourth quarter of 1997. Prior year amounts have been restated to comply with SFAS No. 128 and to give effect to the stock split discussed in Note P.

                                HAWK CORPORATION

     Basic and dilutive earnings per share is computed as follows:



                                                                         THREE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,          MARCH 31,
                                          ---------------------------    ------------------
                                           1995      1996       1997      1997       1998
                                          ------    -------    ------    -------    -------
                                                                            (UNAUDITED)
Income (loss) available to common
  shareholders:
  Income (loss) before extraordinary
     charge.............................  $  762    $(1,882)   $2,874    $  898     $3,313
  Less: Preferred stock dividends.......     326        226       320        80         80
                                          ------    -------    ------    ------     ------
Income (loss) before extraordinary
  charge attributable to common
  shareholders..........................  $  436    $(2,108)   $2,554    $  818     $3,233
                                          ======    =======    ======    ======     ======
Net income (loss).......................  $  762    $(3,078)   $2,874    $  898     $3,313
Less: Preferred stock dividends.........     326        226       320        80         80
                                          ------    -------    ------    ------     ------
Net income (loss) attributable to common
  shareholders..........................  $  436    $(3,304)   $2,554    $  818     $3,233
                                          ------    -------    ------    ------     ------

Weighted average shares:
  Basic:
     Basic weighted average shares......   4,133      4,664     4,664     4,664      4,664
                                          ======    =======    ======    ======     ======

  Diluted:
     Basic from above...................   4,133      4,664     4,664     4,664      4,664
     Effect of warrant conversion.......     835                1,024     1,024      1,024
                                          ------    -------    ------    ------     ------
     Diluted weighted average shares....   4,968      4,664     5,688     5,688      5,688
                                          ======    =======    ======    ======     ======

Earnings (loss) per share:
  Basic:
     Earnings (loss) before
       extraordinary charge.............  $  .11    $  (.45)   $  .55    $  .18     $  .69
     Extraordinary charge...............               (.26)
                                          ------    -------    ------    ------     ------
     Basic earnings (loss) per share....  $  .11    $  (.71)   $  .55    $  .18     $  .69
                                          ======    =======    ======    ======     ======
  Diluted:
     Earnings (loss) before
       extraordinary charge.............  $  .09    $  (.45)   $  .45    $  .14     $  .57
     Extraordinary charge...............               (.26)
                                          ------    -------    ------    ------     ------
     Diluted earnings (loss) per
       share............................  $  .09    $  (.71)   $  .45    $  .14     $  .57
                                          ======    =======    ======    ======     ======



K. CONTINGENCY



     At December 31, 1997, the Company had wage continuation agreements with two of its officers/shareholders. In the event the officer/shareholder dies or becomes permanently disabled while employed by the Company, each agreement provides for payments to be made annually to the officer/shareholder's spouse based on a compensation formula, until the spouse's death. In January 1998, one of the agreements was terminated.


L. RELATED PARTIES


     In July 1995, certain shareholders of the Company issued interest-bearing notes to the Company in the amount of $2,000 enabling them to repay certain indebtedness incurred by them with respect to the acquisition of Helsel. The notes bear interest at the prime rate plus 1.25% through September 30, 1996

                                HAWK CORPORATION
and at the prime rate thereafter. The notes are due and payable on July 1, 2002. Certain shareholders repaid their notes during 1996 and 1997. The balance of the notes was $1,838 and $1,675, at December 31, 1996 and December 31, 1997, respectively.



M. CANCELED PUBLIC OFFERING



     In 1997, the Company recognized $889 in expense for professional services and other costs directly associated with the cancelation of a public offering of its common stock.


N. GEOGRAPHIC INFORMATION


     Geographic information for the years ended December 31, 1995, 1996 and 1997 is as follows:



                                      1995                                 1996                                 1997
                       ----------------------------------   ----------------------------------   ----------------------------------
                        DOMESTIC     FOREIGN                 DOMESTIC     FOREIGN                 DOMESTIC     FOREIGN
                       OPERATIONS   OPERATIONS    TOTAL     OPERATIONS   OPERATIONS    TOTAL     OPERATIONS   OPERATIONS    TOTAL
                       ----------   ----------   --------   ----------   ----------   --------   ----------   ----------   --------
Net sales............   $ 76,570     $ 8,073     $ 84,643    $104,262     $19,735     $123,997    $138,124     $20,962     $159,086
Income from
  operations.........      9,242         738        9,980       7,326       2,485        9,811      21,416         657       22,073
Net income (loss)....        481         281          762      (3,788)        710       (3,078)      3,079        (205)       2,874
Total assets.........    113,293      14,126      127,419     140,746      17,695      158,441     153,033      20,053      173,086


     The Company has foreign operations in Canada and Italy.

O. SUPPLEMENTAL GUARANTOR INFORMATION

     As discussed in Note E, each of the Guarantor Subsidiaries of the Senior Notes has fully and unconditionally guaranteed on a joint and several basis the obligation to pay principal, premium, if any, and interest with respect to the Senior Notes. The Guarantor Subsidiaries are direct or indirect wholly-owned subsidiaries of the Company.

     The following supplemental consolidating condensed financial statements present (in thousands):


        1. Consolidating condensed balance sheets as of December 31, 1996, December 31, 1997, and March 31, 1998 (unaudited), consolidating condensed statements of income for the years ended December 31, 1995, 1996 and 1997 and for the three months ended March 31, 1997 and 1998 (unaudited) and consolidating condensed statements of cash flows for the years ended December 31, 1995, 1996 and 1997 and for the three months ended March 31, 1997 and 1998 (unaudited).


        2. Hawk Corporation (Parent), combined Guarantor Subsidiaries and combined Non-Guarantor Subsidiaries (consisting of the Company's subsidiaries in Canada and Italy acquired in 1995) with their investments in subsidiaries accounted for using the equity method.

        3. Elimination entries necessary to consolidate the Parent and all of its subsidiaries.

     Management does not believe that separate financial statements of the Guarantor Subsidiaries of the Senior Notes are material to investors. Therefore, separate financial statements and other disclosures concerning the Guarantor Subsidiaries are not presented. The Credit Facility contains covenants with respect to the Company and its subsidiaries that, among other things, would prohibit the payment of any dividends to the Company by the subsidiaries of the Company (including the Guarantor Subsidiaries) in the event of a default under the terms of the Credit Facility.

                                HAWK CORPORATION

               SUPPLEMENTAL CONSOLIDATING CONDENSED BALANCE SHEET

                                                                 DECEMBER 31, 1996
                                       ---------------------------------------------------------------------
                                                    COMBINED       COMBINED
                                                   GUARANTOR     NON-GUARANTOR
                                        PARENT    SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                       --------   ------------   -------------   ------------   ------------
               ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..........  $ 25,187     $      5       $    582                       $ 25,774
  Accounts receivable, net...........       189       10,884          5,710                         16,783
  Inventories, net...................                 16,120          4,744                         20,864
  Deferred income taxes..............     1,390        1,042                                         2,432
  Other current assets...............        67          373            495                            935
                                       --------     --------       --------       ---------       --------
         Total current assets........    26,833       28,424         11,531                         66,788
OTHER ASSETS:
  Investment in subsidiaries.........       775        6,457                      $  (7,232)
  Inter-company advances, net........   108,607       19,543                       (128,150)
  Property, plant and equipment......                 38,394          5,748                         44,142
  Intangible assets..................       504       39,435                                        39,939
  Other..............................     1,838        5,318            416                          7,572
                                       --------     --------       --------       ---------       --------
Total assets.........................  $138,557     $137,571       $ 17,695       $(135,382)      $158,441
                                       ========     ========       ========       =========       ========

           LIABILITIES AND
   SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable...................  $   (157)    $  5,167       $  3,184                       $  8,194
  Accrued compensation...............       100        5,856            819                          6,775
  Other accrued expenses.............      (719)       2,728            396                          2,405
  Current portion of long-term
    debt.............................                    289            425                            714
                                       --------     --------       --------       ---------       --------
         Total current liabilities...      (776)      14,040          4,824                         18,088
LONG-TERM LIABILITIES:
  Long-term debt.....................   126,375        1,290            804                        128,469
  Deferred income taxes..............     2,729        1,057            304                          4,090
  Other..............................                  1,272            732                          2,004
  Inter-company advances, net........     3,532      120,819          4,574       $(128,925)
                                       --------     --------       --------       ---------       --------
         Total long-term
           liabilities...............   132,636      124,438          6,414        (128,925)       134,563
                                       --------     --------       --------       ---------       --------
         Total liabilities...........   131,860      138,478         11,238        (128,925)       152,651
Detachable stock warrants, subject to
  put option.........................     4,600                                                      4,600
Shareholders' equity (deficit).......     2,097         (907)         6,457          (6,457)         1,190
                                       --------     --------       --------       ---------       --------
Total liabilities and shareholders'
  equity.............................  $138,557     $137,571       $ 17,695       $(135,382)      $158,441
                                       ========     ========       ========       =========       ========

                                HAWK CORPORATION

               SUPPLEMENTAL CONSOLIDATING CONDENSED BALANCE SHEET


                                                                 DECEMBER 31, 1997
                                       ---------------------------------------------------------------------
                                                    COMBINED       COMBINED
                                                   GUARANTOR     NON-GUARANTOR
                                        PARENT    SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                       --------   ------------   -------------   ------------   ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..........  $  3,103     $    469        $   816                       $  4,388
  Accounts receivable, net...........        77       19,402          6,656       $    (389)        25,746
  Inventories, net...................                 17,455          4,628                         22,083
  Deferred income taxes..............       890        1,545            398                          2,833
  Other current assets...............       142          560            734             (61)         1,375
                                       --------     --------        -------       ---------       --------
         Total current assets........     4,212       39,431         13,232            (450)        56,425
Investment in subsidiaries...........       790        4,971                         (5,761)
Inter-company advances, net..........   132,490        1,300             11        (133,801)
Property, plant and equipment........                 46,115          6,365                         52,480
Intangible assets....................       231       56,308                                        56,539
Other................................     1,675        7,297            445          (1,775)         7,642
                                       --------     --------        -------       ---------       --------
Total assets.........................  $139,398     $155,422        $20,053       $(141,787)      $173,086
                                       ========     ========        =======       =========       ========

LIABILITIES AND SHAREHOLDERS'
  EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable...................               $  7,490        $ 3,213       $    (334)      $ 10,369
  Short term borrowings..............                                 1,744                          1,744
  Accrued compensation...............  $     64        7,189            816                          8,069
  Other accrued expenses.............    (3,219)       8,582            247            (116)         5,494
  Current portion of long-term
    debt.............................                  1,432            523                          1,955
                                       --------     --------        -------       ---------       --------
         Total current liabilities...    (3,155)      24,693          6,543            (450)        27,631
Long-term liabilities:
  Long-term debt.....................   127,025        2,001          1,167                        130,193
  Deferred income taxes..............     5,665          223            434                          6,322
  Other..............................                    780          1,031                          1,811
  Inter-company advances, net........     2,986      126,683          5,907        (135,576)
                                       --------     --------        -------       ---------       --------
         Total long-term
           liabilities...............   135,676      129,687          8,539        (135,576)       138,326
                                       --------     --------        -------       ---------       --------
         Total liabilities...........   132,521      154,380         15,082        (136,026)       165,957
Detachable stock warrants, subject to
  put option.........................     9,300                                                      9,300
Shareholders' equity (deficit).......    (2,423)       1,042          4,971          (5,761)        (2,171)
                                       --------     --------        -------       ---------       --------
Total liabilities and shareholders'
  equity.............................  $139,398     $155,422        $20,053       $(141,787)      $173,086
                                       ========     ========        =======       =========       ========

                                HAWK CORPORATION

               SUPPLEMENTAL CONSOLIDATING CONDENSED BALANCE SHEET


                                                            MARCH 31, 1998 (UNAUDITED)
                                       ---------------------------------------------------------------------
                                                    COMBINED       COMBINED
                                                   GUARANTOR     NON-GUARANTOR
                                        PARENT    SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                       --------   ------------   -------------   ------------   ------------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents............  $  5,625     $    130        $   837                       $  6,592
  Accounts receivable, net...........       639       22,856          7,015       $    (418)        30,092
  Inventories, net...................                 17,826          4,305                         22,131
  Deferred income taxes..............     2,435                         387                          2,822
  Other current assets...............       229          620            915             (43)         1,721
                                       --------     --------        -------       ---------       --------
    Total current assets.............     8,928       41,432         13,459            (479)        63,358
OTHER ASSETS:
Investment in subsidiaries...........       790        5,329                         (6,119)
  Inter-company advances, net........   137,778        1,442            (14)       (139,206)
  Property, plant and equipment......                 47,697          6,520                         54,217
  Intangible assets..................       229       55,546                                        55,775
  Other..............................     1,673        7,150            448          (1,775)         7,496
                                       --------     --------        -------       ---------       --------
Total assets.........................  $149,398     $158,596        $20,413       $(147,561)      $180,846
                                       ========     ========        =======       =========       ========

LIABILITIES AND
SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable...................  $    581     $ 11,074        $ 2,848       $    (418)      $ 14,085
  Short term borrowings..............                                 1,775                          1,775
  Accrued compensation...............        64        4,549            943                          5,556
  Other accrued expenses.............     6,122        3,680            345            (104)        10,043
  Current portion of long-term
    debt.............................                    906            493                          1,399
                                       --------     --------        -------       ---------       --------
    Total current liabilities........     6,767       20,209          6,404            (522)        32,858
LONG-TERM LIABILITIES:
  Long-term debt.....................   127,188        1,456          1,132                        129,776
  Deferred income taxes..............     5,888                         414                          6,302
  Other..............................                    776          1,030                          1,806
  Inter-company advances, net........     3,040      131,776          6,104        (140,920)
                                       --------     --------        -------       ---------       --------
    Total long-term liabilities......   136,116      134,008          8,680        (140,920)       137,884
                                       --------     --------        -------       ---------       --------
    Total liabilities................   142,883      154,217         15,084        (141,442)       170,742
                                       --------     --------        -------       ---------       --------
Detachable stock warrants, subject to
  put option.........................     9,300                                                      9,300
Shareholders' equity (deficit).......    (2,785)       4,379          5,329          (6,119)           804
                                       --------     --------        -------       ---------       --------
Total liabilities and shareholders'
  equity.............................  $149,398     $158,596        $20,413       $(147,561)      $180,846
                                       ========     ========        =======       =========       ========

                                HAWK CORPORATION

             SUPPLEMENTAL CONSOLIDATING CONDENSED INCOME STATEMENT


                                                             YEAR ENDED DECEMBER 31, 1995
                                         --------------------------------------------------------------------
                                                     COMBINED       COMBINED
                                                    GUARANTOR     NON-GUARANTOR
                                         PARENT    SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                         -------   ------------   -------------   ------------   ------------
Net sales..............................              $76,570         $8,073                        $ 84,643
Cost of sales..........................               54,391          6,773                          61,164
                                         -------     -------         ------         -------        --------
Gross profit...........................               22,179          1,300                          23,479
Expenses:
  Selling, technical and administrative
    expenses...........................               11,013            562                          11,575
  Amortization of intangible assets....                1,924                                          1,924
                                         -------     -------         ------         -------        --------
Total expenses.........................               12,937            562                          13,499
                                         -------     -------         ------         -------        --------
Income from operations.................                9,242            738                           9,980
Interest expense.......................  $   325       7,146            119         $  (267)          7,323
Income from equity investees...........    1,099         281                         (1,380)
Other (income) expense, net............     (420)       (241)           264             267            (130)
                                         -------     -------         ------         -------        --------
Income before income taxes and minority
  interest.............................    1,194       2,618            355          (1,380)          2,787
Income taxes...........................                1,519             74                           1,593
Minority interest......................      432                                                        432
                                         -------     -------         ------         -------        --------
Net income.............................  $   762     $ 1,099         $  281         $(1,380)       $    762
                                         =======     =======         ======         =======        ========



                                                             YEAR ENDED DECEMBER 31, 1996
                                         --------------------------------------------------------------------
                                                     COMBINED       COMBINED
                                                    GUARANTOR     NON-GUARANTOR
                                         PARENT    SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                         -------   ------------   -------------   ------------   ------------
Net sales..............................              $104,262        $19,735                       $123,997
Cost of sales..........................                76,232         15,652                         91,884
                                         -------     --------        -------         ------        --------
Gross profit...........................                28,030          4,083                         32,113
Expenses:
  Selling, technical and administrative
    expenses...........................                13,932          1,536                         15,468
  Amortization of intangible assets....                 2,744             62                          2,806
  Plant consolidation expense..........                 4,028                                         4,028
                                         -------     --------        -------         ------        --------
Total expenses.........................                20,704          1,598                         22,302
                                         -------     --------        -------         ------        --------
Income from operations.................                 7,326          2,485                          9,811
Interest expense.......................  $   650       10,578            369         $ (327)         11,270
Income (loss) from equity investees....   (2,422)         710                         1,712
Other (income) expense, net............   (1,190)          24            473            327            (366)
                                         -------     --------        -------         ------        --------
Income (loss) before income taxes and
  extraordinary item...................   (1,882)      (2,566)         1,643          1,712          (1,093)
Income taxes (credit)..................                  (144)           933                            789
Income (loss) before extraordinary
  item.................................   (1,882)      (2,422)           710          1,712          (1,882)
Extraordinary item -- write-off of
  deferred financing costs, net of
  income taxes.........................   (1,196)                                                    (1,196)
                                         -------     --------        -------         ------        --------
Net income (loss)......................  $(3,078)    $ (2,422)       $   710         $1,712        $ (3,078)
                                         =======     ========        =======         ======        ========

                                HAWK CORPORATION

             SUPPLEMENTAL CONSOLIDATING CONDENSED INCOME STATEMENT


                                                                  DECEMBER 31, 1997
                                         --------------------------------------------------------------------
                                                     COMBINED       COMBINED
                                                    GUARANTOR     NON-GUARANTOR
                                         PARENT    SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                         -------   ------------   -------------   ------------   ------------
Net sales..............................              $138,124       $ 20,962                       $159,086
Cost of sales..........................                96,390         17,260                        113,650
                                                     --------       --------                       --------
Gross profit...........................                41,734          3,702                         45,436
Expenses:
  Selling, technical and administrative
    expenses...........................                16,401          2,974                         19,375
  Amortization of intangible assets....  $     8        3,859             71                          3,938
  Plant consolidation expense..........                    50                                            50
                                         -------     --------       --------        -------        --------
Total expenses.........................        8       20,310          3,045                         23,363
                                         -------     --------       --------        -------        --------
(Loss) income from operations..........       (8)      21,424            657                         22,073
Interest expense.......................      650       14,428            484        $  (255)         15,307
Income (loss) from equity investees....    3,682         (205)                       (3,477)
Expenses from canceled public
  offering.............................      889                                                        889
Other income...........................     (819)        (110)            (2)           255            (676)
                                         -------     --------       --------        -------        --------
Income before income taxes.............    2,954        6,901            175         (3,477)          6,553
Income taxes...........................       80        3,219            380                          3,679
                                         -------     --------       --------        -------        --------
Net income (loss)......................  $ 2,874     $  3,682       $   (205)       $(3,477)       $  2,874
                                         =======     ========       ========        =======        ========

                                HAWK CORPORATION

             SUPPLEMENTAL CONSOLIDATING CONDENSED INCOME STATEMENT




                                                   THREE MONTHS ENDED MARCH 31, 1997 (UNAUDITED)
                                       ---------------------------------------------------------------------
                                                    COMBINED       COMBINED
                                                   GUARANTOR     NON-GUARANTOR
                                        PARENT    SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                       --------   ------------   -------------   ------------   ------------
Net sales............................               $ 32,821       $  5,012       $    (949)      $ 36,884
Cost of sales........................                 23,201          4,116            (949)        26,368
                                       --------     --------       --------       ---------       --------
Gross profit.........................                  9,620            896              --         10,516
Expenses:
  Selling, technical and
    administrative expenses..........                  4,044            510                          4,554
  Amortization of intangible
    assets...........................  $      2          827                                           829
                                       --------     --------       --------       ---------       --------
Total expenses.......................         2        4,871            510                          5,383
                                       --------     --------       --------       ---------       --------
Income (loss) from operations........        (2)       4,749            386                          5,133
Interest expense.....................       162        3,421             96                          3,679
Income from equity investees.........       832          109                           (941)
Other (income) expense, net..........      (274)        (139)           163                           (250)
                                       --------     --------       --------       ---------       --------
Income before income taxes...........       942        1,576            127            (941)         1,704
Income taxes.........................        44          744             18                            806
                                       --------     --------       --------       ---------       --------
Net Income...........................  $    898     $    832       $    109       $    (941)      $    898
                                       ========     ========       ========       =========       ========



                                                   THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)
                                       ---------------------------------------------------------------------
                                                    COMBINED       COMBINED
                                                   GUARANTOR     NON-GUARANTOR
                                        PARENT    SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                       --------   ------------   -------------   ------------   ------------
Net sales............................               $ 44,243       $  5,735                       $ 49,978
Cost of sales........................                 29,084          4,703                         33,787
                                       --------     --------       --------       ---------       --------
Gross profit.........................                 15,159          1,032                         16,191
Expenses:
  Selling, technical and
    administrative expenses..........                  5,057            646                          5,703
  Amortization of intangible
    assets...........................         2          897                                           899
                                       --------     --------       --------       ---------       --------
Total expenses.......................         2        5,954            646                          6,602
Income from operations...............        (2)       9,205            386                          9,589
Interest expense.....................       162        3,604            122             (64)         3,824
Income from equity investees.........     3,286          213                         (3,499)
Other (income) expense, net..........      (202)         126             16              64              4
                                       --------     --------       --------       ---------       --------
Income before income taxes...........     3,324        5,688            248          (3,499)         5,761
Income taxes.........................        11        2,402             35                          2,448
                                       --------     --------       --------       ---------       --------
Net income...........................  $  3,313     $  3,286       $    213       $  (3,499)      $  3,313
                                       ========     ========       ========       =========       ========

                                HAWK CORPORATION

          SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31, 1995
                                                    ------------------------------------------------------
                                                                 COMBINED       COMBINED
                                                                GUARANTOR     NON-GUARANTOR
                                                     PARENT    SUBSIDIARIES   SUBSIDIARIES    CONSOLIDATED
                                                    --------   ------------   -------------   ------------
Net cash and cash equivalents provided by
  operating activities............................  $3,934...    $  2,738       $  1,041        $  7,713
Cash flows from investing activities:
  Purchase of net assets of Wellman, net of cash
    acquired......................................   (61,607)                                    (61,607)
  Purchase of property, plant and equipment.......                 (3,145)          (636)         (3,781)
  Loans to shareholders...........................    (2,000)                                     (2,000)
                                                    --------     --------       --------        --------
Net cash and cash equivalents used in investing
  activities......................................   (63,607)      (3,145)          (636)        (67,388)
Cash flows from financing activities:
  Proceeds from borrowings of long-term debt......   102,000                                     102,000
  Payments on long-term debt......................   (30,606)                       (120)        (30,726)
  Net borrowings under revolving credit lines.....    (1,280)                                     (1,280)
  Purchase of warrants............................    (7,000)                                     (7,000)
  Deferred financing costs........................    (2,799)                                     (2,799)
  Payment of preferred stock dividend.............      (326)                                       (326)
  Other...........................................                   (121)                          (121)
                                                    --------     --------       --------        --------
Net cash and cash equivalents provided by
  financing activities............................    59,989         (121)          (120)         59,748
                                                    --------     --------       --------        --------
Net increase (decrease) in cash and cash
  equivalents.....................................       316         (528)           285              73
Cash and cash equivalents, at beginning of
  period..........................................        92          606                            698
                                                    --------     --------       --------        --------
Cash and cash equivalents, at end of period.......  $    408     $     78       $    285        $    771
                                                    ========     ========       ========        ========


                                                                 YEAR ENDED DECEMBER 31, 1996
                                                    ------------------------------------------------------
                                                                 COMBINED       COMBINED
                                                                GUARANTOR     NON-GUARANTOR
                                                     PARENT    SUBSIDIARIES   SUBSIDIARIES    CONSOLIDATED
                                                    --------   ------------   -------------   ------------
Net cash and cash equivalents and cash equivalents
  provided by (used in) operating activities......  $     96     $  3,664       $  2,106        $  5,866
Cash flows from investing activities:
  Purchase of property, plant and equipment.......                 (6,247)        (2,028)         (8,275)
  Other...........................................                    162                            162
                                                    --------     --------       --------        --------
Net cash and cash equivalents used in investing
  activities......................................                 (6,085)        (2,028)         (8,113)
Cash flows from financing activities:
  Proceeds from borrowings of long- term debt.....   178,901        1,966            506         181,373
  Payments on long-term debt......................  (149,314)        (164)          (287)       (149,765)
  Deferred financing costs........................    (4,678)                                     (4,678)
  Payment of preferred stock dividend.............      (226)                                       (226)
  Other...........................................                    546                            546
                                                    --------     --------       --------        --------
Net cash and cash equivalents provided by
  financing activities............................    24,683        2,348            219          27,250
                                                    --------     --------       --------        --------
Net increase (decrease) in cash...................    24,779          (73)           297          25,003
Cash and cash equivalents, at beginning of
  period..........................................       408           78            285             771
                                                    --------     --------       --------        --------
Cash and cash equivalents, at end of period.......  $ 25,187     $      5       $    582        $ 25,774
                                                    ========     ========       ========        ========

                                HAWK CORPORATION

          SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS





                                                                 YEAR ENDED DECEMBER 31, 1997
                                                    ------------------------------------------------------
                                                                 COMBINED       COMBINED
                                                                GUARANTOR     NON-GUARANTOR
                                                     PARENT    SUBSIDIARIES   SUBSIDIARIES    CONSOLIDATED
                                                    --------   ------------   -------------   ------------
Net cash and cash equivalents provided by
  operating activities............................  $  5,131     $  8,013       $    845        $ 13,989
Cash flows from investing activities:
  Purchase of Hutchinson Foundry Products
    Company.......................................   (10,639)                                    (10,639)
  Purchase of Sinterloy Corp......................   (16,419)                                    (16,419)
  Purchase of property, plant and equipment.......                 (6,618)        (1,719)         (8,337)
  Other...........................................       163                                         163
                                                    --------     --------       --------        --------
Net cash and cash equivalents used in investing
  activities......................................   (26,895)      (6,618)        (1,719)        (35,232)
Cash flows from financing activities:
  Proceeds from borrowings........................     1,150                       1,818           2,968
  Payments on long-term debt......................    (1,150)        (366)          (710)         (2,226)
  Deferred financing costs........................                   (565)                          (565)
  Payment of preferred stock dividend.............      (320)                                       (320)
                                                    --------     --------       --------        --------
Net cash and cash equivalents (used in) provided
  by financing activities.........................      (320)        (931)         1,108            (143)
                                                    --------     --------       --------        --------
Net (decrease) increase in cash and cash
  equivalents.....................................   (22,084)         464            234         (21,386)
Cash and cash equivalents, at beginning of
  period..........................................    25,187            5            582          25,774
                                                    --------     --------       --------        --------
Cash and cash equivalents, at end of period.......  $  3,103     $    469       $    816        $  4,388
                                                    ========     ========       ========        ========





                                                   THREE MONTHS ENDED MARCH 31, 1997 (UNAUDITED)
                                             ---------------------------------------------------------
                                                           COMBINED        COMBINED
                                                          GUARANTOR      NON-GUARANTOR
                                              PARENT     SUBSIDIARIES    SUBSIDIARIES     CONSOLIDATED
                                             --------    ------------    -------------    ------------


Net cash (used in) provided by operating
  activities...............................  $ (4,225)     $    519        $    176         $ (3,530)
Cash flows from investing activities:
  Purchase of Hutchinson...................   (10,368)                                       (10,368)
  Purchase of property, plant and
    equipment..............................                    (648)           (546)          (1,194)
  Payments on shareholder loans............        63                                             63
                                             --------      --------        --------         --------
Net cash used in investing activities......   (10,305)         (648)           (546)         (11,499)
Cash flows from financing activities:
  Payments on long-term debt...............                    (168)           (157)            (325)
  Deferred financing costs.................                     227                              227
  Payment of preferred stock dividend......       (80)                                           (80)
  Other....................................                      68                               68
                                             --------      --------        --------         --------
Net cash (used in) provided by financing
  activities...............................       (80)          127            (157)            (110)
                                             --------      --------        --------         --------
Net decrease in cash and cash
  equivalents..............................   (14,610)           (2)           (527)         (15,139)
Cash and cash equivalents at beginning of
  period...................................    25,187             5             582           25,774
                                             --------      --------        --------         --------
Cash and cash equivalents at end of
  period...................................  $ 10,577      $      3        $     55         $ 10,635
                                             ========      ========        ========         ========

                                HAWK CORPORATION

                                                   THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)
                                             ---------------------------------------------------------
                                                           COMBINED        COMBINED
                                                          GUARANTOR      NON-GUARANTOR
                                              PARENT     SUBSIDIARIES    SUBSIDIARIES     CONSOLIDATED
                                             --------    ------------    -------------    ------------
Net cash provided by operating
  activities...............................  $  2,600      $  3,751        $    588         $  6,939
Cash flows from investing activities:
  Purchase of property, plant and
    equipment..............................                  (3,019)           (639)          (3,658)
  Payments received on shareholder notes...         2                                              2
                                             --------      --------        --------         --------
Net cash provided by (used in) investing
  activities...............................         2        (3,019)           (639)          (3,656)
Cash flows from financing activities:
  Proceeds from borrowings of short-term
    debt...................................                                      87               87
  Payments on borrowings of long-term
    debt...................................                  (1,071)            (15)          (1,086)
  Payment of preferred stock dividend......       (80)                                           (80)
                                             --------      --------        --------         --------
Net cash (used in) provided by financing
  activities...............................       (80)       (1,071)            (72)          (1,079)
                                             --------      --------        --------         --------
Net increase (decrease) in cash and cash
  equivalents..............................     2,522          (339)             21            2,204
Cash and cash equivalents at beginning of
  period...................................     3,103           469             816            4,388
                                             --------      --------        --------         --------
Cash and cash equivalents at end of
  period...................................  $  5,625      $    130        $    837         $  6,592
                                             ========      ========        ========         ========



P. INCREASE IN AUTHORIZED SHARES AND STOCK SPLIT



     On January 12, 1998, the Company amended its Certificate of Incorporation to increase the authorized shares of Class A and Class B Common Stock to 75,000,000 and 10,000,000, respectively. In addition, on January 12, 1998, the board of directors declared a 3.2299-for-one split of the Company's Class A and Class B Common Stock in the form of a stock dividend distributed to holders of record on January 12, 1998. Accordingly all numbers of common shares and per share data have been restated to reflect the stock split. The par value of the additional shares of common stock to be issued in connection with the stock split have been credited to common stock and a like amount charged to additional paid-in capital in the first quarter of 1998.



Q. SUBSEQUENT EVENTS (UNAUDITED)


  Initial Public Offering


     On April 21, 1998, the Company's board of directors authorized the filing of a registration statement with the Securities and Exchange Commission permitting the Company to sell up to an aggregate of 3.5 million shares of its Class A Common Stock (not including the underwriters' over-allotment option) to the public. In connection with the public offering (the Offering), or as soon as practicable after the closing, the Senior Subordinated Notes, together with accrued and unpaid interest thereon, will be repaid in full, $35.0 million of the Senior Notes, together with accrued and unpaid interest thereon, will be repaid and certain shares of the Company's Series A, Series B and Series C Preferred Stock will be redeemed, together with accrued and unpaid dividends thereon. In connection with the repayment of the Senior Notes, the Company expects to incur non-recurring extraordinary charges of $3,600 in prepayment penalties and $1,700 as a result of the write-off of previously capitalized deferred financing costs. The Company also intends to enter into a $35.0 million five year unsecured term loan facility and replace its existing Credit Facility with a new $50.0 million unsecured revolving credit facility.


     The Company will effect the Preferred Stock Redemption by (1) redeeming all of the outstanding shares of Series A Preferred Stock, 351 of the 702 outstanding shares of Series B Preferred Stock and seven of the 1,189 outstanding shares of Series C Preferred Stock at their liquidation value, plus

                                HAWK CORPORATION
accrued and unpaid dividends, and (2) exchanging the remaining outstanding shares of Series B and Series C Preferred Stock for an equal number of shares of Series D Preferred Stock. All shares of Series A, Series B, and Series C Preferred Stock redeemed or exchanged in the Preferred Stock Redemption will be cancelled and permanently retired.

     Dividends on the Series D Preferred Stock will be cumulative and accrue at the rate of 9.8% per annum, payable quarterly. The holders of the Series D Preferred Stock have the right to elect a majority of the members of the board of directors and to vote separately as a class on any proposal to effect a fundamental corporate change that is submitted to the stockholders of the Company for a vote. The voting rights of the shares of the Series D Preferred Stock will terminate upon the occurrence of certain events. The Company may, either (1) with the consent of all holders of the Series D Preferred Stock for as long as they have the voting rights described above, or (2) without the consent of such holders following the termination of such voting rights, redeem all of the outstanding shares of Series D Preferred Stock, provided the Company is not in default in the payment of any dividends on such series of Preferred Stock then outstanding, for $1,000 per share plus all accrued and unpaid dividends to the date of redemption. Each share of Series D Preferred Stock is entitled to a liquidation preference equal to $1,000 per share plus any accrued and unpaid dividends thereon after payment of all debts and other liabilities of the Company and before any payment or distribution is made on the Common Stock.


  Stock Option Plan


     The 1997 Stock Option Plan was adopted in November 1997, and provides for the grant of options to purchase an aggregate of 700,000 shares of the Company's Class A Common Stock. The 1997 Plan provides for the grant to employees of incentive stock options within the meaning of the Internal Revenue Code and for the grant of nonstatutory options to eligible employees and non-employee directors. Incentive stock options may be exercisable for up to ten years at an option price of not less than the fair market value of the Common Stock on the date that the option is granted, or for up to five years at an option price of not less than 110% of the fair market value of the Class A Common Stock on the date the option is granted in the case of an officer or other key employee who owns, at the time the option is granted, more than ten percent of the Class A Common Stock. Nonstatutory stock options may be exercisable for up to ten years at such exercise price and upon such terms and conditions as a committee of the board of directors may determine.

     The 1997 Plan provides that unless otherwise provided in an individual grant, an option will become immediately fully exercisable upon the occurrence of certain transactions, such as the merger or sale of the Company.


     At the closing of the Offering, options to purchase 310,000 shares of Class A Common Stock will be outstanding under the 1997 Plan at an exercise price equal to the public offering price and options to purchase 390,000 shares of Class A Common Stock will remain available for grant.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
S.K. Wellman Limited, Inc.

     We have audited the consolidated balance sheets of S.K. Wellman Limited, Inc. and subsidiaries (a wholly-owned subsidiary of MLX Corp.) as of December 31, 1993 and 1994, and the related consolidated statements of operations, shareholder's equity, and cash flows for the years then ended. We have also audited the statements of operations and cash flows of S.K. Wellman Limited, Inc. and subsidiaries for the six months ended June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of S.K. Wellman Limited, Inc. and subsidiaries at December 31, 1993 and 1994, and the consolidated results of their operations and their cash flows for the years ended December 31, 1993 and 1994 and the six months ended June 30, 1995 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Cleveland, Ohio
September 26, 1996

                  S.K. WELLMAN LIMITED, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1994       1993
                                                              -------    -------
ASSETS
Current assets:
  Cash......................................................  $   290    $   446
  Accounts receivable.......................................    8,357      9,638
  Inventories:
     Raw materials and work-in-process......................    6,151      7,328
     Finished products......................................    2,298      2,353
                                                              -------    -------
                                                                8,449      9,681
  Prepaid expenses and other current assets.................      585        957
  Deferred income taxes.....................................      825        618
                                                              -------    -------
Total current assets........................................   18,506     21,340
Property, plant and equipment:
  Land and improvements.....................................    1,179      1,239
  Buildings and improvements................................    6,908      7,376
  Machinery and equipment...................................   15,686     17,581
  Construction in progress..................................      533      1,178
                                                              -------    -------
                                                               24,306     27,374
  Less accumulated depreciation and amortization............   12,250     14,012
                                                              -------    -------
                                                               12,056     13,362
Other assets:
  Receivable from MLX Corp..................................    1,467      2,151
  Intangible assets, less accumulated amortization of $3,060
     in 1993 and $3,558 in 1994.............................    2,370      1,925
  Other.....................................................      536        510
                                                              -------    -------
TOTAL ASSETS................................................  $34,935    $39,288
                                                              =======    =======
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable..........................................  $ 3,356    $ 4,615
  Accrued compensation and benefits.........................    2,214      2,764
  Accrued taxes.............................................      403        769
  Other accrued liabilities and expenses....................    1,481      1,552
  Current portion of long-term debt.........................       53         61
                                                              -------    -------
Total current liabilities...................................    7,507      9,761
Long-term liabilities:
  Debt......................................................   12,390     10,997
  Deferred income taxes.....................................      224        181
  Other.....................................................    2,261      2,893
                                                              -------    -------
Total long-term liabilities.................................   14,875     14,071
Shareholder's equity:
  Preferred stock, $100 par value -- authorized 20,000
     shares; none outstanding
  Common stock, $1 par value -- authorized and outstanding
     250,000 shares.........................................      250        250
  Retained earnings.........................................   14,044     16,838
  Other equity adjustments..................................   (1,536)    (1,427)
  Cost of 3,750 shares of common stock held for
     retirement.............................................     (205)      (205)
                                                              -------    -------
Total shareholder's equity..................................   12,553     15,456
                                                              -------    -------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY..................  $34,935    $39,288
                                                              =======    =======

See notes to consolidated financial statements.

                  S.K. WELLMAN LIMITED, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                                                              YEARS ENDED        SIX MONTHS
                                                              DECEMBER 31,         ENDED
                                                           ------------------     JUNE 30,
                                                            1993       1994         1995
                                                           -------    -------    ----------
Net sales................................................  $57,036    $60,858     $34,916
Costs and expenses:
  Cost of products sold..................................   43,174     46,365      26,617
  Selling, general and administrative expenses...........    6,196      6,772       3,085
  MLX Corp. management fee...............................      950      1,200         600
  Amortization of intangibles............................      175        175          87
                                                           -------    -------     -------
                                                            50,495     54,512      30,389
                                                           -------    -------     -------
Operating earnings.......................................    6,541      6,346       4,527
Interest expense.........................................   (1,746)    (1,369)       (660)
Intercompany interest income.............................      151        185         109
Other (expense) income...................................     (122)       115          (6)
                                                           -------    -------     -------
Earnings before income taxes.............................    4,824      5,277       3,970
Provision for income taxes:
  Federal income taxes...................................    1,422      1,489       1,016
  Foreign, state and local income taxes..................      533        994         680
                                                           -------    -------     -------
                                                             1,955      2,483       1,696
                                                           -------    -------     -------
NET EARNINGS.............................................  $ 2,869    $ 2,794     $ 2,274
                                                           =======    =======     =======

See notes to consolidated financial statements.

                  S.K. WELLMAN LIMITED, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

                             (DOLLARS IN THOUSANDS)

                                                                             COMMON
                                                                             STOCK           TOTAL
                                     COMMON    RETAINED    OTHER EQUITY     HELD FOR     SHAREHOLDER'S
                                     STOCK     EARNINGS    ADJUSTMENTS     RETIREMENT       EQUITY
                                     ------    --------    ------------    ----------    -------------
Balances at January 1, 1993........   $250     $14,552       $(1,026)        $(205)         $13,571
Net earnings.......................              2,869                                        2,869
Dividend to MLX Corp...............             (3,377)                                      (3,377)
Foreign currency translation
  adjustment.......................                             (445)                          (445)
Pension adjustment.................                              (65)                           (65)
                                      ----     -------       -------         -----          -------
Balances at December 31, 1993......    250      14,044        (1,536)         (205)          12,553
Net earnings.......................              2,794                                        2,794
Foreign currency translation
  adjustment.......................                              109                            109
                                      ----     -------       -------         -----          -------
Balances at December 31, 1994......   $250     $16,838       $(1,427)        $(205)         $15,456
                                      ====     =======       =======         =====          =======

See notes to consolidated financial statements.

                  S.K. WELLMAN LIMITED, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                               YEARS ENDED        SIX MONTHS
                                                               DECEMBER 31,         ENDED
                                                            ------------------     JUNE 30,
                                                             1993       1994         1995
                                                            -------    -------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings..............................................  $ 2,869    $ 2,794     $ 2,274
Adjustments to reconcile net earnings to net cash provided
  by operating activities:
  Depreciation and amortization...........................    2,501      2,269       1,099
  Changes in operating assets and liabilities:
     Accounts receivable..................................      (84)    (1,281)       (907)
     Inventories and prepaid expenses.....................     (507)    (1,604)       (891)
     Accounts payable and accrued expenses................    1,486      2,116         143
     Deferred income taxes................................     (449)       191
     Other................................................   (1,152)       124         301
                                                            -------    -------     -------
Net cash provided by operating activities.................    4,664      4,609       2,019
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment................   (1,820)    (2,983)     (1,334)
Collection of intercompany advances and interest..........    1,731      1,140         372
Advances to MLX Corp......................................   (1,247)    (1,824)
                                                            -------    -------     -------
Net cash used in investing activities.....................   (1,336)    (3,667)       (962)
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings of long-term debt..............................   10,740        365
Repayments of long-term debt..............................   (8,132)    (1,750)     (1,759)
Changes in capital lease obligations......................                 599         256
Dividends paid to MLX Corp................................   (5,900)
                                                            -------    -------     -------
Net cash used in financing activities.....................   (3,292)      (786)     (1,503)
                                                            -------    -------     -------
Net increase (decrease) in cash...........................       36        156        (446)
Cash at beginning of period...............................      254        290         446
                                                            -------    -------     -------
CASH AT END OF PERIOD.....................................  $   290    $   446     $     0
                                                            =======    =======     =======

See notes to consolidated financial statements.

                  S.K. WELLMAN LIMITED, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1993 AND 1994
                     AND THE SIX MONTHS ENDED JUNE 30, 1995

A.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  DESCRIPTION OF THE BUSINESS

     S.K. Wellman Limited, Inc. (S.K. Wellman or the Company), is a wholly-owned subsidiary of MLX Corp. (MLX). The Company designs and manufactures proprietary high-energy friction material and related products for original equipment and aftermarket applications in the aircraft industry and for heavy equipment brakes, transmissions and clutches. The Company serves many large manufacturing companies around the world through subsidiary manufacturing and sales offices located in Brook Park, Ohio; LaVergne, Tennessee; Solon, Ohio; Concord, Ontario; Orzinuovi, Italy; and an affiliation with Tokai Carbon Co., Limited in Tokyo, Japan.

     On June 30, 1995, substantially all of the net assets of the Company were acquired, for cash, by Hawk Corporation for a purchase price of approximately $62 million. The acquisition was accounted for as a purchase. The operating results of the Company have been included in Hawk Corporation's consolidated financial statements since the date of acquisition.

  PRINCIPLES OF CONSOLIDATION

     The financial statements include the accounts of S.K. Wellman and its wholly-owned subsidiaries. Upon consolidation, all significant intercompany accounts and transactions have been eliminated.

  INVENTORIES

     Inventories are stated at lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost and include expenditures for additions and major improvements. Expenditures for repairs and maintenance are charged to operations as incurred. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the respective assets.

  INTANGIBLE ASSETS

     Intangible assets are amortized using the straight-line method over the weighted average lives indicated in the following table. The components of intangible assets are as follows:

                                               1993        1994        LIFE
                                              -------    --------    --------
                                                (IN THOUSANDS)
Excess of cost of acquired businesses over
  the fair value of the net assets
  acquired..................................  $ 1,699    $  1,699    10 years
Deferred financing costs....................      907         953    11 years
Proprietary formulations and patents........    1,806       1,806    10 years
Pension costs...............................    1,018       1,025    15 years
                                              -------    --------
                                                5,430       5,483
Accumulated amortization....................   (3,060)     (3,558)
                                              -------    --------
                                              $ 2,370    $  1,925
                                              =======    ========

                  S.K. WELLMAN LIMITED, INC. AND SUBSIDIARIES

  PRODUCT RESEARCH AND DEVELOPMENT

     Costs incurred in research, product development and engineering ($3.4 million in 1993 and 1994 and $1.9 million for the six months ended June 30,
1995) are charged to operations as incurred. The Company recorded the research and product development portion of this expense ($1.7 million in 1993, $1.4 million in 1994 and $.7 million for the six months ended June 30, 1995) as selling, general and administrative expense in the Consolidated Statements of Operations.

  FOREIGN CURRENCY TRANSLATION

     The assets and liabilities of foreign subsidiaries are translated into U.S. dollars at current exchange rates with the resulting cumulative translation adjustment reflected as an Other Equity Adjustment in shareholder's equity. Exchange adjustments resulting from certain transactions, included in other (expense) income in the accompanying Consolidated Statements of Operations were a $255,000 loss in 1993, $95,000 income in 1994 and $10,000 income for the six months ended June 30, 1995.

  INCOME TAXES

     In accordance with a tax sharing agreement between MLX and the Company, MLX charges the Company for federal income taxes computed as if the Company was not part of the consolidated federal income tax return. In addition, the Company records provisions for foreign, state and local income taxes.

     Deferred income taxes arise from temporary differences between income tax and financial reporting and principally relate to accruals recorded for book purposes that are not deductible for tax purposes until paid and the use of accelerated depreciation methods for property, plant and equipment for income tax purposes.

  RECLASSIFICATION

     Certain reclassifications have been made in the 1993 financial statements to conform with the 1994 and 1995 presentation.

B.  RELATIONSHIP WITH MLX CORP.

     The Company has a Management Services Agreement with MLX under which MLX provides certain senior management and financial services to the Company for a fee.

     The Company advanced $4 million in cash to MLX in 1990 and made additional advances totaling $1.2 million in 1993 and $1.8 million in 1994. The Company charges MLX interest on these advances at a rate which is equal to the rate which the Company pays on its senior credit facility. The intercompany balance is adjusted quarterly for charges by MLX for federal income taxes on the Company's taxable income.

                  S.K. WELLMAN LIMITED, INC. AND SUBSIDIARIES

C.  LONG-TERM DEBT

     The components of long-term debt are as follows:

                                                           1994       1993
                                                          -------    -------
                                                            (IN THOUSANDS)
Senior credit facility:
  Revolving credit facility.............................  $ 2,345    $ 1,981
  Real estate term facility.............................    6,450      8,399
  Mezzanine component...................................    1,350        550
  Equipment term note...................................      420
Subordinated note.......................................    1,703
Note payable to bank....................................      175        128
                                                           12,443     11,058
Less current portion....................................       53         61
                                                          -------    -------
                                                          $12,390    $10,997
                                                          =======    =======

     The Company has available a $19.7 million credit facility (the senior credit facility). During 1994, the loan and security agreement was amended to extend the expiration of the facility through January 1998 and to consolidate the real estate term facility, the original equipment term note and the proceeds used to repay the seller note into the consolidated term loan.

     The senior credit facility provides for four borrowing components with varying rates and repayment obligations. Included in the senior credit facility is a secured revolving credit component with a maximum borrowing limit of $7.2 million which expires in January 1998. This revolving loan bears interest at prime rate plus 1.25% (9.75%) at December 31, 1994 compared to prime rate plus 2.0% (8%) at December 31, 1993. The amount which may be borrowed is subject to certain availability formulas regarding accounts receivable and inventory.

     The senior credit facility also includes a secured consolidated term loan component with an initial balance of $8.5 million. This loan requires monthly amortization of $101,000 with any remaining unpaid balance payable in January 1998. The loan bears an initial interest rate of prime plus 2% dropping to prime plus 1.75% after certain conditions are met.

     These components of the senior credit facility are secured by a lien on substantially all the North American assets of the Company and a pledge of the common stock of its Italian subsidiary. The agreements require the Company to, among other things, maintain specified levels of working capital, net worth and profitability. This agreement also limits cash dividends and loans to MLX. Under the most restrictive covenants, retained earnings in the amount of approximately $1.3 million were free from limitations on the payment of dividends to MLX at December 31, 1994.

     An additional component of the senior credit facility is a $2 million, unsecured, 30-month mezzanine term facility expiring in July 1995 with monthly amortization requirements of $67,000 and an interest rate of prime plus 3.5%. This facility may be prepaid, under certain circumstances, with no penalty.

     The senior credit facility also has available a line of credit intended to fund capital expenditures up to a maximum of $2 million. This note bears interest at prime rate plus 1.75% and requires equal monthly amortization payments based on a five year term with any remaining unpaid balance payable in January 1997. Advances are made at the Company's request and may occur at any time until January 1997. At December 31, 1994 no amounts were outstanding under the arrangement.

                  S.K. WELLMAN LIMITED, INC. AND SUBSIDIARIES

     The note payable to bank was used to fund certain capital expenditures in Italy. The note bears interest at 9%, is unsecured, and is due in varying quarterly installments through December 1996.

     The Company intends to finance current maturities of long-term borrowings, except the Italian note payable to bank, through availability under the revolving credit facility.

     Aggregate maturities and other reductions of debt are: 1995 -- $61,000; 1996 -- $1.3 million; 1997 -- $1.2 million and 1998 -- $8.5 million.

     Interest paid was $1.4 million in 1993, $1.2 million in 1994 and $.6 million for the six months ended June 30, 1995.

D.  EMPLOYEE BENEFITS

     The Company sponsors a defined contribution pension plan which covers a majority of its U.S. employees. The plan provides for voluntary employee contributions, a matching Company contribution and a discretionary Company contribution. Expenses related to this plan were $470,000, $516,000 and $285,000 in 1993, 1994 and for the six months ended June 30, 1995, respectively.

     The Company and certain of its subsidiaries sponsor two non-contributory defined benefit pension plans covering certain of their U.S. and Canadian employees. Benefits under one plan is based on compensation during the years immediately preceding retirement. Under the other plan, the benefits are based on a fixed annual benefit for each year of credited service. It is the Company's policy to make contributions to these plans sufficient to meet minimum funding requirements of the applicable laws and regulations, plus such additional amounts, if any, as the Company's actuarial consultants advise to be appropriate. Plan assets consist principally of equity securities and fixed income instruments.

     A summary of the components of net periodic pension costs for the plans is as follows:

                                                               1994      1993
                                                              ------    ------
                                                               (IN THOUSANDS)
Service cost................................................  $  105    $  125
Interest cost...............................................     259       160
Actual return on plan assets................................    (281)       71
Net amortization and deferral...............................      88      (227)
                                                              ------    ------
                                                              $  171    $  129
                                                              ======    ======
Assumptions used were:
  Weighted average discount rate............................    7.44%     8.38%
  Rate of increase in compensation levels...................    6.00%     5.00%
  Weighted average expected long-term rate of return on
     assets.................................................    8.63%     8.63%

                  S.K. WELLMAN LIMITED, INC. AND SUBSIDIARIES

     The following table presents the funded status and amounts recognized in the consolidated financial statements at December 31, 1993 and 1994, related to the defined benefit plans (in thousands):

                                        DECEMBER 31, 1993               DECEMBER 31, 1994
                                    --------------------------      --------------------------
                                      ASSETS       ACCUMULATED        ASSETS       ACCUMULATED
                                      EXCEED        BENEFITS          EXCEED        BENEFITS
                                    ACCUMULATED      EXCEED         ACCUMULATED      EXCEED
                                     BENEFITS        ASSETS          BENEFITS        ASSETS
                                    -----------    -----------      -----------    -----------
ACTUARIAL PRESENT VALUE OF BENEFIT
  OBLIGATIONS
Vested benefit obligations........    $ (423)        $(1,407)          $(372)        $(1,558)
                                      ======         =======           =====         =======
Accumulated benefit obligations...    $ (434)        $(1,613)          $(381)        $(1,772)
                                      ======         =======           =====         =======
Projected benefit obligations.....    $ (537)        $(1,613)          $(495)        $(1,772)
Plan assets at fair value.........     1,012             984             891           1,038
                                      ------         -------           -----         -------
Projected benefit obligations less
  than (in excess of) plan
  assets..........................       475            (629)            396            (734)
Unrecognized net loss.............        93              86                             149
Prior service cost not yet
  recognized in net periodic
  pension cost....................                       200             170             349
Unrecognized net obligation
  (asset) at January 1............      (284)            214            (246)             76
Adjustment required to recognize
  minimum liability...............                      (500)                           (574)
                                      ------         -------           -----         -------
PREPAID (ACCRUED) PENSION COST AT
  DECEMBER 31.....................    $  284         $  (629)          $ 320         $  (734)
                                      ======         =======           =====         =======

     The Company provides a fixed noncontributory benefit toward postretirement health care for certain of its U.S. retired union employees. Projected future costs of providing postretirement health care benefits are recognized as expense as employees render service. In 1993, the Company recognized a transition obligation amounting to approximately $540,000, for prior service costs as of January 1, 1993. This transition obligation is being amortized into general and administrative expenses over 20 years. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7%. Postretirement benefit costs amounted to $62,000, $50,000 and $13,500 in 1993, 1994 and the six months ended June 30, 1995, respectively.

E.  LEASES

     The Company has lease commitments for buildings and equipment. Future minimum annual rentals are: 1995 -- $211,000, 1996 -- $188,000, 1997 -- $158,000
1998 -- $115,000, 1999 -- $47,000, thereafter -- $135,000. Amount representing interest is $211,000.

     The Company leases certain office and warehouse facilities and equipment under operating leases. Rental expense was $312,000, $367,000 and $162,000, in 1993, 1994 and the six months ended June 30, 1995, respectively. Future minimum lease commitments under these agreements which have an original or existing term in excess of one year as of December 31, 1994 are as follows: 1995 -- $259,000; 1996 -- $128,000; 1997 -- $76,000; 1998 -- $11,000 and 1999 -- $9,000.

                  S.K. WELLMAN LIMITED, INC. AND SUBSIDIARIES

F.  INCOME TAXES

     The results of the Company's operations are included in the consolidated federal income tax returns of MLX Corp. Income taxes set forth in the Consolidated Statements of Operations are as follows (in thousands):

                                                 YEARS ENDED       SIX MONTHS
                                                 DECEMBER 31,        ENDED
                                               ----------------     JUNE 30,
                                                1993      1994        1995
                                               ------    ------    ----------
Federal:
  Current....................................  $1,810    $1,298      $1,016
  Deferred...................................    (388)      191           0
                                               ------    ------      ------
                                                1,422     1,489       1,016
                                                  219       699         424
Foreign,
State and local:
  Current....................................     375       295         256
  Deferred...................................     (61)
                                               ------    ------      ------
                                                  314       295         256
                                               ------    ------      ------
                                               $1,955    $2,483      $1,696
                                               ======    ======      ======

     The provision for income taxes differ from the amounts computed by applying the federal statutory rate as follows:

                                                    YEARS ENDED     SIX MONTHS
                                                    DECEMBER 31,      ENDED
                                                    ------------     JUNE 30,
                                                    1993    1994       1995
                                                    ----    ----    ----------
Income tax at federal statutory rate..............  34.0%   34.0%      34.0%
State and local tax, net..........................   4.3     3.7        4.3
Nondeductible goodwill amortization and other.....   0.6     0.9        0.7
Foreign tax rate differential.....................   3.5     6.1        3.8
Other, net........................................  (1.9)    2.4        0.0
                                                    ----    ----       ----
                                                    40.5%   47.1%      42.8%
                                                    ====    ====       ====

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax

                  S.K. WELLMAN LIMITED, INC. AND SUBSIDIARIES purposes. Significant components of the Company's net deferred tax assets as of December 31, 1993 and 1994 are as follows (in thousands):

                                                              1993     1994
                                                              -----    -----
Deferred tax assets:
  Accrued vacation..........................................  $ 321    $ 181
  Inventory obsolescence....................................    193       93
  Accrued pension...........................................    138        8
  Other reserves............................................    173      336
                                                              -----    -----
Total deferred tax assets...................................    825      618
Deferred tax liabilities:
  Tax over book depreciation................................   (193)    (201)
  Other.....................................................    (31)      20
                                                              -----    -----
Total deferred tax liabilities..............................   (224)    (181)
                                                              -----    -----
Net deferred tax assets.....................................  $ 601    $ 437
                                                              =====    =====

     Undistributed earnings of the Company's foreign subsidiaries were not significant at December 31, 1994. Those earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes has been provided. Upon distribution of these earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes and withholding taxes payable to various foreign countries.

     The Company paid foreign, state and local income taxes amounting to $504,000 and $628,000 in 1993 and 1994, respectively.

G.  OTHER MATTERS

     Sales of foreign operations were $10.1 million, $11.8 million and $7.6 million in 1993, 1994 and for the six months ended June 30, 1995, respectively, with operating earnings of $.9 million, $1.6 million and $1.2 million in 1993, 1994 and six months ended June 30, 1995, respectively, and net loss of $16,000, net income of $514,000 and net income of $385,000 in 1993, 1994 and for the six months ended June 30, 1995, respectively. Identifiable assets of foreign operations were $9.4 million and $10.8 million at December 31, 1993 and 1994, respectively.

     The percentage of net sales to major customers was as follows:

                                                      YEARS ENDED    SIX MONTHS
                                                      DECEMBER 31,     ENDED
                                                      ------------    JUNE 30,
                                                      1993    1994      1995
                                                      ----    ----   ----------
Customer A..........................................   16%     15%       17%
Customer B..........................................    9%      9%       13%
Customer C..........................................   14%     16%       12%

     The Company provides credit, in the normal course of its business, to original equipment and after-market companies in the aircraft and heavy equipment industries. The Company's customers are not concentrated in any specific geographic region. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses which, when realized, have been within the range of management's expectations.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Houghton Acquisition Corporation d/b/a
Hutchinson Foundry Products Company:

     We have audited the accompanying balance sheets of Houghton Acquisition Corporation d/b/a Hutchinson Foundry Products Company (the "Company") as of December 31, 1996 and 1995 and the related statements of income, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and 1995 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            COOPERS & LYBRAND L.L.P.

St. Louis, Missouri
February 5, 1997

                     HOUGHTON ACQUISITION CORPORATION d/b/a
                      HUTCHINSON FOUNDRY PRODUCTS COMPANY

                                 BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                                                                 1996          1995
                                                              ----------    ----------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  289,620    $   21,945
  Accounts receivable, net of estimated allowance for
     doubtful accounts of $-0- and $90,500 in 1996 and 1995,
     respectively...........................................   1,378,577     1,007,205
  Inventories...............................................     444,751       226,150
  Prepaid expenses and other assets.........................     142,650        35,608
  Refundable income taxes...................................     141,259
  Deferred income taxes.....................................      51,000       124,000
                                                              ----------    ----------
       Total current assets.................................   2,447,857     1,414,908
                                                              ----------    ----------
Property, plant and equipment...............................   3,957,584     3,248,921
Less accumulated depreciation...............................   1,140,904       827,744
                                                              ----------    ----------
                                                               2,816,680     2,421,177
                                                              ----------    ----------
Other assets:
  Prepaid pension cost......................................     175,789       177,373
  Debt financing costs, net of accumulated amortization of
     $196,238 in 1995.......................................                    10,586
  Noncompete agreement, net of accumulated amortization of
     $400,000 and $300,000 in 1996 and 1995, respectively...     100,000       200,000
  Goodwill, net of accumulated amortization of $104,933 and
     $78,699 in 1996 and 1995, respectively.................     789,314       815,548
  Other intangible assets, net of accumulated amortization
     of $57,512 and $45,484 in 1996 and 1995,
     respectively...........................................      16,727        28,755
                                                              ----------    ----------
       Total other assets...................................   1,081,830     1,232,262
                                                              ----------    ----------
       Total assets.........................................  $6,346,367    $5,068,347
                                                              ==========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Borrowings on revolving line of credit....................                $  131,950
  Current portion of long-term debt.........................  $  100,000       100,000
  Current portion of capital lease obligations..............      79,584
  Accounts payable..........................................     518,940       223,227
  Accrued expenses..........................................     249,915       345,771
  Income taxes payable......................................                    52,000
  Preferred stock dividends payable.........................                    38,389
                                                              ----------    ----------
       Total current liabilities............................     948,439       891,337
Long-term debt, net of current portion......................      25,000       375,000
Capital lease obligations, net of current portion...........     545,157
Deferred income taxes.......................................     350,000       308,000
Cumulative redeemable preferred stock.......................   1,434,000     1,360,000
Common stock purchase warrants subject to put option........   3,283,524     2,269,470
Stockholders' equity (deficit)..............................    (239,753)     (135,460)
                                                              ----------    ----------
       Total liabilities and stockholders' equity
          (deficit).........................................  $6,346,367    $5,068,347
                                                              ==========    ==========

The accompanying notes are an integral part of the financial statements.

                     HOUGHTON ACQUISITION CORPORATION d/b/a
                      HUTCHINSON FOUNDRY PRODUCTS COMPANY

                              STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                          1996         1995          1994
                                                       ----------   ----------    ----------
Net sales............................................  $8,621,385   $8,133,452    $8,687,853
Cost of goods sold...................................   5,776,692    5,417,039     5,860,256
                                                       ----------   ----------    ----------
  Gross profit.......................................   2,844,693    2,716,413     2,827,597
Selling, general and administrative expenses.........     793,944      868,470       876,046
Amortization expense.................................     148,848      493,160       689,260
                                                       ----------   ----------    ----------
  Income from operations.............................   1,901,901    1,354,783     1,262,291
                                                       ----------   ----------    ----------
Other income (expense):
  Interest expense...................................     (23,530)    (145,061)     (254,775)
  Other, net.........................................      20,390        7,150         8,975
                                                       ----------   ----------    ----------
                                                           (3,140)    (137,911)     (245,800)
                                                       ----------   ----------    ----------
  Income before provision for income taxes...........   1,898,761    1,216,872     1,016,491
Provision for income taxes...........................     791,000      486,000       419,400
                                                       ----------   ----------    ----------
Net income...........................................  $1,107,761   $  730,872    $  597,091
                                                       ==========   ==========    ==========

The accompanying notes are an integral part of the financial statements.

                     HOUGHTON ACQUISITION CORPORATION d/b/a
                      HUTCHINSON FOUNDRY PRODUCTS COMPANY

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                        RETAINED
                                                         ADDITIONAL     EARNINGS
                                                COMMON    PAID-IN     (ACCUMULATED
                                                STOCK     CAPITAL       DEFICIT)        TOTAL
                                                ------   ----------   ------------   -----------
Balance, January 1, 1994......................  $5,000    $495,000    $    42,044    $   542,044
Net income....................................                            597,091        597,091
Dividends on preferred stock..................                           (123,997)      (123,997)
Accretion on preferred stock and stock
  warrants....................................                           (954,412)      (954,412)
                                                ------    --------    -----------    -----------
Balance, December 31, 1994....................  5,000      495,000       (439,274)        60,726
Net income....................................                            730,872        730,872
Dividends on preferred stock..................                           (124,000)      (124,000)
Accretion on preferred stock and stock
  warrants....................................                           (803,058)      (803,058)
                                                ------    --------    -----------    -----------
Balance, December 31, 1995....................  5,000      495,000       (635,460)      (135,460)
Net income....................................                          1,107,761      1,107,761
Dividends on preferred stock..................                           (124,000)      (124,000)
Accretion on preferred stock and stock
  warrants....................................                         (1,088,054)    (1,088,054)
                                                ------    --------    -----------    -----------
Balance, December 31, 1996....................  $5,000    $495,000    $  (739,753)   $  (239,753)
                                                ======    ========    ===========    ===========

The accompanying notes are an integral part of the financial statements.

                     HOUGHTON ACQUISITION CORPORATION d/b/a
                      HUTCHINSON FOUNDRY PRODUCTS COMPANY

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                           1996          1995          1994
                                                        -----------   -----------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..........................................  $ 1,107,761   $   730,872   $  597,091
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation.....................................      313,160       289,064      282,642
     Amortization.....................................      148,848       493,160      689,260
     Deferred income taxes............................      115,000        14,000      107,000
     Loss on disposals of equipment...................                     10,918
  Changes in Assets and Liabilities:
     Accounts receivable..............................     (371,372)       53,736       91,486
     Inventories......................................     (218,601)       80,534      (27,470)
     Prepaid expenses and other assets................     (107,042)       (9,313)     (15,511)
     Prepaid pension cost.............................        1,584       (28,714)     (17,061)
     Accounts payable.................................      295,713       (76,871)      24,219
     Accrued expenses.................................      (95,856)      (51,105)      43,954
     Income taxes refundable/payable..................     (193,259)       30,825       14,175
                                                        -----------   -----------   ----------
  Net cash provided by operating activities...........      995,936     1,537,106    1,789,785
                                                        -----------   -----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment..........      (58,035)      (57,119)     (93,278)
  Proceeds from disposals of equipment................                     32,000       42,500
                                                        -----------   -----------   ----------
  Net cash used in investing activities...............      (58,035)      (25,119)     (50,778)
                                                        -----------   -----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of long-term debt........................     (350,000)   (2,134,150)  (1,350,044)
  Repayments of capital lease obligations.............      (25,887)
  Borrowings under revolving line of credit...........    1,328,895       461,644      327,843
  Repayments under revolving line of credit...........   (1,460,845)     (329,694)    (327,843)
  Dividends paid on preferred stock...................     (162,389)     (124,000)    (123,318)
                                                        -----------   -----------   ----------
  Net cash used in financing activities...............     (670,226)   (2,126,200)  (1,473,362)
                                                        -----------   -----------   ----------
  Net increase (decrease) in cash and cash
     equivalents......................................      267,675      (614,213)     265,645
Cash and cash equivalents, beginning of year..........       21,945       636,158      370,513
                                                        -----------   -----------   ----------
Cash and cash equivalents, end of year................  $   289,620   $    21,945   $  636,158
                                                        ===========   ===========   ==========
SUPPLEMENTAL DISCLOSURES:
  Income taxes paid...................................  $   869,000   $   451,000   $  298,000
                                                        ===========   ===========   ==========
  Interest paid.......................................  $    24,000   $   170,000   $  236,000
                                                        ===========   ===========   ==========
NONCASH INVESTING AND FINANCING ACTIVITIES:
Equipment acquired under capital lease agreements.....  $   650,628
                                                        ===========
Dividends declared but not paid as of December 31.....                $    38,389   $   38,389
                                                                      ===========   ==========

The accompanying notes are an integral part of the financial statements.

                     HOUGHTON ACQUISITION CORPORATION d/b/a
                      HUTCHINSON FOUNDRY PRODUCTS COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                 YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

1.  DESCRIPTION OF BUSINESS:

     Effective December 31, 1992, Houghton Acquisition Corporation (the "Company") purchased substantially all of the assets of Hutchinson Foundry Products Company. The Company's principal business is the production and sale of rotors for use in subfractional horsepower motors and, to a lesser extent, the machining and sale of aluminum extrusions and castings, principally fan spacers used by engine manufacturers and gas nozzles used in gasoline pumping units. The Company sells its products primarily in the Midwest region of the United States.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     A. CASH AND CASH EQUIVALENTS: Cash and cash equivalents include cash, bank deposits and highly liquid investments purchased with original maturities of three months or less.

     B. INVENTORIES: Inventories are stated at the lower of cost or market. Cost is determined principally using the first-in, first-out method.

     C. PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment acquired in conjunction with the Acquisition (see Note 1) were recorded at their estimated fair value at the acquisition date based on independent appraisals obtained near the acquisition date. Property, plant and equipment purchased subsequent to the acquisition are recorded at cost. Depreciation is computed utilizing the straight-line method over the estimated useful lives of the assets which are as follows:

     Land improvements......................................  15 years
     Buildings..............................................  20 years
     Machinery and equipment................................  10 years
     Vehicles and computers.................................  3-5 years

       Upon retirement or replacement, the cost and related accumulated depreciation are removed from the respective accounts and any resulting gain or loss is included in earnings. Expenditures for maintenance and repairs are charged to operations as incurred, while renewals and betterments which extend the useful lives of the assets are capitalized.

     D. DEBT FINANCING COSTS: Costs incurred in connection with obtaining and securing the bank loan agreement have been capitalized and are being amortized over the period of the related borrowings. Amortization expense for 1996, 1995 and 1994 was $10,586, $68,948 and $68,957,
        respectively.

     E. NONCOMPETE AGREEMENT: In connection with the acquisition (see Note 1), the Company entered into a noncompete agreement with the seller valued at $500,000. Under this noncompete agreement, the seller has agreed not to compete with the Company through December 31, 1997.

        The value of the noncompete agreement is being amortized over the term of the agreement using the straight-line method. Amortization expense was $100,000 for 1996, 1995 and 1994.

     F. GOODWILL: The excess of the purchase price of the Company over the fair value of the tangible and identifiable intangible net assets acquired (see Note 1) has been allocated to goodwill. Goodwill is being amortized on a straight-line basis over a period of forty years. Amortization expense was $26,234 for 1996, 1995 and 1994.

                     HOUGHTON ACQUISITION CORPORATION d/b/a
                      HUTCHINSON FOUNDRY PRODUCTS COMPANY

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

        At each balance sheet date, management assesses whether there has been a permanent impairment of the value of goodwill. The factors considered by management in performing this assessment include current operating results, trends and prospects as well as the effects of obsolescence, demand, competition and other economic factors. Management has concluded that no impairment of the value of goodwill has occurred as of any of the balance sheet dates presented.

     G. OTHER INTANGIBLE ASSETS: Other intangible assets at December 31, 1996 consist of organization costs which are being amortized over five years. Amortization expense related to these costs amounted to $12,028 for 1996.

        Prior to 1996, other intangible assets also included a sales agreement and a union employment agreement, the values of which were based on independent appraisals at the date of acquisition (see Note 1). These intangible assets were amortized on a straight-line basis over the terms of the respective agreements and became fully amortized during 1995. Amortization expense related to other intangible assets amounted to $297,978 and $494,069 in 1995 and 1994, respectively.

     H. INCOME TAXES: Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates as of the balance sheet date which are expected to be applied to taxable income in the periods in which the deferred tax liability or asset is expected to be settled or realized. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

     I. PREFERRED STOCK AND STOCK WARRANTS: The proceeds received related to the preferred stock and stock warrants have been allocated to the respective instruments based upon their estimated fair values as of March 10, 1993, the effective date of the related Securities Purchase Agreement. The preferred stock is being accreted to its redemption value as of March 10, 1998 using the interest method. The stock warrants are being accreted on a straight-line basis to their estimated value as of their earliest put date, March 10, 1998, using a formula based on a multiple of earnings adjusted for certain items as defined in the Securities Purchase Agreement. Accretion is effected via corresponding decreases to the Company's retained earnings and constitutes noncash transactions for purposes of the accompanying statements of cash flows.

     J. ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. MAJOR CUSTOMERS AND CONCENTRATIONS OF CREDIT RISK:

     The Company has entered into an agreement with one of its largest customers which entitles the Company to be this customer's exclusive supplier of die cast rotors, under certain terms and conditions. The current agreement extends through August 31, 1998.

                     HOUGHTON ACQUISITION CORPORATION d/b/a
                      HUTCHINSON FOUNDRY PRODUCTS COMPANY

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

     The following is a summary of sales and uncollateralized accounts receivable by year and as of December 31, respectively, to individual customers in amounts that exceeded ten percent of total Company net sales and accounts receivable, respectively:

                                              NUMBER OF
                                              CUSTOMERS      COMBINED     PERCENT OF
                                                WITH         SALES TO       TOTAL
                                             SIGNIFICANT    SIGNIFICANT    COMPANY
YEAR ENDED DECEMBER 31,                         SALES        CUSTOMERS    NET SALES
-----------------------                      -----------   -------------  ----------
1996.......................................       2         $3.9 million      45%
1995.......................................       2         $3.9 million      48%
1994.......................................       3         $5.0 million      58%

                                               NUMBER OF
                                               CUSTOMERS       COMBINED     PERCENT OF
                                                 WITH          ACCOUNTS       TOTAL
                                              SIGNIFICANT     RECEIVABLE     COMPANY
                                               ACCOUNTS     OF SIGNIFICANT   ACCOUNTS
AS OF DECEMBER 31,                            RECEIVABLE      CUSTOMERS     RECEIVABLE
------------------                            -----------   --------------  ----------
1996........................................       3              $860,000      62%
1995........................................       2              $577,000      57%

     Management expects that sales to the Company's major customers will continue to be a significant portion of its annual sales. The Company performs ongoing credit evaluations of its customers and has historically experienced insignificant credit losses.

     Substantially all of the Company's balances of cash and cash equivalents are maintained in accounts at one financial institution.

4. INVENTORIES:

     Inventories consist of the following as of December 31:

                                                            1996       1995
                                                          --------   --------
Raw materials...........................................  $260,216   $102,455
Work-in-process.........................................   107,145     30,579
Finished goods..........................................    77,390     93,116
                                                          --------   --------
                                                          $444,751   $226,150
                                                          ========   ========

5. PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consists of the following as of December 31:

                                                          1996         1995
                                                       ----------   ----------
Land and improvements................................  $  179,450   $  179,450
Buildings............................................     694,841      677,664
Machinery and equipment..............................   3,013,590    2,329,588
Vehicles and computers...............................      69,703       62,219
                                                       ----------   ----------
                                                       $3,957,584   $3,248,921
                                                       ==========   ==========

     As of December 31, 1996, machinery and equipment includes $650,628 of assets acquired pursuant to capital lease agreements and accumulated depreciation and depreciation expense include $21,688 related to those assets as of December 31, 1996 and for the year then ended.

                     HOUGHTON ACQUISITION CORPORATION d/b/a
                      HUTCHINSON FOUNDRY PRODUCTS COMPANY

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

     Depreciation expense amounted to $313,160, $289,064 and $282,642 for the years ended December 31, 1996, 1995 and 1994, respectively.

6. DEBT:

     Long-term debt consists of the following as of December 31:

                                                           1996        1995
                                                         ---------   ---------
Obligation under noncompete agreement -- Payable in
  quarterly installments through January 1, 1998.......  $ 125,000   $ 225,000
Subordinated debt -- Note payable to former owner,
  interest payable quarterly at floating rate tied to a
  bank's prime rate (10.5% at December 31, 1995),
  repaid during 1996...................................                250,000
                                                         ---------   ---------
                                                           125,000     475,000
Less current portion...................................   (100,000)   (100,000)
                                                         ---------   ---------
                                                         $  25,000   $ 375,000
                                                         =========   =========

     Management estimates that the fair value of its outstanding long-term debt approximates its carrying value.

     The Company also has a senior revolving line of credit agreement with a bank which provides for borrowings up to the lesser of $1 million or an amount based on specified percentages of the Company's eligible accounts receivable and inventory, as defined in the agreement. Interest is payable monthly at a floating rate tied to the bank's prime rate (8.25% at December 31, 1996), plus
 .25% on the unused portion of the amount available. The Company had no outstanding balance under the revolving line of credit agreement as of December 31, 1996.

7. CAPITAL LEASE OBLIGATIONS:

     During 1996, the Company entered into various capital lease agreements for certain machinery and equipment used in its operations.

     The following is a schedule, by years, of future minimum lease payments required under capital lease agreements, together with the present value of the net minimum lease payments as of December 31, 1996:

1997........................................................  $ 131,603
1998........................................................    131,603
1999........................................................    131,603
2000........................................................    131,603
2001........................................................    254,926
                                                              ---------
  Total minimum lease payments..............................    781,338
Less amount representing interest...........................   (156,597)
                                                              ---------
  Present value of minimum lease payments...................    624,741
Less current portion........................................    (79,584)
                                                              ---------
  Long-term portion.........................................  $ 545,157
                                                              =========

                     HOUGHTON ACQUISITION CORPORATION d/b/a
                      HUTCHINSON FOUNDRY PRODUCTS COMPANY

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

8. COMMON STOCK, PREFERRED STOCK AND STOCK WARRANTS:

     Common stock consists of the following as of December 31:

                                                          1996         1995
                                                       ----------   ----------
Common stock; voting; $1 par value; 30,000 shares
  authorized; 5,000 shares issued and outstanding;
  3,696 shares reserved for issuance upon exercise of
  Common Stock Purchase Warrants.....................  $    5,000   $    5,000
                                                       ==========   ==========

     Preferred stock consists of the following as of December 31:

                                                          1996         1995
                                                       ----------   ----------
Class A Cumulative Redeemable Preferred Stock;
  voting; $100 par value; 15,500 shares issued and
  outstanding; mandatory dividend rate of 8% per
  annum payable quarterly; redeemable by the Company
  at any time, however, redemption is mandatory by
  March 10, 1998; holders have the option to redeem
  upon an event of default as defined in the related
  Securities Purchase Agreement, registration of
  securities or if the Company's president ceases to
  hold a majority of voting securities; redemption
  price of $100 per share............................  $1,434,000   $1,360,000
                                                       ==========   ==========

     Stock warrants consist of the following as of December 31:

                                                          1996         1995
                                                       ----------   ----------
Common Stock Purchase Warrants; issued to holders of
  Class A Cumulative Redeemable Preferred Stock;
  rights to purchase an aggregate of 3,479 shares of
  Company's common stock, exercisable at any time for
  $1 per share; on or after March 10, 1998, warrant
  holders have the option to require the Company to
  purchase such warrants, or any common stock
  obtained as result of prior exercise of warrants,
  at a price based on a multiple of the Company's
  adjusted earnings, as defined in the related
  Securities Purchase Agreement; holders of stock
  issued upon exercise of warrants have the right to
  cause the Company to register such shares under the
  Securities Act of 1933; if not exercised, warrants
  terminate on the sixth anniversary of the date all
  preferred stock has been redeemed..................  $3,283,524   $2,269,470
                                                       ==========   ==========

     The Company has also issued other common stock purchase warrants to two individuals to purchase an aggregate of 217 shares of the Company's common stock on or before March 15, 1998 at an exercise price of approximately $446 per share.

     Pursuant to the terms of the Securities Purchase Agreement, preferred stockholders and warrant holders are protected against dilution or other impairment of their respective interests.

                     HOUGHTON ACQUISITION CORPORATION d/b/a
                      HUTCHINSON FOUNDRY PRODUCTS COMPANY

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

     Amounts recorded for accretion of the Cumulative Redeemable Preferred Stock and Common Stock Purchase Warrants were as follows for the years ended December 31:

                                                   CUMULATIVE
                                                   REDEEMABLE    COMMON STOCK
                                                   PREFERRED       PURCHASE
                                                     STOCK         WARRANTS
                                                   ----------    ------------
1996.............................................   $74,000       $1,014,054
1995.............................................   $64,000       $  739,058
1994.............................................   $55,000       $  899,412

9. INCOME TAXES:

     The Company's provision for income taxes consists of the following for the years ended December 31:

                                             1996        1995        1994
                                           --------    --------    --------
Federal:
  Current................................  $550,000    $381,000    $254,000
  Deferred...............................   100,000      12,000      93,000
                                           --------    --------    --------
                                            650,000     393,000     347,000
                                           --------    --------    --------
State:
  Current................................   126,000      91,000      58,400
  Deferred...............................    15,000       2,000      14,000
                                           --------    --------    --------
                                            141,000      93,000      72,400
                                           --------    --------    --------
                                           $791,000    $486,000    $419,400
                                           ========    ========    ========

     The provision for income taxes for the years ended December 31 differs from the "expected" tax expense computed by applying the U.S. federal corporate tax rate of 34% to income before provision for income taxes as follows:

                                             1996        1995        1994
                                           --------    --------    --------
Computed "expected" income tax
  provision..............................  $646,000    $414,000    $346,000
State income tax provision, net of
  federal income tax benefit.............    82,000      59,000      51,000
Goodwill.................................    10,000      10,000      10,000
Other, net...............................    53,000       3,000      12,400
                                           --------    --------    --------
                                           $791,000    $486,000    $419,400
                                           ========    ========    ========

                     HOUGHTON ACQUISITION CORPORATION d/b/a
                      HUTCHINSON FOUNDRY PRODUCTS COMPANY

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

     The significant components of the Company's deferred tax assets and liabilities recognized in the accompanying balance sheets as of December 31 are as follows:

                                                          1996        1995
                                                        --------    --------
Deferred tax assets:
  Accrued vacation....................................  $ 47,000    $ 47,000
  Accrued compensation................................                41,000
  Allowance for doubtful accounts.....................                35,000
  Other...............................................     4,000       1,000
                                                        --------    --------
          Total deferred tax assets...................    51,000     124,000
Deferred tax liabilities -- Property, plant and
  equipment basis differences.........................   350,000     308,000
                                                        --------    --------
          Net deferred tax liabilities................  $299,000    $184,000
                                                        ========    ========

10. EMPLOYEE BENEFIT PLANS:

     The Company has a defined benefit retirement plan, Hutchinson Foundry Retirement Plan for Employees (the "Plan"), which covers substantially all employees of the Company. The Plan provides benefits in accordance with a formula equal to $16 per month multiplied by the participants' years of service as of their retirement date. Benefit payments to retired participants commence at age 65 (or at some earlier date at a discounted amount as defined by the Plan, if so elected, for early retirees) and continue for the life of the participant. Participants also have the option of electing a lump sum distribution at retirement. The Plan is funded in accordance with ERISA. Required contributions were $-0-, $18,000 and $-0- for 1996, 1995 and 1994, respectively.

     Net periodic pension (cost) income consists of the following for the years ended December 31:

                                             1996        1995         1994
                                           --------    ---------    --------
Actual return (loss) on plan assets......  $149,499    $ 160,672    $(83,820)
Service cost.............................   (21,168)     (17,134)    (15,865)
Interest cost............................   (34,719)     (31,426)    (32,584)
Net amortization and deferral............   (95,196)    (112,440)    149,330
Settlement gain..........................                 10,468
                                           --------    ---------    --------
          Net periodic pension (cost)
            income.......................  $ (1,584)   $  10,140    $ 17,061
                                           ========    =========    ========

                     HOUGHTON ACQUISITION CORPORATION d/b/a
                      HUTCHINSON FOUNDRY PRODUCTS COMPANY

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

     The following table presents the funded status of the Plan determined as of December 31:

                                                         1996         1995
                                                       ---------    --------
Actuarial present value of accumulated benefit
  obligation:
  Vested.............................................  $ 492,089    $392,196
  Nonvested..........................................     20,381      15,261
                                                       ---------    --------
          Accumulated benefit obligation.............  $ 512,470    $407,457
                                                       =========    ========
Actuarial present value of projected benefit
  obligation.........................................  $ 512,470    $407,457
Plan assets at fair value............................    781,655     646,550
                                                       ---------    --------
          Plan assets in excess of projected benefit
            obligation...............................    269,185     239,093
Unrecognized prior service cost......................     38,005
Unrecognized net gain................................   (131,401)    (61,720)
                                                       =========    ========
          Prepaid pension cost.......................  $ 175,789    $177,373
                                                       =========    ========

     Plan assets consist of corporate stocks and bonds, mutual funds and money market accounts. The applicable portion of the unrecognized net gain is being amortized over the average future working lifetime of the participants. The assumptions used in developing the present value of the benefit obligations and pension cost were as follows:

                                                          1996    1995    1994
                                                          ----    ----    ----
Weighted-average discount rate..........................  7.5%    7.5%    8.0%
Long-term rate of return on plan assets.................  9.0%    9.0%    9.0%

     The Company also has a 401(k) defined contribution plan for substantially all of its employees. Participants may contribute up to 15% of their compensation each year. The Company, at its discretion, may elect to match a percentage of employees' contributions each year, as determined by its Board of Directors, not to exceed the maximum amount deductible for federal income tax purposes. The Company contributed $5,000, $5,000 and $10,000 to the 401(k) plan in 1996, 1995 and 1994, respectively.

11. SUBSEQUENT EVENT:

     In January 1997, all of the Company's common stock, preferred stock and related common stock purchase warrants were sold to Hawk Corporation ("Hawk"), a Delaware Corporation headquartered in Cleveland, Ohio. Hawk is a manufacturer of various products requiring sophisticated engineering and production techniques in numerous industrial markets. No adjustments have been reflected in the accompanying financial statements as a result of this transaction.

                         REPORT OF INDEPENDENT AUDITORS

Shareholder
Sinterloy, Inc.

     We have audited the accompanying balance sheets of Sinterloy, Inc. as of December 31, 1996 and 1995, and the related statements of income, shareholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sinterloy, Inc. at December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Cleveland, Ohio
August 22, 1997

                                SINTERLOY, INC.

                                 BALANCE SHEETS

                                                           DECEMBER 31,
                                                     ------------------------     JUNE 30,
                                                        1995          1996          1997
                                                     ----------    ----------     --------
                                                                                 (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents........................  $  545,412    $1,552,611    $2,301,628
  Accounts receivable..............................     965,982     1,294,066     1,666,361
  Inventories......................................     316,640       506,835       407,256
  Prepaid expenses.................................      64,750        10,642        18,353
                                                     ----------    ----------    ----------
          Total current assets.....................   1,892,784     3,364,154     4,393,598
Property and equipment:
  Machinery and equipment..........................   1,706,700     3,410,892     3,662,128
  Office furniture and fixtures....................      91,642        65,314        72,324
                                                     ----------    ----------    ----------
                                                      1,798,342     3,476,206     3,734,452
  Less accumulated depreciation....................     869,347     1,350,392     1,569,425
                                                     ----------    ----------    ----------
                                                        928,995     2,125,814     2,165,027
                                                     ----------    ----------    ----------
TOTAL ASSETS.......................................  $2,821,779    $5,489,968    $6,558,625
                                                     ==========    ==========    ==========
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable.................................  $  232,075    $  755,503    $  298,043
  Accrued expenses.................................     135,758       222,513       187,902
  Accrued income taxes.............................      16,000        30,000            --
  Current portion of note payable..................      22,174        23,687        24,482
                                                     ----------    ----------    ----------
          Total current liabilities................     406,007     1,031,703       510,427
Note payable.......................................     109,896        86,209        73,766
Shareholder's equity:
  Common stock, no par value, 100,000 shares
     authorized, issued and outstanding............      10,000        10,000        10,000
  Retained earnings................................   2,295,876     4,362,056     5,964,432
                                                     ----------    ----------    ----------
          Total shareholder's equity...............   2,305,876     4,372,056     5,974,432
                                                     ----------    ----------    ----------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY.........  $2,821,779    $5,489,968    $6,558,625
                                                     ==========    ==========    ==========

See notes to financial statements.

                                SINTERLOY, INC.

                              STATEMENTS OF INCOME

                                               YEARS ENDED DECEMBER 31,     SIX MONTHS ENDED
                                              --------------------------        JUNE 30,
                                                 1995           1996              1997
                                              -----------    -----------    ----------------
                                                                              (UNAUDITED)
Net sales...................................  $ 7,586,030    $11,596,950       $7,734,875
Cost of sales...............................    5,215,868      7,422,194        4,091,492
                                              -----------    -----------       ----------
Gross profit................................    2,370,162      4,174,756        3,643,383
General and administrative expenses.........      868,970      1,053,213          515,804
                                              -----------    -----------       ----------
Operating income............................    1,501,192      3,121,543        3,127,579
Other income (expense):
  Miscellaneous income......................        5,720            783            7,638
  Loss on sale of equipment.................           --         (1,628)              --
  Interest income...........................       12,604         32,485           42,860
  Interest expense..........................      (18,733)        (8,668)          (3,575)
                                              -----------    -----------       ----------
Other income (expense) -- net...............         (409)        22,972           46,923
                                              -----------    -----------       ----------
Income before income taxes..................    1,500,783      3,144,515        3,174,502
Income taxes................................       36,077         33,767               --
                                              -----------    -----------       ----------
NET INCOME..................................  $ 1,464,706    $ 3,110,748       $3,174,502
                                              ===========    ===========       ==========

See notes to financial statements.

                                SINTERLOY, INC.

                       STATEMENTS OF SHAREHOLDER'S EQUITY

                                                      COMMON      RETAINED
                                                       STOCK      EARNINGS         TOTAL
                                                      -------    -----------    -----------
Balance at January 1, 1995..........................  $10,000    $ 1,223,233    $ 1,233,233
Net income..........................................               1,464,706      1,464,706
Cash distribution to shareholder....................                (392,063)      (392,063)
                                                      -------    -----------    -----------
Balance at December 31, 1995........................   10,000      2,295,876      2,305,876
Net income..........................................               3,110,748      3,110,748
Cash distributions to shareholder...................              (1,044,568)    (1,044,568)
                                                      -------    -----------    -----------
Balance at December 31, 1996........................   10,000      4,362,056      4,372,056
                                                      =======    ===========    ===========
Net income (unaudited)..............................               3,174,502      3,174,502
Cash distributions to shareholder (unaudited).......              (1,572,126)    (1,572,126)
                                                      -------    -----------    -----------
Balance at June 30, 1997 (unaudited)................  $10,000    $ 5,964,432    $ 5,974,432
                                                      =======    ===========    ===========

See notes to financial statements.

                                SINTERLOY, INC.

                            STATEMENTS OF CASH FLOWS

                                                      DECEMBER 31,           SIX MONTHS ENDED
                                                -------------------------        JUNE 30,
                                                   1995           1996             1997
                                                -----------    ----------    ----------------
                                                                               (UNAUDITED)
OPERATING ACTIVITIES
  Net income..................................  $ 1,464,706    $3,110,748       $3,174,502
  Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation.............................      267,539       509,276          219,033
     Loss on sale of equipment................           --         1,628               --
     Change in operating assets and
       liabilities:
       Accounts receivable....................     (262,316)     (328,084)        (372,295)
       Inventories............................      (65,321)     (190,195)          99,579
       Prepaid expenses.......................      (53,983)      (10,642)          (7,711)
       Accounts payable.......................       83,207       523,428         (457,460)
       Accrued expenses and other.............      112,943        86,755          (64,611)
       Accrued income taxes...................       11,500        14,000
                                                -----------    ----------       ----------
  Net cash provided by operating activities...    1,558,275     3,716,914        2,591,037
INVESTING ACTIVITIES
  Purchases of property and equipment.........     (536,543)   (1,642,973)        (258,246)
FINANCING ACTIVITIES
  Payments on line of credit..................     (200,000)           --               --
  Payments on note payable....................      (20,758)      (22,174)         (11,648)
  Shareholder distributions...................     (392,063)   (1,044,568)      (1,572,126)
                                                -----------    ----------       ----------
  Net cash used in financing activities.......     (612,821)   (1,066,742)      (1,583,774)
                                                -----------    ----------       ----------
  Net increase in cash........................      408,911     1,007,199          749,017
  Cash and cash equivalents at beginning of
     year.....................................      136,501       545,412        1,552,611
                                                -----------    ----------       ----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD....  $   545,412    $1,552,611       $2,301,628
                                                ===========    ==========       ==========

See notes to financial statements.

                                SINTERLOY, INC.

                         NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                         SIX MONTHS ENDED JUNE 30, 1997

A. BASIS OF PRESENTATION

     Sinterloy, Inc. (the Company) is primarily engaged in the production of structural sintered metal parts. The plant facility is located in Solon Mills, Illinois. The Company was incorporated in Illinois on March 23, 1988.

  UNAUDITED INTERIM FINANCIAL INFORMATION

     The accompanying unaudited financial statements at June 30, 1997 and for the six months ended June 30, 1997 have been prepared in accordance with generally accepted accounting principles for the interim financial information and with Article 10 of Regulation S-X. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month period ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  INVENTORIES

     Inventories are carried at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

     Inventories consisted of the following:

                                                             DECEMBER 31,
                                                         --------------------     JUNE 30,
                                                           1995        1996         1997
                                                         --------    --------     --------
                                                                                 (UNAUDITED)
Raw material and supplies..............................  $ 92,799    $242,791     $297,042
Work in process........................................   126,135     148,789       68,787
Finished goods.........................................    97,706     115,255       41,427
                                                         --------    --------     --------
                                                         $316,640    $506,835     $407,256
                                                         ========    ========     ========

  PROPERTY AND EQUIPMENT

     Property and equipment has been recorded at cost.

     Depreciation is provided by using an accelerated method over the useful lives of the assets. Estimated useful lives range from 3 to 7 years.

  INCOME TAXES

     Effective October 1, 1994, the Company elected S Corporation status. Under those provisions, the shareholder is liable for individual income taxes on the Company's taxable income. The Company is responsible for paying Illinois Replacement Tax of 1.5% of taxable income.

     States taxes paid in 1996 and 1995 were $19,767 and $24,577, respectively.

                                SINTERLOY, INC.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ form those estimates.

C. NOTE PAYABLE

                                                             DECEMBER 31,
                                                         --------------------     JUNE 30,
                                                           1995        1996         1997
                                                         --------    --------     --------
                                                                                 (UNAUDITED)
Payable to a former shareholder, in monthly
  installments of $2,621 principal and interest,
  bearing interest at 6.62%, due February, 2001,
  unsecured............................................  $132,070    $109,896     $ 98,248
Less current portion...................................    22,174      23,687       24,482
                                                         --------    --------     --------
LONG-TERM NOTE PAYABLE.................................  $109,896    $ 86,209     $ 73,766
                                                         ========    ========     ========

     Aggregate maturities of long-term debt are as follows:

                                                DECEMBER 31, 1996
                                                -----------------
1997..........................................      $ 23,687
1998..........................................        25,304
1999..........................................        27,081
2000..........................................        28,875
2001..........................................         4,949
                                                    --------
                                                    $109,896
                                                    ========

     During 1995, 1996 and 1997, the Company had a revolving line of credit with a maximum of $500,000 bearing interest at prime. There were no borrowings on the line of credit at December 31, 1996 and 1995 and June 30, 1997.

     Interest paid in 1996 and 1995 was $8,668 and $18,733, respectively.

D. LEASE COMMITMENT

     In 1995, the Company leased its facilities from a third party with monthly rental payments of $5,429. In February 1996 the facilities were purchased by the Company's sole shareholder who leases the facilities to the Company under a five year operating lease through January 31, 2001. Beginning March 1996, monthly rental payments were increased to $13,150 due to a significant addition to the facility in 1996. The Company also has operating leases for two vehicles and other miscellaneous equipment. Rent expense was $148,650 and $56,288 for the years ended December 31, 1996 and 1995, respectively.

     Future minimum lease commitments are as follows:

                                                DECEMBER 31, 1996
                                                -----------------
1997..........................................      $166,206
1998..........................................       157,800
1999..........................................       157,800
2000..........................................       157,800
2001..........................................        13,150
                                                    --------
                                                    $652,756
                                                    ========

                                SINTERLOY, INC.

E. PROFIT SHARING PLAN

     On September 1, 1993, the Company established a 401(k) profit sharing plan. Eligible employees may elect to defer up to 10% of their total compensation or as prescribed by the Internal Revenue Service regulations. The Company contributes a matching fifty percent (50%) of each employee's elective deferral. Additionally, the plan allows for the Company to make discretionary contributions. Company contributions for the years ended December 31, 1996 and 1995 were $59,203 and $53,375, respectively.

     The discretionary portion of the contributions was $20,000 for the years ended December 31, 1996 and 1995.

F. MAJOR CUSTOMERS

     For the years ended December 31, 1996 and 1995, the Company generated approximately 72% and 60%, respectively, of its revenue from three major customers. Accounts receivable from the three customers was $887,525 and $684,687, as of December 31, 1996 and 1995, respectively.

G. SUBSEQUENT EVENT

     Effective August 1, 1997, the Company sold substantially all of its assets except cash, and certain liabilities for $15,000,000 (the purchase price). The purchase price will be adjusted dollar for dollar based on the adjusted net equity position of the Company at closing compared to the net equity position of the Company at December 31, 1996.

                                                                       Hawk Logo

                                                 THE COMPANY'S PRINCIPAL MARKETS

[PHOTOGRAPH OF TRACTOR]
Agriculture

                                                       [PHOTOGRAPH OF BULLDOZER]
                                                                    Construction

[PHOTOGRAPH OF AIRPLANE]
Aerospace

                                                           [PHOTOGRAPH OF TRUCK]
                                                                           Truck

======================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE CLASS A COMMON STOCK, NOR DOES IT CONSTITUTE AN OFFER OR SOLICITATION IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION, OR AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                             PAGE
                                             ----
Summary....................................    3
Risk Factors...............................    8
Use of Proceeds............................   14
Dividend Policy............................   15
Capitalization.............................   16
Dilution...................................   18
Unaudited Pro Forma Consolidated Statements
  of Operations............................   19
Selected Consolidated Financial Data.......   21
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   23
Business...................................   32
Management.................................   46
Principal and Selling Stockholders.........   53
Certain Transactions.......................   55
Description of Capital Stock...............   58
Shares Eligible for Future Sale............   65
Underwriting...............................   66
Legal Matters..............................   68
Experts....................................   68
Available Information......................   68
Reports to Holders of Class A
  Common Stock.............................   69
Index to Financial Statements..............  F-1


======================================================

======================================================
                                5,135,000 Shares

                                      LOGO

                                Hawk Corporation
                              Class A Common Stock

                                ($.01 par value)
                            ------------------------
                              Schroder & Co. Inc.


                                Lehman Brothers


                               McDonald & Company
                                Securities, Inc.
                                          , 1998
======================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The Registrant estimates that expenses payable by the Registrant in connection with the Offering (including expenses paid for professional services and other costs rendered in connection with the canceled public offering by the Registrant, but excluding underwriting discounts and commissions) will be as follows:



Securities and Exchange Commission registration fee.........  $   31,819
NASD filing fee.............................................      11,000
NYSE listing fee............................................     102,100
Registrar and transfer agent's fees and expenses............       2,500
Printing expenses...........................................     300,000
Accounting fees and expenses................................     250,000
Legal fees and expenses.....................................     325,000
Miscellaneous...............................................     127,581
                                                              ----------
          Total.............................................  $1,150,000
                                                              ==========



All amounts except the Securities and Exchange Commission registration fee, the NASD filing fee and the NYSE listing fee are estimated.


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, which enables a corporation in its original certificate or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the Delaware General Corporation Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (4) for any transaction from which a director derived an improper personal benefit. The Certificate, a copy of which is filed as Exhibit 3.1 to this Registration Statement, contains provisions permitted by Section 102(b)(7) of the Delaware General Corporation Law.

     Reference also is made to Section 145 of the Delaware General Corporation Law, which grants a corporation power to indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) which such officer or director actually and reasonably incurred. Any indemnification made under Section 145, unless ordered by a court, shall be authorized upon a determination that indemnification of the director, officer, employee or agent is proper because the person has met the applicable standard of conduct required by this section. Such determination shall be made with respect to a person who is a director or officer at the time of such determination by a majority vote of the directors who are not parties to such action, suit, or proceeding, even though less than a quorum, or by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or if there are no such directors, or if such directors so direct, by independent legal counsel, or by the stockholders. The Certificate provides for the indemnification of directors and officers of the Registrant to the fullest extent permitted by the Delaware General Corporation Law.

     The Registrant maintains an insurance policy that provides protection, within the maximum liability limits of the policy and subject to a deductible amount for each claim, to the Registrant under its indemnification obligations and to the directors and officers of the Registrant with respect to certain matters that are not covered by the Registrant's indemnification obligations.

     At present, there is no pending litigation or proceeding involving any director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any director or officer.

     Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, the Underwriters have agreed to indemnify the directors, officers and controlling persons of the Registrant against certain civil liabilities that may be incurred in connection with the Offering, including certain liabilities under the Securities Act.

     In addition, the Selling Stockholders have agreed to indemnify the Registrant, each Underwriter, their respective directors and officers and each person who controls the Registrant or any such Underwriter (within the meaning of the Securities Act) against any losses, claims, damages, liabilities (or proceedings in respect thereof) and expenses resulting from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact required to be stated in this Registration Statement or any prospectus or preliminary prospectus or any amendment thereof or supplement thereto or necessary to make the statements therein (in the case of any prospectus, in light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement is contained in, or such omission is from, information so concerning a Selling Stockholder furnished in writing by such Selling Stockholder expressly for use therein; provided that the indemnification obligation of a Selling Stockholder is limited to an amount equal to the proceeds received by such Selling Stockholder pursuant to this Registration Statement.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     The 1995 Parent-Subsidiary Merger. In June 1995, in connection with the merger of Helsel into a subsidiary of the Registrant and the acquisition of SKW, the Registrant, which until that time had been an Ohio corporation ("Old Hawk"), reincorporated as a Delaware corporation in a parent-subsidiary merger. Pursuant to the terms of the merger, each outstanding share of common stock of Old Hawk was converted into one fully-paid share of Class A Common Stock of the Registrant. In addition, each outstanding share of preferred stock of Old Hawk was, by virtue of the merger, converted into one fully-paid share of Series A Preferred Stock of the Registrant. The terms of the Series A Preferred Stock of the Registrant are identical in all material respects to the terms of the Old Hawk preferred stock.

     The 1995 Helsel Merger. In June 1995, Helsel became a wholly-owned subsidiary of the Registrant by merging with a subsidiary of the Registrant. Pursuant to the terms of that merger, each outstanding share of common stock of Helsel was converted into shares of the Class A Common Stock of the Registrant at an exchange ratio based on an independent valuation. Each outstanding share of the preferred stock of Helsel was surrendered in exchange for one fully paid share of Series B Preferred Stock of the Registrant. The terms of the Series B Preferred Stock of the Registrant are identical in all material respects to the terms of the Helsel preferred stock.

     The 1995 Refinancing. During the refinancing of the Registrant on June 30, 1995, the Registrant issued warrants to purchase up to 1,023,793 shares (subject to adjustment) of Class B Common Stock to its subordinated lenders in connection with their purchase of a total of $30,000,000 of Senior Subordinated Notes.

     The Hutchinson Acquisition. In connection with its acquisition of Hutchinson, the Registrant issued certain 8.0% two-year notes in the aggregate principal amount of $1.5 million, of which up to $500,000 of the principal balance thereof outstanding on the effective date of the Offering is convertible at the option of the holders thereof into shares of Class A Common Stock at the public offering price of the Class A Common Stock.


     Preferred Share Purchase Right. In January 1998, the Company declared a dividend of one preferred share purchase right for each share of Common Stock outstanding.



     Common Stock. In January 1998, each share of Common Stock was split 3.2299-for-one.



     Exemptions from Registration. The sales of Preferred Stock, Class A Common Stock and warrants described above were each made pursuant to an exemption from registration under Section 4(2) of the Securities Act. The issuance of the preferred share purchase right was exempt from registration because the issuance did not constitute a sale of securities requiring registration under the Securities Act, and the Common Stock split did not constitute a sale of securities requiring registration under the Securities Act or was exempt from registration pursuant to Section 3(a)(9) of the Securities Act. The certificates representing the shares of Preferred Stock, Common Stock and the warrants are restricted as to transfer and legended to describe such restrictions. No underwriters were involved in such transactions.


     Issuances Concurrent with the Offering. Concurrently with the effective date of the Offering, the Registrant will issue 1,023,793 shares of Class B Common Stock (which will be automatically converted on a one-for-one basis into shares of Class A Common Stock at the time of the Offering) upon the exercise of certain warrants held by the Selling Stockholders pursuant to an exemption from registration under Section 4(2) of the Securities Act. As of the closing of the Offering, pursuant to the Section 4(2) exemption, the Registrant will (1) exchange the shares of Series B and Series C Preferred Stock owned beneficially and of record by Norman C. Harbert, Ronald E. Weinberg and Byron S. Krantz for an equal number of shares of Series D Preferred Stock, and (2) grant to various directors and employees of the Registrant options to purchase an aggregate of 310,000 shares of Class A Common Stock pursuant to the Registrant's 1997 Plan.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits: See the Exhibit Index following the signature page to this Registration Statement.

     (b) Financial Statement Schedules: All schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions or are not applicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the

Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on April 21, 1998.


                                          HAWK CORPORATION

                                          By: /s/    THOMAS A. GILBRIDE
                                            ------------------------------------
                                                    Thomas A. Gilbride,
                                                   Vice President-Finance


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.



               NORMAN C. HARBERT*                 Chairman of the Board, Chief
------------------------------------------------    Executive Officer, President and
               Norman C. Harbert                    Director (principal executive
                                                    officer)

              RONALD E. WEINBERG*                 Vice-Chairman of the Board,
------------------------------------------------    Treasurer and Director
               Ronald E. Weinberg                   (principal financial officer)

             /s/ THOMAS A. GILBRIDE               Vice President - Finance               April 21, 1998
------------------------------------------------    (principal accounting officer)
               Thomas A. Gilbride

              /s/ BYRON S. KRANTZ                 Secretary and Director                 April 21, 1998
------------------------------------------------
                Byron S. Krantz

                PAUL R. BISHOP*                   Director
------------------------------------------------
                 Paul R. Bishop

               DAN T. MOORE, III*                 Director
------------------------------------------------
               Dan T. Moore, III

            WILLIAM J. O'NEILL, JR.*              Director
------------------------------------------------
            William J. O'Neill, Jr.

            *By: /s/ BYRON S. KRANTZ                                                     April 21, 1998
   ------------------------------------------
                Byron S. Krantz
                Attorney-in-Fact

                                 EXHIBIT INDEX


 EXHIBIT                            DESCRIPTION
 -------                            -----------
 1.1        Form of Underwriting Agreement
 2.1***     Stock Purchase Agreement, dated November 7, 1996, among the
            Registrant, Timothy Houghton, CFB Venture Fund II, L.P.,
            MorAmerica Capital Corporation, Community Investment
            Partners II, L.P. and St. Louis Community Foundation setting forth the terms of the Hutchinson acquisition (omitting
            certain exhibits and schedules setting forth the forms of
            opinions of counsel, relating to the purchase price
            adjustment mechanism and relating to the business of
            Houghton Acquisition Corporation d.b.a. Hutchinson Foundry
            Products Company, which the Registrant undertakes to furnish supplementally to the Commission upon request)
 2.2****    Asset Purchase Agreement, dated as of July 10, 1997, by and among the Registrant, Sinterloy, Inc. and Robert G. Sierks setting forth the terms of the Sinterloy acquisition
            (omitting the exhibits and schedules setting forth the form of various ancillary documents and relating to the business of Sinterloy, which the Registrant undertakes to furnish
            supplementally to the Commission upon request)
 3.1        Form of the Registrant's Second Amended and Restated
            Certificate of Incorporation
 3.2**      Form of the Registrant's Amended and Restated By-laws
 4.1**      Specimen temporary Class A Common Stock certificate
 4.2**      Form of Rights Agreement between the Registrant and
            Continental Stock Transfer & Trust Company, as Rights Agent
 4.3***     Indenture, dated as of November 27, 1996, by and among the
            Registrant, Friction Products Co., Hawk Brake, Inc., Logan
            Metal Stampings, Inc., Helsel, Inc., S.K. Wellman Holdings,
            Inc., S.K. Wellman Corp., Wellman Friction Products U.K.
            Corp., Hutchinson Products Corporation, and Bank One Trust
            Company, NA, as Trustee
 4.4***     Form of 10 1/4% Senior Note due 2003
 4.5***     Form of Series B 10 1/4% Senior Note due 2003
 4.6***     Stockholders' Voting Agreement, effective as of November 27,
            1996, by and among the Registrant, Norman C. Harbert, the
            Harbert Family Limited Partnership, Ronald E. Weinberg, the
            Weinberg Family Limited Partnership, Byron S. Krantz and the
            Krantz Family Limited Partnership
 4.7**      Letter agreement, dated January 5, 1998, amending the
            Stockholders' Voting Agreement, effective as of November 27,
            1996, by and among the Registrant, Norman C. Harbert, the
            Harbert Family Limited Partnership, Ronald E. Weinberg, the
            Weinberg Family Limited Partnership, Byron S. Krantz and the
            Krantz Family Limited Partnership
 5.1**      Opinion of Kohrman Jackson & Krantz P.L.L. as to the
            validity of the Class A Common Stock being registered
10.1**      The Registrant's 1997 Stock Option Plan
10.2**      Form of Incentive Stock Option Agreement
10.3**      Form of Non-Statutory Stock Option Agreement
10.4***     Employment Agreement, dated as of November 1, 1996, between the Registrant and Norman C. Harbert
10.5***     Wage Continuation Agreement, effective as of June 30, 1995, between the Registrant and Norman C. Harbert
10.6***     Letter agreement, dated November 1, 1996, amending the Wage
            Continuation Agreement, effective as of June 30, 1995,
            between the Registrant and Norman C. Harbert
10.7***     Employment Agreement, dated as of November 1, 1996, between the Registrant and Ronald E. Weinberg
10.8***     Wage Continuation Agreement, effective as of June 30, 1995, between the Registrant and Ronald E. Weinberg

 EXHIBIT                            DESCRIPTION
 -------                            -----------
10.9***     Letter agreement, dated November 1, 1996, amending the Wage
            Continuation Agreement, effective as of June 30, 1995,
            between the Registrant and Ronald E. Weinberg
10.10***    Employment Agreement, dated July 1, 1994, between Helsel,
            Inc. and Jess F. Helsel
10.11***    Consulting Agreement, dated July 1, 1994, between Helsel,
            Inc. and Jess F. Helsel
10.12**     Letter agreement, dated as of June 1997, amending the
            Employment Agreement and the Consulting Agreement, each
            dated July 1, 1994, between Helsel, Inc. and Jess F. Helsel
10.13**     Employment Agreement, dated January 2, 1997, between the
            Registrant and Timothy J. Houghton
10.14***    Promissory Note, dated July 1, 1994, in the principal amount of $500,000, issued by the Registrant to Helco, Inc.
10.15***    Form of the Promissory Notes, each dated June 30, 1995,
            issued by each of Norman C. Harbert, Ronald E. Weinberg,
            Byron S. Krantz and Douglas D. Wilson to the Registrant
10.16***    Letter agreement, dated October 1, 1996, amending the
            Promissory Notes, each dated June 30, 1995, issued by each of Norman C. Harbert, Ronald E. Weinberg, Byron S. Krantz
            and Douglas D. Wilson to the Registrant
10.17**     Form of Convertible Promissory Note, dated January 2, 1997, in the aggregate principal amount of $1.5 million, issued by the Registrant to each of Timothy Houghton, CFB Venture Fund
            II, L.P., MorAmerica Capital Corporation, Community
            Investment Partners II, L.P. and St. Louis Community
            Foundation
10.18***    Credit Agreement, dated as of November 27, 1996, among
            Friction Products Co., Hawk Brake, Inc., Logan Metal
            Stampings, Inc., Helsel, Inc., S.K. Wellman Holdings, Inc.,
            S.K. Wellman Corp., Wellman Friction Products U.K. Corp. and
            Hutchinson Products Corporation, as Borrowers, and the
            Registrant, as Funds Administrator, and BT Commercial
            Corporation, as Lender and Agent (omitting certain exhibits and schedules setting forth the form of various ancillary
            documents and relating to the business of the Registrant,
            which omitted exhibits and schedules the Registrant
            undertakes to furnish supplementally to the Commission upon request)
10.19***    General Security Agreement, dated as of November 27, 1996, made by Friction Products Co., Hawk Brake, Inc., Logan Metal
            Stampings, Inc., Helsel, Inc., S.K. Wellman Holdings, Inc.,
            S.K. Wellman Corp., Wellman Friction Products U.K. Corp. and
            Hutchinson Products Corporation in favor of BT Commercial
            Corporation, as Agent
10.20***    Trademark Security Agreement, dated as of November 27, 1996, made by S.K. Wellman Corp. in favor of BT Commercial
            Corporation, as Agent
10.21***    Trademark Security Agreement, dated as of November 27, 1996, made by Friction Products Co. in favor of BT Commercial
            Corporation, as Agent
10.22***    Patent Security Agreement, dated as of November 27, 1996,
            made by S.K. Wellman Corp. in favor of BT Commercial
            Corporation, as Agent
10.23***    Patent Security Agreement, dated as of November 27, 1996,
            made by Friction Products Co. in favor of BT Commercial
            Corporation, as Agent
10.24***    Agency and Contribution Agreement, dated as of November 27,
            1996, among the Registrant, as Funds Administrator, and
            Friction Products Co., Hawk Brake, Inc., Logan Metal
            Stampings, Inc., Helsel, Inc., S.K. Wellman Holdings, Inc.,
            S.K. Wellman Corp., Wellman Friction Products U.K. Corp. and
            Hutchinson Products Corporation, as Borrowers
10.25*****  Assumption and Joinder Agreement, dated as of August 1,
            1997, between Sinterloy Corporation and BT Commercial
            Corporation, as Agent
10.26*****  Substituted and Restated Revolving Note, dated as of August
            1, 1997, in the principal amount of up to $25,000,000, made by Friction Products Co., Hawk Brake, Inc., Logan Metal
            Stampings, Inc., Helsel, Inc., S.K. Wellman Holdings, Inc.,
            S.K. Wellman Corp., Wellman Friction Products U.K. Corp.,
            Hutchinson Products Corporation and Sinterloy Corporation in
            favor of BT Commercial Corporation, as Agent

 EXHIBIT                            DESCRIPTION
 -------                            -----------
10.27**     Form of Termination Agreement terminating the Wage
            Continuation Agreement, effective as of June 30, 1995, as
            amended, between the Registrant and Ronald E. Weinberg
10.28**     Form of Amended and Restated Wage Continuation Agreement
            between the Registrant and Norman C. Harbert
21.1**      Subsidiaries of the Registrant
23.1**      Consent of Kohrman Jackson & Krantz P.L.L. (included in its opinion filed as Exhibit 5.1 hereto)
23.2        Consents of Ernst & Young LLP
23.3        Consent of Coopers & Lybrand L.L.P.
24.1**      Reference is made to the Signatures section of this
            Registration Statement for the Power of Attorney contained therein


---------------

   * To be filed by amendment.

  ** Previously filed.

 *** Incorporated by reference to the Registrant's Registration Statement on Form S-4 (Reg. No. 333-18433), as filed with the Commission on December 20, 1996.

 **** Incorporated by reference to the Registrant's Form 8-K (Reg. No.
      333-18433), as filed with the Commission on July 16, 1997.

***** Incorporated by reference to the Registrant's Form 10-Q for the quarterly period ended June 30, 1997 (Reg. No. 333-18433), as filed with the Commission on August 14, 1997.